Exhibit 4.11

INDENTURE

Dated as of June 28, 2021 Between

PAYSAFE FINANCE PLC and PAYSAFE HOLDINGS (US) CORP., as the Issuers, and

the Guarantors named herein, and

LUCID TRUSTEE SERVICES LIMITED,

as Trustee, and

LUCID TRUSTEE SERVICES LIMITED,

as Security Agent, and

THE BANK OF NEW YORK MELLON, LONDON BRANCH,

as Dollar Paying Agent and Euro Paying Agent and

THE BANK OF NEW YORK MELLON SA/NV, DUBLIN BRANCH

as Dollar Transfer Agent, Euro Transfer Agent and Registrar

4.00 % SENIOR SECURED NOTES DUE 2029

3.00% SENIOR SECURED NOTES DUE 2029

Article 5
Successors		148

Section 5.01.	Merger, Consolidation or Sale of All or Substantially All Assets.	148
Section 5.02.	Successor Person Substituted.	151

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Article 11
Satisfaction and Discharge		189

Section 11.01.	Satisfaction and Discharge.	189
Section 11.02.	Application of Trust Money.	191

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EXHIBITS

Exhibit A	PROVISIONS RELATING TO THE NOTES
Exhibit A-1	FORM OF DOLLAR NOTE
Exhibit A-2	FORM OF EURO NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Exhibit E	AGREED SECURITY PRINCIPLES

v

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SCHEDULES

Schedule 1	Issue Date Security Documents

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INDENTURE, dated as of June 28, 2021, among Paysafe Finance PLC, a public limited company incorporated under the laws of the United Kingdom (the “UK Co-Issuer”) and Paysafe Holdings (US) Corp., a Delaware corporation (the “U.S. Co-Issuer” and, together with the UK Co-Issuer, the “Issuers”), Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda (the “Parent”), Paysafe Group Holdings II Limited (“Holdings”), the Subsidiary Guarantors (as defined herein) listed on the signature pages hereto (together with Holdings, the “Guarantors”), Lucid Trustee Services Limited, as Trustee, Lucid Trustee Services Limited, as Security Agent, The Bank of New York Mellon, London Branch, as Dollar Paying Agent and Euro Paying Agent and The Bank of New York Mellon SA/NV, Dublin Branch as Dollar Transfer Agent and Euro Transfer Agent and Registrar.

W I T N E S E T H

WHEREAS, the Issuers have duly authorized the creation of an issue of $400,000,000 aggregate principal amount of the Issuers’ 4.00% senior secured notes due 2029 (the “Initial Dollar Notes”) and an issue of €435,000,000 aggregate principal amount of the Issuers’ 3.00% senior secured notes due 2029 (the “Initial Euro Notes” and, together with the Initial Dollar Notes, the “Initial Notes” and each, a “Series of Notes”);

WHEREAS, the Issuers and each of the Guarantors has duly authorized the execution and delivery of this Indenture (as defined herein).

NOW, THEREFORE, the Issuer, each of the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein).

Article 1
Definitions and Incorporation by Reference

Section 1.01. Definitions.

“144A Global Note” means a Global Note, substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, as the case may be, bearing the Dollar Global Note Legend or the Euro Global Note Legend, as applicable, and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes sold in reliance on Rule 144A.

“Accounting Change” has the meaning set forth in the definition of “GAAP.”

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred or

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assumed in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Dollar Notes” means any additional Dollar Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02, 2.03 and 4.06.

“Additional Euro Notes” means any additional Euro Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02, 2.03 and 4.06.

“Additional Notes” means, individually and collectively, each of the Additional Dollar Notes and the Additional Euro Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. No Person shall be an “Affiliate” of Parent or any Subsidiary solely because it is an unrelated portfolio operating company of an Investor. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Holder” means, at any time, any Holder that is a direct or indirect holding company of Parent or an Investor (including portfolio companies of the Investors notwithstanding the exclusion in the definition of “Investors”) (other than Parent or any of its Subsidiaries and other than any Debt Fund Affiliate) or a Non-Debt Fund Affiliate of an Investor at such time.

“Agent” means any Registrar, any Paying Agent, any Transfer Agent, any applicable Authentication Agent, co registrar or additional paying agent. For the avoidance of doubt, none of the Issuers or any of their Affiliates shall be deemed to be an “Agent” for the purposes of this Indenture.

“Agreed Security Principles” means the agreed security principles appended hereto as Exhibit E.

“Applicable Indebtedness” has the meaning set forth in the definition of “Weighted Average Life to Maturity.”

“Applicable Asset Sale Percentage” means, (1) 100.0% if the Consolidated First Lien Debt Ratio of Parent and its Restricted Subsidiaries shall be greater than 4.20 to 1.00 for, at the option of Parent, (A) Parent’s most recently ended four full fiscal quarters

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or (B) Parent’s most recently ended 12 months for which internal financial statements are available immediately preceding the date of the applicable Asset Sale, (2) 50.0% if the Consolidated First Lien Debt Ratio of Parent and its Restricted Subsidiaries shall be less than or equal to 4.20 to 1.00 and greater than 3.70 to 1.00 for, at the option of Parent, (A) Parent’s most recently ended four full fiscal quarters or (B) Parent’s most recently ended 12 months for which internal financial statements are available immediately preceding the date of the applicable Asset Sale and (3) 0.0%, if the Consolidated First Lien Debt Ratio of Parent and its Restricted Subsidiaries shall be less than or equal to 3.70 to 1.00, in each case, for, at the option of Parent, (A) Parent’s most recently ended four full fiscal quarters or (B) Parent’s most recently ended 12 months for which internal financial statements are available immediately preceding the date of the applicable Asset Sale and, in each case, calculated after giving pro forma effect to such Asset Sale.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, redemption of, or notice with respect to beneficial interests in any Global Note or the redemption or repurchase of any Global Note, the rules and procedures of DTC, the applicable Depositary, Euroclear and/or Clearstream that apply to such transfer, exchange, redemption or repurchase.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of Parent or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with, or in a manner not prohibited by, Section 4.06), whether in a single transaction or a series of related transactions; in each case, other than:

(i) (x) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, non-core, surplus, damaged, unnecessary, unsuitable or worn out equipment, inventory or other property or any disposition of inventory, goods or other assets held for sale or no longer used or useful, or economically practical to maintain in the conduct of the business of Parent or any of its Restricted Subsidiaries and (y) write-off or write-down of any recoupable loans or advances;

(ii) the disposition of all or substantially all of the assets of Parent or any Restricted Subsidiary in a manner permitted pursuant to or not prohibited by Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(iii) (x) any Permitted Investment and the making of any Restricted Payment that is permitted to be made, and is made,

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under Section 4.04, and the making of any Permitted Payment or (y) any disposition the proceeds of which are used to fund or make Restricted Payments, Permitted Payments or Permitted Investments;

(iv) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with a fair market value of less than the greater of (x) $25.0 million and (y) 5.0% of LTM EBITDA;

(v) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Parent or by Parent or a Restricted Subsidiary to a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(vi) any swap or exchange of like property for use in a Similar Business;

(vii) (x) the lease, assignment, sub-lease, license, sub-license or cross-license of any real or personal property in the ordinary course of business or consistent with industry practices or (y) any dispositions and/or terminations of leases, sub-leases, licenses or sub-licenses (including the provision of software under an open source license), which (A) do not materially interfere with the business of Parent and its Subsidiaries (taken as a whole) or (B) relate to closed facilities or the discontinuation of any product or service line;

(viii) any issuance, disposition or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(ix) foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such Casualty Event;

(x) dispositions or discounts without recourse of accounts receivable, or participations therein, or Securitization Assets or related assets, or any disposition of the Equity Interests in a Subsidiary, all or substantially all of the assets of which are

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Securitization Assets, in each case in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof;

(xi) any financing transaction with respect to property built or acquired by Parent or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(xii) the sale, discount or other disposition of inventory, accounts receivable, notes receivable, equipment or other assets in the ordinary course of business or consistent with past practice or the conversion of accounts receivable to notes receivable;

(xiii) the licensing, sub-licensing or cross-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practices;

(xiv) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practices;

(xv) the unwinding or termination of any Hedging Obligations;

(xvi) sales, transfers and other dispositions of Investments in joint ventures or non-Wholly Owned Subsidiary to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xvii) the lapse, cancellation or abandonment of intellectual property rights, which in the reasonable good faith determination of Parent are not material to the conduct of the business of Parent and its Restricted Subsidiaries taken as a whole, or are no longer used or useful or economically practicable or commercially reasonable to maintain;

(xviii) the granting of a Lien that is permitted under Section 4.09;

(xix) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

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(xx) dispositions in connection with or that constitute Permitted Intercompany Activities and related transactions;

(xxi) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any net Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Proceeds of an Asset Sale, and such Net Proceeds shall be applied in accordance with Section 4.07;

(xxii) any disposition to a Captive Insurance Subsidiary;

(xxiii) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 4.04(b)(x);

(xxiv) the disposition of any assets (including Equity Interests) (i) acquired in a transaction after the Issue Date, which assets are not used or useful in the core or principal business of Parent and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of Parent to consummate any acquisition;

(xxv) any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by Parent or any Restricted Subsidiary to such Person;

(xxvi) any sale, transfer or other disposition to effect the formation of any Subsidiary that has been formed upon the consummation of a Division; provided that any disposition or other allocation of assets (including any Equity Interests of such Subsidiary) in connection therewith is otherwise not prohibited by this Indenture;

(xxvii) dispositions of real estate assets and related assets in the ordinary course of business or consistent with past practice in connection with relocation activities for employees, directors, officers, managers, members, partners, independent contractors or consultants of Parent, any direct or indirect parent entity of Parent or Subsidiary;

(xxviii) any dispositions of assets in connection with the closing or sale of an office in the ordinary course of business of Parent and its Subsidiaries, which consist of leasehold interests in the premises of such office, the equipment and fixtures located at

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such premises and the books and records relating exclusively and directly to the operations of such office;

(xxiv) the sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(xxx) dispositions with respect to real property built or acquired by the Parent or any Restricted Subsidiary, including pursuant to any Sale and Lease-Back Transaction or lease-leaseback transaction; provided that the fair market value of all real property so disposed of after the Issue Date shall not exceed the greater of (x) $90.0 million and (y) 20.0% of LTM EBITDA at any time.

In the event that a transaction (or a portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment, Permitted Payment or Permitted Investment, Parent, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments, Permitted Payments or Permitted Investments.

In the event that a transaction (or a portion thereof) meets the criteria of more than one of the categories of permitted Asset Sale described in clauses (i) through (xxx) above or the Net Proceeds of which are being applied in accordance with Section 4.07 the Issuers, in their sole discretion, may divide or classify, and may from time to time redivide and reclassify, such permitted Asset Sale (or any portion thereof) and will only be required to include the amount and type of such permitted Asset Sale in one or more of the above clauses or to apply the Net Proceeds of which in accordance with Section 4.07.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP as in effect on the Issue Date.

“Available RP Capacity Amount” means (a) the amount of Restricted Payments that may be made at the time of determination pursuant to clause (B) of Section 4.04(a)(i) and clauses (iv), (ix), (x) and (xi) of Section 4.04(b) minus (b) the sum of the amount of the Available RP Capacity Amount utilized by Parent or any Restricted Subsidiary to (1) make Restricted Payments in reliance on clause (B) of Section 4.04(a)(i) and clauses (iv), (ix), (x)) and (xi) of Section 4.04(b) and (2) incur Indebtedness pursuant to clause (xxv) of Section 4.06(b) and make Permitted Investments in reliance on clause (xxxvii) of the definition thereof, plus (c) the aggregate principal amount of Indebtedness prepaid prior to or substantially concurrently at such time, solely to the extent such Indebtedness was incurred pursuant to clause (xxv) of Section 4.06(b) (it being understood that the

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amount under this clause (c) shall only be available for use pursuant to clause (xxv) of Section 4.06(b)).

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, automatic clearinghouse transfer transactions, controlled disbursements, foreign exchange facilities, stored value cards, merchant services, electronic funds transfer and other cash management or similar arrangements, including any Operating Facility.

“Bankruptcy Law” means (a) Title 11 of the U.S. Code (as may be amended from time to time) or (b) any other law of the United States, England or the laws of any other relevant jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors.

“Blackstone Funds” means, individually or collectively, any investment fund, co-investment vehicle and/or other similar vehicles or accounts, in each case managed, advised or controlled by The Blackstone Group Inc. or one or more of its Affiliates, or any of their respective successors.

“Board” with respect to a Person means the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “director” means a member of the applicable Board.

“Business Day” means each day which is not a Legal Holiday.

“Business Expansion” means (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by Parent or a Restricted Subsidiary and (b) each creation or expansion into new markets (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Capital Requirement” means the minimum amount of regulatory capital (however described) each Regulated Entity is required to maintain pursuant to any applicable law, licensing condition or regulation (including, without limitation, pursuant to or in connection with the Isle of Man Financial Services Rule Book 2016, the Payment Services Regulations 2009, the Payment Services Regulations 2017, the Swiss Financial Market Infrastructure Act and/or the Mauritius Financial Services Act 2007), as amended and/or replaced from time to time, or the views, guidance or interpretation of any such laws, licensing condition or regulation of any Relevant Regulator.

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“Capital Stock” means:

(a) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary of Parent operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by Parent or any of its Subsidiaries, including their future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes or other national, regional or local tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) of this definition.

“Card Scheme” means any credit, debit, charge card or other similar scheme.

“Cash Equivalents” means:

(a) United States dollars;

(b) (i) Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the EMU; or (ii) in such other currencies held by Parent or any Restricted Subsidiary from time to time in the ordinary course of business or consistent with industry practice;

(c) securities or other direct obligations, issued or directly and fully and unconditionally guaranteed or insured by the United States of America, Canadian, Japanese, Australian, Swiss, Norwegian or United Kingdom governments, the

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European Union or any member state of the European Union or, in each case, any political subdivision, agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having combined capital and surplus of not less than $100 million (or the foreign currency equivalent as of the date of determination);

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d), (g), (h) and (i) of this definition and entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) of this definition;

(f) commercial paper and variable or fixed rate notes rated at least “P-2” by Moody’s or at least “A-2” by S&P or at least “F-2” by Fitch (or, if at any time none of Moody’s, S&P or Fitch rate such obligations, an equivalent rating from another Rating Agency), if each of the three named Rating Agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar funds having a rating of at least “P-2,” “A-2” or “F-2” from Moody’s, S&P or Fitch, respectively (or, if at any time none of Moody’s, S&P or Fitch rate such obligations, an equivalent rating from another Rating Agency);

(h) readily marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision, agency, public instrumentality or taxing authority thereof with maturities of 24 months or less from the date of acquisition;

(i) readily marketable direct obligations issued by, or unconditionally guaranteed by, any other nation or government or any political subdivision, agency, public instrumentality or taxing authority thereof, in each case (other than in the case of such obligations issued or guaranteed by any participating member state of the EMU) having an Investment Grade Rating from Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch rate such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “A” (or the equivalent thereof) or

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better by S&P or Fitch or “A2” (or the equivalent thereof) or better by Moody’s (or, if at any time none of Moody’s, S&P or Fitch rate such obligations, an equivalent rating from another Rating Agency);

(k) securities with maturities of 24 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) of this definition;

(l) Indebtedness or Preferred Stock issued by Persons with a rating of “BBB” or higher from S&P or Fitch or “Baa3” or higher from Moody’s (or, in each case, if at the time, neither is issuing comparable ratings, then a comparable rating of another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(m) bills of exchange issued in the United States of America (or any state or commonwealth thereof or the District of Columbia), Canada (or any province thereof), Japan, Australia, Switzerland, Norway, the United Kingdom, the European Union or any member state of the European Union or, in each case, any political subdivision, agency or instrumentality thereof, eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(n) interests in any investment company, money market, enhanced high yield fund or other investment fund investing at least 90% of its assets in currencies, instruments or securities of the types described in clauses (a) through (m) of this definition.

In addition, in the case of Investments by any Captive Insurance Subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of 12 months or less from the date of acquisition in issuers rated BBB- (or the equivalent thereof) or better by S&P or Fitch or Baa3 (or the equivalent thereof) or better by Moody’s, in each case at the time of such Investment and (b) any Investment with a maturity of more than 12 months that would otherwise constitute Cash Equivalents of the kind described in any of clauses (a) through (n) of this definition or clause (a) of this definition, if the maturity of such Investment was 12 months or less; provided that the effective maturity of such Investment does not exceed 15 years.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) of this definition, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

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“Casualty Event” means any event that gives rise to the receipt by Parent or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” means the occurrence of any of the following after the Issue Date (and excluding, for the avoidance of doubt, the Transactions):

(a) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder, an Issuer or any Guarantor; provided that such sale, lease, transfer, conveyance or other disposition shall not constitute a Change of Control unless any Person (other than any Permitted Holder or a Holding Company) or Persons (other than any Permitted Holders or a Holding Company) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Issue Date), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50%, on a fully diluted basis, of the total voting power of the Voting Stock of the transferee Person in such sale, lease, transfer, conveyance or other disposition of assets, as the case may be; or

(b) Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Issue Date), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date) of more than 50%, on a fully diluted basis, of the total voting power of the Voting Stock of Parent directly or indirectly through any of its direct or indirect parent holding companies, in each case, other than in connection with any transaction or series of transactions in which Parent shall become a Subsidiary of a Holding Company.

Notwithstanding the preceding paragraphs (a) and (b) or any provision of Rule 13d-3 or 13d-5 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock

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in connection with the transactions contemplated by such agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the Board of such parent entity and (iv) the right to acquire Voting Stock (as long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“CFC” means “controlled foreign corporation” within the meaning of Section 957 of the Code that is a Subsidiary of a domestic corporation (as defined in Section 7701(a)(30)) of the Code.

“Clearstream” means Clearstream Banking, a société anonyme or any successor clearing agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the rights, property and assets securing the Notes and the Guarantees pursuant to the initial Security Documents listed in Schedule 1 hereto and any rights, property or assets over which a Lien has been granted to secure the Obligations of the Issuers and the Guarantors under the Notes, the Guarantees and this Indenture.

“Common Depositary” means, with respect to the Euro Notes, a depositary common to Euroclear and Clearstream, being initially The Bank of New York Mellon, London Branch, until another Person has been appointed as Common Depositary by Euroclear and Clearstream with respect to the Euro Notes.

“consolidated” unless otherwise specifically indicated, when used with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including, without limitation, the amortization of capitalized fees or costs related to any Qualified Securitization Facility of such Person and the amortization of media, site and software development costs, intangible assets, content databases, internal labor costs, deferred financing fees or costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

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“Consolidated First Lien Debt Ratio” means, as of any date of determination, the ratio of (1)(a) Consolidated Total Indebtedness of the Parent and its Restricted Subsidiaries that is secured by Liens on the Collateral on a pari passu basis with the notes as of such date of determination minus Cash Equivalents that would be stated on the balance sheet of the Parent and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” and as determined in good faith by the Parent and (b) in connection with the incurrence of any Indebtedness pursuant to Section 4.06(a) or Section 4.06(b) or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens,” the Reserved Indebtedness Amount of the Parent and its Restricted Subsidiaries that is secured by Liens on the Collateral on a pari passu basis with the notes as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” and as determined in good faith by the Parent to (2) LTM EBITDA.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Financing Lease Obligations, and (v) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (o) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facilities, (p) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to any securities, (q) costs associated with obtaining Hedging Obligations, (r) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase or acquisition accounting in connection with the Transactions or any acquisition or other transaction, (s) penalties and interest relating to taxes, (t) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (u) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (v) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Issue Date or other transaction, (w) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified

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Securitization Facility, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (y) interest expense attributable to a parent entity resulting from push-down accounting and (z) any lease, rental or other expense in connection with a Non-Financing Lease Obligation; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (but excluding any interest capitalized, accrued, accreted or paid in respect of Subordinated Shareholder Funding); less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(a) any after tax effect of extraordinary, exceptional, infrequently occurring, non-recurring or unusual gains or losses (less all fees and expenses relating thereto, but including any extraordinary, exceptional, infrequently occurring, non-recurring or unusual operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, exceptional, infrequently occurring, non-recurring or unusual items), charges or expenses (including relating to any strategic initiatives), Transaction Expenses, restructuring and duplicative running costs, restructuring charges or reserves, relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that Parent or a Subsidiary or a parent entity of Parent had entered into with any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of Parent, a Subsidiary or a parent entity of Parent, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs or cost inefficiencies related to facility or property disruptions or shutdowns, signing, retention and completion bonuses, recruiting costs, costs incurred in connection with any strategic initiatives, transition costs, litigation and arbitration costs, charges, fees and expenses (including settlements), expenses in connection with one-time rate changes, costs incurred in connection with acquisitions, investments and dispositions (including travel and out-of-pocket costs,

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professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel) and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions, retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and costs, charges or expenses attributable to the implementation of cost-savings initiatives or operating expense reductions, product margin synergies and other synergies and similar initiatives and other expenses relating to the realization of synergies, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(b) at the election of Parent with respect to any quarterly period, the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12 Revenue from Contracts with Customers (Topic 606), IFRS 15 (Revenue from Contracts with Customers) or similar revenue recognition policies promulgated or that become effective after the Issue Date) during any such period shall be excluded;

(c) any net after tax effect of gains or losses on (i) disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, and any accretion or accrual of discontinued liabilities on the disposal of such disposed, abandoned and discontinued operation and (ii) facilities or distribution centers that have been closed during such period, as applicable, shall be excluded;

(d) any net after tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to (i) asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person or (ii) returned surplus assets of any pension plan, in each case other than in the ordinary course of business shall be excluded;

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions pursuant to clause (b) of the definition of “Excluded Contributions”) that are actually paid in Cash Equivalents (or to the extent converted, or having the ability to be converted, into Cash Equivalents), or that could, in the reasonable determination of Parent, have been distributed, to such Person or a Restricted Subsidiary thereof in respect of such period;

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(f) solely for the purpose of determining the amount available for Restricted Payments under clause (B)(1) of Section 4.04(a)(i), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in the Notes or this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release) or such restriction is not prohibited pursuant to Section 4.05; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted, or having the ability to be converted, into Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans and leases, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or other transaction or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(h) any after tax effect of income (loss) from the extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations, (iii) Non-Financing Lease Obligations or (iv) other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(j) any equity-based or non-cash compensation or similar charge or expense or reduction of revenue including any such charge, expense or amount

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arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity- or equity-based incentive programs (“equity incentives”), any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment plan, any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of Parent or any of its direct or indirect parent entities or subsidiaries), roll-over, acceleration, or payout of Equity Interests by future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or business partners of Parent or any of its direct or indirect parent entities or subsidiaries, and any cash awards granted to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or business partners of Parent and its Subsidiaries or any of its direct or indirect parent entities in replacement for forfeited awards, shall be excluded;

(k) any fees, costs, expenses, premiums or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses, premiums or charges related to (A) the offering and issuance of the Notes and other securities and the syndication and incurrence of any Credit Facilities (including the Senior Facilities) and (B) the rating of the Notes, other securities or any Credit Facilities by the Rating Agencies), issuance of Equity Interests of Parent or its direct or indirect parent entities, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and other securities and any Credit Facilities (including the Senior Facilities)) or other transaction and including, in each case, any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed, any Public Company Costs and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business Combinations and IFRS 3 (Business Combinations)), shall be excluded;

(l) accruals and reserves that are established or adjusted in connection with the Transactions or within 24 months after the closing of any acquisition or transaction that are so required to be established or adjusted as a result of such acquisition or transaction in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(m) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that

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such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(n) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation, IFRS 2 (Share-based Payment) or any other applicable accounting principle relating to the expensing of equity-related compensation, shall be excluded;

(o) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112; IAS 19 (Employee Benefits) and any other items of a similar nature, shall be excluded;

(p) the following items shall be excluded:

(i) any realized or unrealized net gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, IFRS 9 (Financial Instruments) or any other comparable applicable accounting standard;

(ii) any realized or unrealized net gain or loss (after any offset) resulting in such period from currency translation or transaction gains or losses including those related to currency remeasurements of Indebtedness and Non-Financing Lease Obligations (including any net loss or gain resulting from Hedging Obligations for currency exchange risk and those resulting from intercompany Indebtedness) and any other foreign currency translation or transactions gains and losses to the extent such gains or losses are non-cash items;

(iii) in the sole election of Parent, any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, IAS 37 (Provisions, Contingent Liabilities and Contingent Assets), IFRS 9 (Financial Instruments), IFRS 15 (Revenue from Contracts with Customers) or any comparable applicable accounting standard;

(iv) at the sole election of Parent with respect to any quarterly period, effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks;

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(v) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(vi) the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding; and

(q) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with clause (xx) of Section 4.04(b) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.04 only (other than clause (B)(4) of Section 4.04), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Parent and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Parent and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Parent or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (B)(4) of Section 4.04.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of: (a) the aggregate of: (i) Consolidated Secured Indebtedness of Parent and its Restricted Subsidiaries as of such date of determination; plus (ii) in connection with the incurrence of any Indebtedness pursuant to Section 4.06(a) or subclause (xii) of the proviso to clause (xii) of Section 4.06(b), the Reserved Indebtedness Amount of Parent and its Restricted Subsidiaries in respect of Indebtedness that would be included in the definition of Consolidated Secured Indebtedness, once incurred, as of such date of determination; minus cash and Cash Equivalents that would be stated on the balance sheet of Parent and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (and subject, for the avoidance of doubt, to the paragraphs contained in Section 1.07) and as determined in good faith by Parent; to (b) LTM EBITDA.

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“Consolidated Secured Indebtedness” means Consolidated Total Indebtedness of Parent and its Restricted Subsidiaries that is Secured Indebtedness.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of: (a) the aggregate of: (i) Consolidated Total Indebtedness of Parent and its Restricted Subsidiaries as of such date of determination; plus (ii) in connection with the incurrence of any Indebtedness pursuant to Section 4.06(a) or subclause (ii) of the proviso to clause (xii) of Section 4.06(b), the Reserved Indebtedness Amount of Parent and its Restricted Subsidiaries in respect of Indebtedness that would be included in the definition of “Consolidated Total Indebtedness” once incurred, as of such date of determination; minus (iii) cash and Cash Equivalents that would be stated on the balance sheet of Parent and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (and subject, for the avoidance of doubt, Section 1.07) and as determined in good faith by Parent; to (b) LTM EBITDA.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of: (a) the aggregate amount of all outstanding Indebtedness of Parent and its Restricted Subsidiaries on a consolidated basis, consisting of: (i) Indebtedness for borrowed money; (ii) Obligations in respect of Financing Lease Obligations; and (iii) debt obligations evidenced by bonds, notes, debentures, promissory notes and similar instruments, as determined in accordance with GAAP (excluding, for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, all obligations relating to Qualified Securitization Facilities and Non-Financing Lease Obligations and excluding (i) any Settlement Debt and Settlement Liabilities or any other liabilities in connection with Settlement Cash Balances or other Settlement Assets which would be treated as Indebtedness of the Group and (ii) the effects of any discounting of Indebtedness resulting from the application of repurchase or purchase or acquisition accounting in connection with the Transactions or any acquisition or other transaction); and (b) in connection with the incurrence of any Indebtedness pursuant to Section 4.06(a) or Section 4.06(b)(xii), the aggregate amount of all outstanding Disqualified Stock of Parent and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, provided, that Consolidated Total Indebtedness shall not include Indebtedness in respect of: (A) any letter of credit, except to the extent of unreimbursed amounts under standby letters of credit, provided that any unreimbursed amounts under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn and (B) Hedging Obligations. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if: (i) such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and (ii) such price is based upon, or measured by, the fair market value of such Disqualified

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Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by Parent. The Currency Equivalent principal amount of any Indebtedness denominated in a foreign currency may (at the election of Parent) reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Currency Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds:

(i) for the purchase or payment of any such primary obligation; or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than the Investors, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Parent and/or other companies.

“Corporate Trust Office” means the office of the Trustee at which any time its corporate trust business related to this Indenture shall be administered, which office at the date hereof is Lucid Trustee Services Limited, 6th Floor, No 1 Building 1-5 London Wall Buildings, London Wall, London, EC2M 5PG United Kingdom, Attention: Lucid Agency and Trustee Services Limited, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facilities” means, with respect to Parent or any of its Restricted Subsidiaries, one or more debt facilities, including this Indenture, the Senior Facilities, or other financing arrangements (including, without limitation, commercial paper facilities, agreements or indentures) providing for revolving credit loans, term loans, letters of

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credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures, agreements, credit facilities or commercial paper facilities that replace, refund, supplement, extend, amend, restate or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental, extending, amended, restating or refinancing facility, arrangement, agreement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 4.06(a)) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders or investors.

“Cumulative Retained Asset Sale Proceeds” means the cumulative portion (since the Issue Date) of the Net Proceeds of Asset Sales not applied or not required to be applied pursuant to Section 4.07(b) due to the Applicable Asset Sale Percentage being less than 100.0%.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis (since the Issue Date) of “Excess Cash Flow” (as defined in the Senior Facilities Agreement) not required to be applied to prepay loans under the Senior Facilities in accordance with the Senior Facilities Agreement.

“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year; provided that, subject to customary conditions, such bridge loans would either be converted into or required to be exchanged for permanent financing in the form of a loan, note, security or other Indebtedness (a) the Weighted Average Life to Maturity of which is not shorter than the Weighted Average Life to Maturity of the notes and (b) the final maturity date of which is not earlier than the maturity date of the notes, in each case, on the date of the incurrence of such bridge loans.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Currency Equivalent” means, with respect to any monetary amount in a currency (the “second currency”) other than a specified currency (the “first currency”), at any time for determination thereof, the amount of the first currency obtained by converting the amount of the second currency into the first currency at, at the sole election of Parent:

(a) the spot rate for the purchase of the first currency with the second currency as published in The Wall Street Journal in the “Exchange Rates” column

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under the heading “Currency Trading” on the date two Business Days prior to such determination;

(b) the spot rate for the purchase of the first currency with the second currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the Issue Date;

(c) the average exchange rate for the purchase of the first currency with the second currency over any period reasonably selected by Parent and not exceeding 12 months; or

(d) for purposes of determining compliance with any restriction on the incurrence of Indebtedness, Disqualified Stock, Preferred Stock or other financing liabilities or determining the principal amount outstanding of Indebtedness, Disqualified Stock, Preferred Stock or other financing liabilities:

(i) such rate reflecting:

(A) the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Currency Equivalent principal amount of such Indebtedness, Disqualified Stock, Preferred Stock or other financing liability; or

(B) the relevant currency exchange rate in effect on the date:

(1) such Indebtedness, Disqualified Stock, Preferred Stock or other financing liability was committed;

(2) such Indebtedness, Disqualified Stock, Preferred Stock or other financing liability was incurred; or

(3) the definitive documentation in respect of such Indebtedness, Disqualified Stock, Preferred Stock or other financing liability was executed, in each case as determined in good faith by Parent; or

(ii) to the extent refinancing or replacing any existing or previous Indebtedness, Disqualified Stock, Preferred Stock or financing liability, such rate as used to permit the incurrence or issuance of the Indebtedness, Disqualified Stock, Preferred Stock or financing liability being refinanced or replaced.

“CVC Funds” means, individually or collectively, any investment fund, co-investment vehicle and/or other similar vehicles or accounts, in each case managed, advised or controlled by CVC or one or more of its Affiliates, or any of their respective successors.

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“Debt Fund Affiliate” means (i) any fund or client managed by, or under common management with GSO Capital Partners LP, Blackstone Real Estate Special Situations Advisors L.L.C. and Blackstone Tactical Opportunities Fund L.P., (ii) any fund or client managed by an adviser within the credit focused division of The Blackstone Group Inc. or Blackstone ISG-I Advisors L.L.C., (iii) The Blackstone Strategic Opportunity Funds (including masters, feeders, on-shore, offshore and parallel funds), (iv) funds and accounts managed by Blackstone Alternative Solutions, L.L.C. or its Affiliates, (v) CVC Credit Partners Group Holding Foundation and its direct or indirect Subsidiaries and any funds or entities managed or advised by them from time to time and (vi) any other Affiliate of the Investors or Parent that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured or waived prior to becoming an Event of Default.

“Definitive Registered Notes” means, individually and collectively, each of the Dollar Definitive Registered Notes and the Euro Definitive Registered Notes.

“Depositary” means the Dollar Note Depositary or the Euro Note Depositary, as applicable.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuers and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, conversion or repurchase of or collection or payment on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of Cash Equivalents in compliance with Section 4.07.

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“Designated Preferred Stock” means Preferred Stock of Parent or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Parent or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (B) of Section 4.04(a)(i).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Parent or any direct or indirect parent of Parent having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Parent or any direct or indirect parent of Parent shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of Parent or any direct or indirect parent of Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock of such Person or any direct or indirect parent entity thereof that would not otherwise constitute Disqualified Stock, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Capital Stock of such Person or as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of Parent or its Subsidiaries or by any such plan to such future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries or a direct or indirect parent entity of Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability or otherwise in accordance with any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, member, partner, manager or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which Parent or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Parent or any direct or indirect parent of Parent, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be

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repurchased by Parent or its Subsidiaries or any direct or indirect parent of Parent or in order to satisfy applicable statutory or regulatory obligations.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“E-Money Directive” means Directive 2009/110/EC of the European Parliament and of the Council of 16 September 2009 on the taking up, pursuit and prudential supervision of the business of electronic money institutions amending Directives 2005/60/EC and 2006/48/EC and repealing Directive 2000/46/EC.

“Dollar Note Depositary” means, with respect to the Dollar Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.04 as the Depositary with respect to the Dollar Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Dollar Notes” means the Initial Dollar Notes and more particularly means any Dollar Note authenticated and delivered under this Indenture. Unless the context requires otherwise, all references to “Dollar Notes” for all purposes of this Indenture shall include any Additional Dollar Notes that are actually issued and authenticated. The Initial Dollar Notes issued by the Issuers and any Additional Dollar Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth herein.

“DTC” means The Depositary Trust Company or any successor clearing agency thereto.

“DTC Custodian” means, with respect to the Dollar Notes, a custodian to DTC.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case (other than with respect to clauses (viii), (xi) and the applicable pro forma adjustments in clause (xv)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) (A) provision for taxes based on income, profits or capital, including, without limitation, federal, state, municipal, foreign, franchise and similar taxes and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (B) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for

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such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with clause (xx) of Section 4.04(b) and (iii) the net tax expense associated with any adjustments made pursuant to clauses (a) through (q) of the definition of “Consolidated Net Income”; plus

(ii) Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on Hedging Obligations or other derivative instruments, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (a)(o) through (z) in the definition thereof); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) the amount of any equity-based or non-cash compensation charges or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights; plus

(v) any other non-cash charges, expenses or losses, including non-cash losses on the sale of assets and any write-offs or write-downs reducing Consolidated Net Income for such period and any non-cash expense relating to the vesting of warrants (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) Parent may elect not to add back such non-cash charge in the current period and (B) to the extent Parent elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(vi) the amount of any non-controlling interest or minority interest expense or any expense or deduction attributable to non-controlling or minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(vii) the amount of (x) Board fees, management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities, costs and expenses paid or accrued in such period to the Investors or otherwise to any member of the Board of Parent, any Subsidiary of Parent or any direct or indirect parent of Parent, any Permitted Holder or any Affiliate of a Permitted Holder, (y) the amount of payments made to option holders of Parent or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option

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holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in this Indenture and (z) any fees and other compensation paid to the members of the Board of Parent or any of its parent entities; plus

(viii) the amount of pro forma “run rate” (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions) cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA pursuant to contracted pricing (at the highest contracted rate) related to mergers, amalgamations and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements and expense reductions, cost savings initiatives, new or revised contracts, discontinued operations, operational changes, Business Expansions and other similar transactions or initiatives (including the modification and renegotiation of contracts and other arrangements) that are reasonably identifiable and factually supportable and projected by Parent in good faith to result from actions that have been taken or with respect to which substantial steps have been taken (in each case, including from any steps or actions taken in whole or in part prior to the Issue Date or the applicable consummation date of such transaction, initiative or event) or are expected to be taken (in the good faith determination of Parent) within 36 months after any such transaction, initiative, contract or event is consummated or entered into, net of the amount of actual benefits realized during such period from such actions, in each case, calculated on a pro forma basis as though such cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA pursuant to contracted pricing (at the highest contracted rate) had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA pursuant to contracted pricing (at the highest contracted rate) were realized on the first day of the applicable period for the entirety of such period; provided that no cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA pursuant to contracted pricing (at the highest contracted rate) shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period; plus

(ix) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

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(x) any costs or expense incurred by Parent or a Restricted Subsidiary or a parent entity of Parent pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement; plus

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) of this definition for any previous period and not added back; plus

(xii) any losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto) (i) from disposed, abandoned or discontinued operations, (ii) in respect of facilities no longer used or useful in the conduct of the business of Parent or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (iii) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by Parent; plus

(xiii) at the option of Parent with respect to any applicable period, an amount equal to the net change in deferred revenue at the end of such period from the deferred revenue at the end of the previous period; plus

(xiv) compensation expense attributable to positive investment income with respect to funded deferred compensation account balances; plus

(xv) adjustments, exclusions and add-backs (x) used in connection with or reflected in the calculation of “Pro Forma EBITDA” (or any similar or equivalent term) as contained in this offering memorandum to the extent such adjustments continue to be applicable during the period in which EBITDA is being calculated and other adjustments, exclusions and add-backs of a similar nature to the foregoing, in each case applied in good faith by Parent and (y) identified or set forth in any quality of earnings report or analysis prepared by independent registered public accountants of recognized national or international standing or any other accounting or valuation firm in connection with any acquisition, merger, consolidation, Investment or other transaction not prohibited by this Indenture; plus

(xvi) the amount of any gains or losses arising from embedded derivatives in the customer contracts of Parent or a Restricted Subsidiary and any gain or loss attributable to mark-to- market adjustments in the

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valuation of pension liabilities, including actuarial gain or loss on pension and post-retirement plans, curtailments and settlements; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains (including non-cash gains on the sale of assets) increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(ii) any Net Income from disposed, abandoned, closed or discontinued operations or attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by Parent; plus

(iii) the reduction in compensation expense attributable to investment loss with respect to funded deferred compensation account balances; plus

(iv) claims paid by Parent or any Captive Insurance Subsidiary and administrative expenses paid to any Captive Insurance Subsidiary; and

(c) increased or decreased (without duplication) by, as applicable, any non-cash adjustments resulting from the application of FASB Interpretation No. 45 Guarantees, IAS 37 (Provisions, Contingent Liabilities and Contingent Assets), IFRS 9 (Financial Instruments) or any comparable applicable accounting standard.

“Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, the Security Agent or any Agent, or another method or system specified by the Trustee, the Security Agent or any Agent as available for use in connection with the services the Trustee, the Security Agent or any Agent provides hereunder.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“End Users” means any person holding or otherwise beneficially entitled to the proceeds of any e-wallet or other account provided or otherwise made available by any members of the Group (including, without limitation, any customer which has accepted the terms and conditions, from time to time, in respect of such account), but excluding any merchant selling any product and/or service which utilizes the payment processing services provided by any member of the Group.

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“English Guarantors” means each of Paysafe Group Holdings II Limited, Paysafe Group Holdings III Limited and Paysafe Holdings UK Limited.

“equity incentives” has the meaning set forth in the definition of “Consolidated Net Income.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock (excluding Disqualified Stock) of Parent or any of its direct or indirect parent companies, other than:

(a) public offerings with respect to Parent’s or any direct or indirect parent company’s common equity registered on Form S-8;

(b) issuances to any Subsidiary of Parent; and

(c) any such public or private sale or issuance that constitutes an Excluded Contribution.

“Equityholding Vehicle” means any direct or indirect parent entity of Parent and any equityholder thereof through which future, present or former employees, directors, officers, managers, members or partners of Parent or any of its Subsidiaries or direct or indirect parent entities hold Capital Stock of Parent or such parent entity.

“euro” means the single currency of participating member states of the EMU.

“euro-denominated Government Securities” means (i) direct obligations (or certificates representing an ownership interest in such obligations) of Ireland, Belgium, the Netherlands, France, Germany or any country that is a member of the EMU, for the payment of which the full faith and credit of such country is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country.

“Euro Note Depositary” means, with respect to the Euro Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.04 as the Depositary with respect to the Euro Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Euro Notes” means the Initial Euro Notes and more particularly means any Euro Note authenticated and delivered under this Indenture. Unless the context requires otherwise, all references to “Euro Notes” for all purposes of this Indenture shall include any Additional Euro Notes that are actually issued and authenticated. The Initial Euro

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Notes issued by the Issuers and any Additional Euro Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this

Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth herein.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear system, or any successor clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (and with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Issue Date).

“Excluded Contribution” means Net Cash Proceeds, marketable securities or Qualified Proceeds received by Parent after the Issue Date from:

(a) contributions to its common equity capital;

(b) dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries;

(c) Subordinated Shareholder Funding; and

(d) the sale (other than to a Subsidiary of Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Parent or any direct or indirect parent entity of Parent to the extent contributed as common equity capital to Parent, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, which are (or were) excluded from the calculation set forth in clause (B) of Section 4.04.

“Existing Senior Facilities” means the senior facilities subject to the senior facilities agreement, among Paysafe Group Holdings II Limited (formerly PI UK Holdco II Limited), as Parent, Paysafe Group Holdings III Limited (formerly PI UK Holdco III Limited), as Company, Credit Suisse AG, London Branch, Credit Suisse Securities (USA) LLC, Jefferies Finance LLC, Morgan Stanley Bank International Limited, BMO Capital Markets Corp., and Deutsche Bank AG, London Branch, as Arrangers and Bookrunners, Blackstone Holdings Finance Co. L.L.C. and The Blackstone Group International Partners LLP as Co-Managers, Credit Suisse AG, London Branch, as Agent, and Credit Suisse AG, London Branch as Security Agent, as dated as of December 20, 2017 and as amended as of the Issue Date.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Parent in good faith.

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“Financing Lease Obligation” means an obligation that is accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP, subject in each case to sub-paragraph (c) of the second paragraph under the definition of “GAAP.” At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP, subject in each case to sub-paragraph (c) of the second paragraph under the definition of GAAP.

“Fitch” means Fitch Ratings Ltd and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit, working capital or letter of credit facility) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or substantially concurrently with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the Net Proceeds therefrom), as if the same had occurred at the beginning of the applicable consecutive 12 month reference period, subject, for the avoidance of doubt, to the paragraphs contained in Section 1.07; provided, however, that the pro forma calculation of Fixed Charges for purposes of Section 4.06(a) or subclause (ii) of the proviso to clause (xii) of Section 4.06(b) (and for the purposes of other provisions of this Indenture that refer to Section 4.06(a) or subclause (ii) of the proviso to clause (xii) of Section 4.06(b)) shall not give effect to any Indebtedness being incurred on such date (or on such other subsequent date which would otherwise require pro forma effect to be given to such incurrence) pursuant to Section 4.06(b) (other than Secured Indebtedness incurred pursuant to subclause (ii) of the proviso to clause (xii) of Section 4.06(b)).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations (as determined in accordance with GAAP), operational changes, Business Expansions, new or revised contracts and other transactions that have been made by or involving Parent or any of its Restricted Subsidiaries during the consecutive 12 month reference period or subsequent to such reference period and on or prior to or substantially concurrently with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, Business Expansions, new or revised contracts and other transactions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom)

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had occurred on the first day of the consecutive 12 month reference period; provided that at the election of Parent, such pro forma adjustments shall not be required to be determined to the extent the aggregate consideration paid in connection with such acquisition or other transaction was less than $25.0 million. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction had occurred at the beginning of the applicable consecutive 12 month reference period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Parent or its Restricted Subsidiaries (and may include, for the avoidance of doubt, cost savings, operating expense reductions and product margin and other synergies resulting from such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction (including the Transactions) which is being given pro forma effect) calculated in accordance with and permitted by clause (a)(viii) and (a)(xv) of the definition of “EBITDA.” If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Parent to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to in this definition, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth under the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Parent may designate.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

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“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“FSHCO” means any Subsidiary substantially all of the assets of which consist of Equity Interests and/or Indebtedness of one or more Subsidiaries that are CFCs or Subsidiaries that are FSHCOs.

“GAAP” means, at the election of Parent, (1) the accounting standards and interpretations adopted by the International Accounting Standard Board (“IFRS”) if Parent’s financial statements are at such time prepared in accordance with IFRS or (2) generally accepted accounting principles in the United States (“U.S. GAAP”) if Parent’s financial statements are at such time prepared in accordance with U.S. GAAP as in effect on the date of delivery of any applicable financial statements or other financial information and/or calculations (including pro forma financial information and/or calculations) or, at the election of Parent, as in effect on the Issue Date or during all or part of the period to which any applicable financial statements or other financial information and/or calculations (including pro forma financial information and/or calculations) relate, provided that (a) all references to codified accounting standards specifically named in this Indenture shall be deemed to include any successor, replacement, amendment or updated accounting standard under IFRS or U.S. GAAP, as applicable, (b) neither IFRS nor U.S. GAAP shall be required to include the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies and (c) neither IFRS nor U.S. GAAP shall be required to be calculated using the same accounting standard across multiple quarters.

For the purpose of making any calculation or determination (including the calculation of any restriction, basket, threshold or permission) under this Indenture (a) any calculation or determination in this Indenture that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter (b) all calculations or determinations in this Indenture shall be made without giving effect to any election under FASB Accounting Standards Topic 825, Financial Instruments, IFRS 9 (Financial Instruments) or any successor thereto or comparable accounting principle, to value any Indebtedness or other liabilities at “fair value” (as defined therein), (c) any liabilities or obligations in connection with any lease, concession or license of property (including capital leases,

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finance leases and operating leases) shall be (i) subject to paragraph (ii) of this definition and unless otherwise elected by Parent (A) excluded for the purpose of the calculation of “Financing Lease Obligations,” “Fixed Charges,” “Indebtedness” and any ratios, defined terms, calculations and/or determinations under this Indenture or the Notes (or any element thereof) and (B) deemed to constitute Non-Financing Lease Obligations and (ii) calculated so as to disregard the impact of any element of IFRS 16 (Leases) and any successor standard thereto (or any equivalent under U.S. GAAP) for the purpose of the calculation of “EBITDA” and “LTM EBITDA” (including to the extent used in the calculation of any related ratio, defined term, calculation and/or determination under this Indenture (or any element thereof)); provided that for such purposes, the Company may elect to calculate “EBITDA” and “LTM EBITDA” as EBITDA or LTM EBITDA, as the case may be, less rents, in lieu of disregarding the impact of IFRS 16 (Leases) and any successor standard thereto (or any equivalent under U.S. GAAP). For the avoidance of doubt, none of the financial statements delivered pursuant to Section 4.02 will be required to include any of the adjustments described in the foregoing paragraphs (a) to (c).

If there occurs a change in IFRS or U.S. GAAP, as the case may be, and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Accounting Change”), then Parent may elect, from time to time, that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Group” means Parent and each of its Restricted Subsidiaries from time to time.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Indenture and the Notes.

“Guarantor” means Parent and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (1) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar agreements or transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and

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Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holding Company” means any Person so long as Parent is a direct or indirect Subsidiary of such Person, and at the time Parent became a Subsidiary of such Person, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Issue Date) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“IFRS” has the meaning set forth in the definition of “GAAP.”

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified partners, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation, trust or fund that is controlled by any of the foregoing individuals or any donor-advised foundation, trust or fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness of such Person, whether or not contingent:

(i) representing the principal in respect of borrowed money;

(ii) representing the principal in respect of obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the principal component in respect of obligations to pay the deferred and unpaid balance of the purchase price of any property which purchase price is due more than one year from the date of incurrence of the obligation in respect thereof, except (A) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (B) any earn-out obligations or

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purchase price adjustments (x) until 60 days after such obligation becomes due and payable or (y) is otherwise not treated as a liability on the balance sheet, (C) accruals for payroll and other liabilities accrued in the ordinary course of business (D) liabilities associated with customer prepayments and deposits; or

(iv) representing the net obligations under any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of Parent appearing upon the balance sheet of Parent solely by reason of push-down accounting under GAAP shall be excluded;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such first Person), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of any such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such third Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, (b) Non-Financing Lease Obligations, Financing Lease Obligations (unless otherwise elected pursuant to the terms of this Indenture), Qualified Securitization Facilities, straight-line leases, operating leases, Sale and Lease-Back Transactions or lease lease-back transactions, (c) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice, (d) in connection with the purchase by Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (f) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (g) accrued expenses and royalties, (h) Capital Stock and Disqualified Stock, (i) any obligations in respect of

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workers’ compensation claims, unemployment insurance, retirement, post-employment or termination obligations (including pensions and retiree medical care), pension fund obligations or contributions or similar claims, or social security or wage taxes or contributions, (j) deferred or prepaid revenues, (k) any asset retirement obligations, (l) any liability for taxes, or (m) Subordinated Shareholder Funding; provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815, IFRS 9 (Financial Instruments) and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally or internationally recognized standing that is, in the good faith judgment of Parent, qualified to perform the task for which it has been engaged.

“Initial Dollar Notes” has the meaning set forth in the recitals hereto.

“Initial Euro Notes” has the meaning set forth in the recitals hereto.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or other similar agreements, in each case where all parties to such agreement are one or more of Parent or a Restricted Subsidiary.

“Intercreditor Agreement” means the intercreditor agreement dated as of June 24, 2021 and made between, amongst others, Holdings, Paysafe Group Holdings III Limited, J.P. Morgan AG as senior facility agent and the Security Agent.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB-(or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

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(b) securities issued or directly and fully guaranteed or insured by the United States of America (or any state or commonwealth thereof or the District of Columbia), Japan, Australia, Switzerland, Norway, the United Kingdom, the European Union or any member state of the European Union on the Issue Date or, in each case, any political subdivision, agency or instrumentality thereof (other than Cash Equivalents);

(c) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Parent and its Subsidiaries;

(d) investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (a) to (c) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(e) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, in each case made in the ordinary course of business or consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Parent in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(a) “Investments” shall include the portion (proportionate to Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary;

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer; and

(c) if Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by Parent or a

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Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Indenture.

“Investors” means the Sponsor Funds and any of their respective Affiliates.

“Issue Date” means June 28, 2021.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or, London, United Kingdom, or, with respect to any payments to be made on the Euro Notes, at the place of payment in respect of the Euro Notes. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

“letter of credit” means any letter of credit, stand-by letter of credit, bank guarantee, bankers’ acceptance, performance bond or similar instrument.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), or other transaction, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock, (3) any Restricted Payment and (4) any Asset Sale or a disposition excluded from the definition of “Asset Sale”.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means EBITDA of Parent measured for the period of, at the option of Parent, (i) the most recent four consecutive fiscal quarters or (ii) the most recent 12 consecutive months ending prior to the date of such determination for which internal consolidated financial statements of Parent are available, with such pro forma adjustments giving effect to such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, Business Expansions or other transaction, as applicable, since the start of such 12 consecutive

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month period and on or prior to or substantially concurrently with the date of determination as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

Management Stockholders” means the future, present or former employees, directors, officers, managers, members or partners (and their Controlled Investment Affiliates and Immediate Family Members) of Parent (or its direct or indirect parent entities) or any Restricted Subsidiary who are or become direct or indirect holders of Equity Interests of Parent or any direct or indirect parent companies of Parent, including any such future, present or former employees, directors, officers, managers, members or partners owning through an Equityholding Vehicle.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of common Equity Interests of Parent (or any direct or indirect parent entity of Parent) on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.04(b)(ix), multiplied by (b) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Merger Agreement” means the agreement and plan of merger made and entered into as of December 7, 2020, by and among Foley Trasimene Acquisition Corp. II, a Delaware corporation, Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda, Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Paysafe Limited, Paysafe Bermuda Holding LLC, a Bermuda exempted limited liability company, Pi Jersey Holdco 1.5 Limited, a private limited company incorporated under the laws of Jersey, Channel Islands, and Paysafe Group Holdings Limited, a private limited company incorporated under the laws of England and Wales.

“Master Agreement” has the meaning set forth in the definition of “Hedging Obligations.”

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means the aggregate Cash Equivalents proceeds received in respect of any Subordinated Shareholder Funding, Equity Offering, sale of Equity Interests or other applicable transaction, in each case net of underwriting fees or discounts in respect of any such Equity Offering, sale or other transaction.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate Cash Equivalents proceeds received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash

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Consideration received in any Asset Sale, net of (1) the costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting, consulting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions and fees, any relocation expenses incurred as a result thereof, other fees and expenses, including survey costs, title, search and recordation expenses and title insurance premiums, (2) taxes, including tax distributions paid pursuant to clause (xx) of Section 4.04(b) paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Indenture (including transfer taxes, deed or mortgage recording taxes and estimated taxes payable in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than required by clause (i) of Section 4.07(b)) to be paid as a result of such transaction, (4) the pro rata portion of Net Proceeds thereof (calculated without regard to this clause (4)) attributable to minority interests and not available for distribution to or for the account of Parent and its Restricted Subsidiaries as a result thereof, (5) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (6) any deduction of appropriate amounts to be provided by Parent or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (7) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale; provided, that upon the termination of that escrow (other than in connection with a payment in respect of any such adjustment or satisfaction of indemnities), Net Proceeds will be increased by any portion of funds in the escrow that are released to Parent or any of its Restricted Subsidiaries and (8) the amount of any liabilities (other than Indebtedness in respect of the Senior Facilities and the Notes) directly associated with such asset being sold and retained by Parent or any of its Restricted Subsidiaries; provided, further, that (x) the proceeds realized in any single transaction or series of related transactions shall not constitute Net Proceeds unless the amount of such proceeds exceeds the greater of (x) $65.0 million and (y) 15.0% of LTM EBITDA and (y) only the aggregate amount of proceeds (excluding, for the avoidance of doubt, Net Proceeds described in the preceding clause (x)) in excess of the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA in any fiscal year shall constitute “Net Proceeds” under this definition.

Any non-cash consideration received in connection with any Asset Sale that is subsequently converted to cash shall become Net Proceeds only at such time as it is so converted.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of

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such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuers or any Guarantor immediately prior to such date of determination.

“Non-Debt Fund Affiliate” means any Affiliate of Parent other than (a) Parent, the Issuers or any Subsidiary of the Issuers, (b) any Debt Fund Affiliates and (c) any natural person.

“Non-Financing Lease Obligation” means any lease obligation which is determined not to be a Financing Lease Obligation in accordance with the terms of this Indenture and GAAP.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. Unless the context requires otherwise, all references to “Notes” for all purposes of this Indenture shall include any Additional Notes that are actually issued and authenticated in accordance with this Indenture. The Initial Notes issued by the Issuers and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth under Article 9.

“Notes Documents” means this Indenture, the Notes (including any Additional Notes), the Guarantees, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated June 10, 2021, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, any member of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Assistant Secretary of a Person or any other officer of such Person designated by any such individuals. Unless otherwise specified, reference to an “Officer” means an Officer of Parent.

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“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person. Unless otherwise specified, reference to an “Officer’s Certificate” means a certificate signed on behalf of Parent by an Officer of Parent.

“Operating Facility” means any facility or financial accommodation (including, without limitation, any overdraft or other current account facility, any foreign exchange facility, any guarantee, bonding, documentary or standby letter of credit facility, any credit card or automated payments facility, any short-term loan facility, any derivatives facility, any cash pooling arrangement or other cash management arrangement, chequing or note encashment facility) provided to a member of the Group by an Operating Facility Lender (as defined in the Intercreditor Agreement) which is notified to the Security Agent by the Parent in writing as a facility or financial accommodation to be treated as an “Operating Facility” for the purposes of the Intercreditor Agreement (as defined herein).

“Opinion of Counsel” means a written opinion (which opinion may be subject to customary assumptions and exclusions) from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or outside counsel to, an Issuer or a Guarantor.

“Pari Passu Indebtedness” means Indebtedness of an Issuer or of any Guarantor which is secured by Liens on the Collateral on a pari passu basis with the Notes .

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between Parent or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 4.07.

“Permitted Holders” means any of (i) each of the Investors, (ii) each of the Management Stockholders (including any Management Stockholders holding Equity Interests through an Equityholding Vehicle), (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of Parent or any of its direct or indirect parent companies, acting in such capacity, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date) of which any of the foregoing, any Holding Company, Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided, that in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iii), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Parent or any of its direct or indirect parent companies held by such group, (v) any Holding Company and (vi) any Permitted Plan. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control or Alternative Offer in respect of

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which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Intercompany Activities” means any transactions (A) between or among Parent and its Restricted Subsidiaries that are entered into in the ordinary course of business of Parent and its Restricted Subsidiaries and, in the good faith judgment of Parent are necessary or advisable in connection with the ownership or operation of the business of Parent and its Restricted Subsidiaries, including, but not limited to, (a) payroll, cash management, purchasing, insurance and hedging arrangements; (b) management, technology and licensing arrangements; and (c) customer loyalty and rewards programs; and (B) between or among Parent, its Restricted Subsidiaries and any Captive Insurance Subsidiary.

“Permitted Investments” means:

(a) any Investment in Parent or any of its Restricted Subsidiaries;

(b) any Investment in Cash Equivalents or Investment Grade Securities;

(c) any Investment by Parent or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent all or substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product or other assets) if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary (including by means of a Division); or

(ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys all or substantially all of its assets (or such division, business unit or product line or other assets) to, or is liquidated into, Parent or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(d) any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.07(a) or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date (including for the avoidance of doubt, Investments pursuant to the Skrill USA Acquisition Agreement) or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment or binding commitment existing on the Issue

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Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Indenture;

(f) any Investment acquired by Parent or any of its Restricted Subsidiaries:

(i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice;

(ii) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor, supplier or customer); or

(iii) in satisfaction of judgments against other Persons; or

(iv) as a result of a foreclosure by Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 4.06(b)(viii);

(h) any Investment in a Similar Business having an aggregate fair market value taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding not to exceed the greater of (a) $175.0 million and (b) 40.0% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments; provided, however, that if any Investment pursuant to this clause (h) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (h);

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(i) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) or Subordinated Shareholder Funding of Parent or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under subclause (a)(v)(B)(2) of Section 4.04;

(j) guarantees of Indebtedness permitted under Section 4.06(a), performance guarantees and Contingent Obligations and the creation of Liens on the assets of the Parent or any Restricted Subsidiary in compliance with Section 4.09;

(k) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.08(b) (except transactions described in clauses (ii), (v), (x) and (xxiii) of Section 4.08(b));

(l) Investments consisting of (i) purchases or other acquisitions of inventory, supplies, material or equipment, (ii) the leasing, sub-leasing, licensing, sub-licensing, cross-licensing or contribution of intellectual property in the ordinary course of business or consistent with past practice or pursuant to joint marketing arrangements with other Persons or (iii) the contribution, assignment, licensing, sub-licensing or other Investment of intellectual property or other general intangibles pursuant to any Intercompany License Agreement and any other Investments made in connection therewith;

(m) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding not to exceed the greater of (x) $175.0 million and (y) 40.0% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments provided, however, that if any Investment pursuant to this clause (m) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (m);

(n) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of Parent are necessary or advisable to effect any Qualified Securitization Facility (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith;

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(o) loans and advances to, or guarantees of Indebtedness of, future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or other service providers not in excess of $20.0 million outstanding at any one time;

(p) loans and advances to future, present or former employees, directors, officers, managers, members, partners, independent contractors, consultants or other service providers (i) for business-related travel or entertainment expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with industry practices or (ii) to fund such Person’s purchase of Equity Interests of Parent or any direct or indirect parent company thereof or in any management equity vehicle so investing in such Equity Interests;

(q) (i) advances, loans or extensions of trade credit in the ordinary course of business or consistent with past practice by Parent or any of its Restricted Subsidiaries and (ii) Investments constituting deposits, prepayments and/or other credits to suppliers;

(r) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(s) (i) Investments made as part of, or in connection with the Transactions and (ii) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice;

(t) Investments made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contacts;

(u) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(v) Investments in Indebtedness of Parent and the Restricted Subsidiaries;

(w) repurchases of the Notes;

(x) Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

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(y) Investments consisting of promissory notes issued by the Parent or any Restricted Subsidiary to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of Parent or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is permitted by Section 4.04;

(z) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(aa) any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to Parent or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with past practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(bb) Investments made in connection with Permitted Intercompany Activities and related transactions;

(cc) Investments made after the Issue Date in joint ventures or any of its Restricted Subsidiaries existing on the Issue Date;

(dd) Investments in joint ventures or non-Wholly Owned Subsidiaries of Parent or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (dd) that are at that time outstanding not to exceed the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments;

(ee) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(ff) earnest money deposits required in connection with any acquisition permitted under this Indenture (or similar Investments);

(gg) Investments to the extent required by applicable rules under the Exchange Act or by any governmental authority, including any Investment made

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in order to avoid any early warning or notice requirements under such rules or requirements;

(hh) contributions to a “rabbi” trust for the benefit of future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or other service providers or other grantor trusts subject to claims of creditors in the case of bankruptcy of Parent or any of its Restricted Subsidiaries;

(ii) pension fund and other employee benefit plan obligations and liabilities;

(jj) any other Investment, so long as, after giving pro forma effect to such Investment, the Consolidated Total Debt Ratio shall be no greater than 5.50 to 1.00 or the Consolidated Total Debt Ratio is equal to or less than immediately prior to such investment; and

(kk) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (kk) that are at that time outstanding not to exceed the Available RP Capacity Amount (determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments; provided, however, that if any Investment pursuant to this clause (kk) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (kk).

For purposes of determining compliance with this definition, in the event that a proposed Investment (or a portion thereof) meets the criteria of clauses (a) through (kk) of this definition, Parent shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Investment (or a portion thereof) between such clauses (a) through (kk) in any manner that otherwise complies with this definition.

“Permitted Liens” means, with respect to any Person:

(a) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance,

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or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business or consistent with past practice;

(b) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’ and other similar Liens, in each case for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges (including any Lien imposed by any pension authority or similar Liens) not yet overdue for a period of more than 60 days or not yet payable or subject to penalties for non-payment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(e) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries, taken as a whole, and exceptions on title policies insuring Liens granted on any collateral;

(f) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (ii) of Section 4.06(a) and paragraphs (iii), (x), (xi), (xii), (xv), (xxi) or (xxv) of Section

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4.06(b) or any Non-Financing Lease Obligations; provided, that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (iii) of Section 4.06(b) or Non-Financing Lease Obligations extend only to the assets so purchased, leased, expanded, constructed, installed, replaced, repaired or improved (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof); provided, further, that individual financings of assets provided by one lender or group of lenders may be cross-collateralized to other financings of assets by such lender or group of lenders or their affiliates; (b) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (xi) of Section 4.06(b) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on all or a portion of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the Indebtedness being refinanced; provided, further that individual financings of assets provided by one lender or group of lenders may be cross- collateralized to other financings of assets by such lender or group of lenders or their affiliates or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clauses (ii) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing), (iii), (iv), (x) or (xxv) of Section 4.06(b); (c) Liens securing Indebtedness permitted to be incurred pursuant to clause (xii) of Section 4.06(b) shall only be permitted if such Liens are limited to all or a part of the same property or assets, including Capital Stock acquired (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), or of a Person acquired or merged or consolidated with or into Parent or any Restricted Subsidiary, in any transaction to which such Indebtedness relates; (d) Liens securing Indebtedness permitted to be incurred pursuant to clauses (xv) of Section 4.06(b) shall only be permitted to the extent such guarantee or co-issuance is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Liens; and (e) Liens securing Indebtedness permitted to be incurred pursuant to clause (xxi) of Section 4.06(b) shall only be permitted if such Liens extend only to the assets of Restricted Subsidiaries of Parent that are not an Issuer or a Guarantor (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof);

(g) Liens existing on the Issue Date (excluding Liens securing the Notes, the Senior Facilities and the Hedging Obligations), including Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;

(h) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Restricted Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by Parent or any of its Restricted Subsidiaries;

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(i) Liens on property or other assets at the time Parent or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by Parent or any of its Restricted Subsidiaries;

(j) Liens securing Obligations relating to any Indebtedness or other obligations of Parent or a Restricted Subsidiary owing to Parent or a Restricted Subsidiary permitted to be incurred in accordance with Section 4.06(a);

(k) Liens securing (x) Hedging Obligations and (y) obligations in respect of Bank Products;

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business or consistent with past practice which do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries, taken as a whole;

(n) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by Parent and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statute or practice) financing statements or similar public filings;

(o) Liens in favor of the Issuers or any Guarantor;

(p) Liens on vehicles or equipment of Parent or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(q) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(r) Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatements, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i) of this definition, this clause (r) and clauses (oo), (pp) and (ss) of this definition; provided that (i) such

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new Lien shall be limited to all or a part of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the original Lien, and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) of this definition, this clause (r) and clauses (oo), (pp) and (ss) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums) and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(s) deposits made or other security provided in the ordinary course of business or consistent with past practice to secure liability to insurance carriers;

(t) Liens securing obligations in an aggregate principal amount outstanding which does not exceed the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA (in each case, determined as of the date of such incurrence);

(u) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;

(v) Liens securing judgments, awards, attachments or decrees for the payment of money not constituting an Event of Default under clause (v) of Section 6.01;

(w) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice;

(x) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with past practice, and (iii) in favor of banking or other financial institutions arising as a matter of law or under general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(y) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.06;

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(z) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes;

(aa) Liens that are contractual rights of set-off or netting or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent and its Restricted Subsidiaries or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(bb) Liens securing obligations owed by Parent or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(cc) any encumbrance or restriction (including put and call arrangements, rights of first refusal, tag, drag and similar rights) with respect to Capital Stock of any joint venture, non-Wholly Owned Subsidiary or similar arrangement pursuant to any joint venture or similar agreement;

(dd) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by Parent or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(ee) Liens solely on any cash earnest money deposits made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Indenture;

(ff) ground leases in respect of real property on which facilities owned or leased by Parent or any of its Subsidiaries are located;

(gg) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(hh) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

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(ii) Liens constituting (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which Parent or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(jj) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(kk) Liens on the assets and Equity Interests of non-guarantor Restricted Subsidiaries securing Indebtedness of such Subsidiaries that was permitted by the terms of this Indenture to be incurred;

(ll) Liens on (i) cash advances or Cash Equivalents in favor of (x) the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or (y) the buyer of any property to be disposed of to secure obligations in respect of indemnification, termination fee or similar seller obligations and (ii) consisting of an agreement to dispose of any property in a disposition, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(mm) any interest or title of a lessor, sub-lessor, franchisor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, franchisor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by Parent or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice or, with respect to intellectual property, software and other technology licenses that is not material to the conduct of the business of Parent or its Restricted Subsidiaries, taken as a whole;

(nn) deposits of cash with the owner or lessor of premises leased and operated by Parent or any of its Subsidiaries in the ordinary course of business of Parent and such Subsidiary or consistent with past practice to secure the performance of Parent’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(oo) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to Section 4.06 (including, without limitation, Indebtedness incurred under one or more Credit Facilities) so long as after giving pro forma effect to such incurrence and such Liens (1) if such Indebtedness is secured by the Collateral on a pari passu basis with the Liens securing the Notes, the Consolidated First Lien Debt Ratio would have been equal to or less than 4.70 to 1.00 or, if such Indebtedness is incurred, acquired or assumed in connection with an acquisition, merger, amalgamation,

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consolidation or Investment, the Consolidated First Lien Debt Ratio is equal to or less than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment or (2) if such Indebtedness is secured by the Collateral on a junior lien basis to the Liens securing the Notes, the Consolidated Secured Debt Ratio shall be equal to or less than 6.75 to 1.00, or, if such Indebtedness is incurred, acquired or assumed in connection with an acquisition, merger, amalgamation, consolidation or Investment, the Consolidated Secured Debt Ratio is equal to or less than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment, in each case for the Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is incurred;

(pp) Liens securing obligations in respect of (1) Indebtedness and other Obligations permitted to be incurred under one or more Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be incurred pursuant to Section 4.06(b)(i) and (2) obligations of Parent or any Subsidiary in respect of any Bank Product or Hedging Obligation;

(qq) Liens on assets deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets if such sale is otherwise permitted under this Indenture;

(rr) Liens on any funds or securities held in escrow accounts or similar arrangements established for the purpose of holding proceeds from issuances of debt securities or incurrences of other Indebtedness by Parent or any of its Restricted Subsidiaries issued after the Issue Date, together with any additional funds required in order to fund any payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance or incurrence of such Indebtedness), mandatory redemption or sinking fund payment on such debt securities or other Indebtedness;

(ss) Liens securing the Notes (other than any Additional Notes) and the related Guarantees;

(tt) [reserved];

(uu) Liens on assets securing any Indebtedness owed to any Captive Insurance Subsidiary by Parent or any Restricted Subsidiary; and

(vv) Liens given pursuant to Section 8a of the German Old Age Employees Part Time Act (Altersteilzeitgesetz)or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV).

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness. In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), Parent in its sole discretion may divide, classify or from time to time reclassify all

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or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Plan” means any employee benefits plan of Parent or any of its Affiliates (including any Equityholding Vehicle) and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“primary obligations” has the meaning set forth in the definition of “Contingent Obligations.”

“primary obligor” has the meaning set forth in the definition of “Contingent Obligations.”

“Private Placement Legend” means the legend set forth in Exhibit A to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture to be issued without such legend.

“Public Company Costs” means costs associated with or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, and the rules of national securities exchanges, as applicable to companies with listed equity or debt securities, listing fees, independent directors’ compensation, fees and expense reimbursement, costs relating to investor relations (including any such costs in the form of investor relations employee compensation), shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, legal and other professional fees and/or other costs or expenses, in each case, to the extent arising solely as a result of becoming or being a public company.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, development, installation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement of property (real or personal), equipment or any other assets, and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

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“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (i) constituting a securitization financing facility that meets the following conditions: (A) the Board or management of Parent or any direct or indirect parent entity of Parent shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to Parent, and (B) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary or another Person are made at fair market value (as determined in good faith by Parent) or (ii) constituting a receivables or payables financing or factoring facility.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P or any combination thereof shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Parent which shall be substituted for Moody’s or S&P or any combination thereof, as the case may be.

“ratio-based basket” has the meaning given to that term in Section 1.07.

“Regulated Entity” means each member of the Group whose business activities are subject to license, supervised or regulated by a Relevant Regulator.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a permanent Global Note, substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, as the case may be, bearing the Dollar Global Note Legend or Euro Global Note Legend, as applicable, and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business or any securities of a Person received by Parent or a Restricted Subsidiary in exchange for assets transferred by Parent or a Restricted Subsidiary.

“Relevant Regulator” means the Isle of Man Financial Services Authority, the Swiss Financial Market Supervisory Authority (FINMA), the UK Financial Conduct Authority, the UK Payment Systems Regulator, the UK Competition and Markets Authority, the Financial Services Commission of Mauritius or any other entity, agency, governmental authority or person that has regulatory authority over the business or operations of any member of the Group.

“Required Holders” means the Holders of a majority in principal amount of all the then outstanding notes of a Series; provided that to the same extent set forth under the second paragraph of “Amendment, Supplement and Waiver” with respect to the determination of Required Holders, the notes held or beneficially owned by any

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Affiliated Holder shall in each case be excluded for purposes of making a determination of Required Holders.

“Reserved Indebtedness Amount” has the meaning set forth in Section 4.06(c)(vi).

“Responsible Officer” means, when used with respect to the Trustee any officer within the corporate trust department of the Trustee, including any managing director, director, vice president, assistant vice president, assistant secretary, associate assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of Parent.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing (or similar arrangement) by Parent or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Parent or such Restricted Subsidiary to a third Person in contemplation of such leasing (or similar arrangement).

“Screened Affiliate” means any Affiliate of a Holder or, if the Holder is a Relevant Clearing System or its nominee, of a beneficial owner, (i) that makes

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investment decisions independently from such Holder or beneficial owner and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder or beneficial owner and any other Affiliate of such Holder or beneficial owner that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to Parent or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or beneficial owner or any other Affiliate of such Holder or beneficial owner that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or beneficial owner or any other Affiliate of such Holder or beneficial owner that is acting in concert with such Holders or beneficial owners in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Secured Indebtedness” means any Indebtedness of Parent or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables, factoring or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Parent or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which Parent or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable, payables or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable, payable or Securitization Assets or assets related thereto to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary that engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agent” means Lucid Trustee Services Limited, as security agent, unless and until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

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“Security Documents” means, collectively, the Intercreditor Agreement and other security or intercreditor agreements relating to the Collateral, each for the benefit of the Security Agent, as amended, amended and restated, modified, renewed or replaced from time to time.

“Segregated Accounts” means a segregated, safeguarding or other similar account established by a member of the Group from time to time into which monies of merchants, other payment service users, other payment service providers, End Users, Card Schemes, cardholders of any Card Scheme, banks, financial institutions or other similar entity or person are paid pending payment on to the relevant merchants, other payment service users, other payment service providers, End Users, Card Schemes, cardholders of any Card Scheme, banks, financial institutions or other similar entity or person, in accordance with the terms of a license, order, rule, principle, guideline or guidance issued by a Relevant Regulator and/or the Payment Services Directive (PSD, 2007/64/EC), the Second Payment Services Directive (PSD 2, (EU) 2015/2366) or the E-Money Directive or any relevant implementing regulation or legislation (including but not limited to the Electronic Money Regulations 2011, the Payment Services Regulations 2009 and/or the Payment Services Regulations 2017), as amended and/or replaced from time to time.

“Senior Facilities” means the facilities made available under the senior facilities agreement dated as of June 24, 2021, between, among others, Holdings as the parent, Paysafe Group Holdings III Limited as the company, the entities named therein as borrowers and guarantors, the financial institutions from time to time party thereto as lenders, J.P. Morgan AG as agent and Lucid Trustee Services Limited as security agent as may be amended and/or restated from time to time.

“Settlement Cash Balances” means, in the case of each relevant member of the Group, cash in hand or credited to any account with a bank, financial institution or other similar entity and which has been received from an End User, Card Scheme, merchant or cardholder of a Card Scheme or a bank, financial institution or other similar entity or person under Settlement Contracts and is held by or on behalf of a member of the Group (including, without limitation, in Segregated Accounts) or by a person who has entered into a sponsorship agreement with a member of the Group and is holding such cash on behalf of that member of the Group in each case, for onward payment to End Users, Card Schemes, merchants, cardholders, banks, financial institutions or other similar entities or persons.

“Settlement Contracts” means, in the case of each relevant member of the Group, contracts entered into between the relevant member of the Group and (i) merchants or other parties who may refer or introduce merchants for the provision of point of sale, e-commerce gateway, merchant acquiring or related payment processing services (or a combination of such services) or (ii) End Users, Card Schemes, cardholders, banks, financial institutions or other similar entities or persons for the provision of issuer services/processing activities or related issuer services/processing activities (or a combination of such services).

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“Settlement Debt” means any indebtedness of a member of the Group (including, without limitation, any intra-day or clearing facility) which together with Settlement Assets are used directly or indirectly to pay Settlement Liabilities.

“Settlement Liabilities” means in the case of each relevant member of the Group:

(a)
any amounts due from a member of the Group to an End User, Card Scheme, merchant, cardholder of a Card Scheme, bank, financial institution or other similar entities or persons (including, without limitation, by way of any e-wallet or other account provided or otherwise made available by any member of the Group) under Settlement Contracts; and
(b)
any Settlement Payables.

“Settlement Payables” means, in the case of each relevant member of the Group, the amounts payable to an End User, Card Scheme, merchant, cardholder of a Card Scheme, bank, financial institution or other similar entities or persons under Settlement Contracts in respect of transactions which have been notified to the relevant member of the Group including, for the avoidance of doubt, amounts held as deferred settlement or withheld for any other reason from such merchants, End Users, Card Schemes, cardholders, banks, financial institutions or other similar entities or persons.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02, clauses(w)(1) or (2) of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any business conducted or proposed to be conducted by Parent or any of its Restricted Subsidiaries on the Issue Date, and any reasonable extension thereof, or (b) any business or other activities that are reasonably similar, ancillary, incidental, complementary, synergistic or related to, or a reasonable extension, development or expansion of, the businesses in which Parent and its Restricted Subsidiaries are engaged or propose to be engaged on the Issue Date.

“Skrill USA” means Skrill USA, Inc., a Delaware corporation.

“Skrill USA Acquisition Agreement” means that certain Sale and Purchase Agreement, dated as of March 30, 2021, by and between Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda and Paysafe Group Holdings Limited, a private limited company incorporated under the laws of England and Wales,

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pursuant to which Paysafe Limited agreed to acquire 100% of the outstanding common stock of Skrill USA.

“Sponsor Funds” means the Blackstone Funds and the CVC Funds.

“Subordinated Indebtedness” means, with respect to the Notes,

(a) any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the Notes, and

(b) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subordinated Shareholder Funding” means collectively, any funds provided to Parent or any Restricted Subsidiary by a direct or indirect parent entity of Parent or a Permitted Holder in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by a direct or indirect parent entity of Parent or a Permitted Holder, together with any security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding, provided that such Subordinated Shareholder Funding:

(a) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the maturity of the notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of Parent or any direct or indirect parent entity of Parent or any funding meeting the requirements of this definition);

(b) does not require, prior to the first anniversary of the maturity of the Notes, payment of cash, interest, cash withholding amounts or other cash gross ups, or any similar cash amounts;

(c) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the maturity of the Notes;

(d) does not provide for or require any security interest or encumbrance over any asset of Parent or any of its Subsidiaries; and

(e) pursuant to its terms or pursuant to the Intercreditor Agreement and any Additional Intercreditor Agreement, is fully subordinated and junior in right of payment to the Notes pursuant to any subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding,

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provided further that, for the avoidance of doubt, any Indebtedness shall constitute Subordinated Shareholder Funding hereunder if such Indebtedness constitutes “Investor Liabilities” (as defined in the Intercreditor Agreement).

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b) any partnership, joint venture, limited liability company or similar entity of which:

(i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, unless otherwise specified, any entity that is owned at a 50% or less level (as described in this definition) shall not be a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on Parent’s or any Restricted Subsidiary’s financial statements. For all purposes under this Indenture, no pooled investment vehicle, investment company (or series thereof), collective investment scheme, investment fund, managed account or société d’investissement à capital variable for collective investment by bona fide third parties for which and for so long as Parent or any of its Subsidiaries or Affiliates serves as general partner, managing member, investment manager, investment adviser or sub-adviser or sponsor, as applicable, shall be considered a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on Parent’s or any Restricted Subsidiary’s financial statements. Unless the context otherwise requires, any references to Subsidiary refer to a Subsidiary of Parent.

“Subsidiary Guarantor” means collectively, Paysafe Group Holdings III Limited, Paysafe Holdings UK Limited, Paysafe Merchant Services Corp., Paysafe Direct, LLC and Paysafe Payment Processing Solutions LLC, but not including any CFC or FSHCO.

“Support and Services Agreement” means the management services or similar agreements or the management services provisions contained in an investor rights

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agreement or other equityholders’ agreement, as the case may be, between certain of the management companies associated with one or more of the Investors or their advisors or Affiliates, if applicable, and Parent (and/or its direct or indirect parent companies or Subsidiaries), as in effect from time to time.

“Taxes” shall mean all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest and penalties with respect thereto) that are imposed by any government or other taxing authority.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, Parent or any of its (or their) Affiliates in connection with the Transactions (including payments to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants as change of control payments, severance payments, consent payments, special or retention bonuses and charges for repurchase or rollover, acceleration or payments of, or modifications to, stock option or other equity-based awards, expenses in connection with hedging transactions related to the Senior Facilities and any original issue discount or upfront fees), the Support and Services Agreement, this Indenture, the Notes, the Loan Documents (as defined in the Senior Facilities) and the transactions contemplated hereby and thereby.

“Transactions” means:

(a) the issuance of the Notes and Guarantees;

(b) the entrance into and borrowings under the Senior Facilities;

(c) the refinancing of the Existing Senior Facilities;

(d) other associated transactions taken in relation to any of the foregoing;

(e) the entry into, closing of, and transactions contemplated by, the Merger Agreement; and

(f) the payment or incurrence of any fees, expenses, taxes or charges associated with any of the foregoing.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means Lucid Trustee Services Limited, as trustee, unless and until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” or “UCC” means (i) the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or (ii) the Uniform Commercial Code (or similar code or statute)

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of another jurisdiction, to the extent it applies to any item or items of Collateral. References in this Indenture and the Security Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the Issue Date. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (ii) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of Parent which at the time of determination is an Unrestricted Subsidiary (as designated by Parent, as provided by this definition); and

(b) any Subsidiary of an Unrestricted Subsidiary.

Parent may designate any Subsidiary of Parent (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Parent or any Subsidiary of Parent (other than solely any Subsidiary of the Subsidiary to be so designated); provided that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if the Subsidiary to be so designated has total consolidated assets in excess of $1,000, such designation complies with Section 4.04. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.06, Parent shall be in Default of Section 4.06.

Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, (i) no Default shall have occurred and be continuing and (ii) (x) any outstanding Indebtedness of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary under Section 4.06 (including pursuant to clause (xii) of Section 4.06(b) treating such redesignation as an acquisition for the purpose of such clause) and shall be deemed to be incurred thereunder and (y) all Liens encumbering the assets of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary under Section 4.09 and shall be deemed to be incurred thereunder, in each case calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period.

Any such designation by Parent shall be notified by Parent or the Issuers to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Parent or any direct or indirect parent of Parent giving effect to such designation and an

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Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

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“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.07(b)
“Additional Amounts”	4.12
“Additional Intercreditor Agreement”	4.14
“Advance Offer”	4.07(d)
“Advance Portion”	4.07(d)
“Affiliate Transaction”	4.08
“Agent Members”	Exhibit A-1
“Alternate Offer”	4.10(e)
“Alternative Reporting Entity”	4.02(b)
“Applicable AML Law”	13.16
“Applicable Premium Deficit”	8.04(a)
“Applicable Premium”	Exhibit A-1 and A-2
“Applicable Treasury Rate”	Exhibit A-1
“Asset Sale Offer”	4.07(d)
“Authentication Agent”	2.03
“Authentication Order”	2.03
“Authorized Agent”	13.08
“Bund Rate”	Exhibit A-2
“Change in Tax Law”	3.09(b)
“Change of Control Offer”	4.10
“Change of Control Payment Date”	4.10(b)
“Change of Control Payment”	4.10
“Change of Control”	4.10(h)
“Comparable German Bund Issue”	Exhibit A-2
“Comparable German Bund Price”	Exhibit A-2
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.13
“Declined Proceeds”	4.07(c)
“Directing Holder”	6.02
“Dollar Definitive Registered Note”	Exhibit A
“Dollar Global Note Legend”	Exhibit A
“Dollar Global Notes”	Exhibit A
“Dollar Regulation S Global Notes”	Exhibit A
“Dollar Rule 144A Global Notes”	Exhibit A
“Euro Definitive Registered Note”	Exhibit A
“Euro Global Note Legend”	Exhibit A
“Euro Global Notes”	Exhibit A

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“Euro Regulation S Global Notes”	Exhibit A
“Euro Rule 144A Global Notes”	Exhibit A
“Event of Default”	6.01
“Excess Proceeds Threshold”	4.07(d)
“Excess Proceeds”	4.07(d)
“fixed baskets”	1.07
“Global Notes”	Exhibit A
“Increased Amount”	4.09
“incur” and “incurrence”	4.06
“Investments”	4.04(d)
“Investor”	4.14
“LCT Election”	1.06
“LCT Test Date”	1.06
“Legal Defeasance”	8.02
“Note Register”	2.04
“Noteholder Direction”	Exhibit A-1
“Option of Holder to Elect Purchase”	4.10(a)(v)
“Paying Agent”	2.04
“Payor”	4.12
“Position Representation”	6.02
“Private Placement Legend”	Exhibit A
“ratio-based basket”	1.07
“Redemption Date”	3.01
“Reference German Bund Dealer Quotations”	Exhibit A-2
“Reference German Bund Dealer”	Exhibit A-2
“Refinancing Amount”	1.07(i)
“Refinancing Indebtedness”	4.06(b)(xi)
“Refunding Capital Stock”	4.04(b)(ii)
“Registrar”	2.04
“Relevant Clearing System”	Exhibit A-2
“Relevant Taxing Jurisdiction”	4.12
“Relevant Transaction”	1.07
“Reserved Indebtedness Amount”	4.06(c)(vi)
“Restricted Payments”	4.04
“Reversion Date”	4.13(c)
“Rule 144A Global Notes”	Exhibit A
“Rule 2.7 announcement”	1.06
“Second Commitment”	4.07(b)
“Subject Lien”	4.09
“Successor Company”	5.01
“Successor Person”	5.01(c)
“Suspended Covenants”	4.13
“Suspension Date”	4.13
“Suspension Period”	4.13(c)
“Tax Redemption Date”	3.09
“Transfer Agent”	2.04

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“Transfer Restricted Notes”	Exhibit A
“Treasury Capital Stock”	4.04(b)(ii)
“Unrestricted Subsidiary”	Section 4.04(d)
“Verification Covenant”	6.02

Section 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “shall” and “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuers dated such date prepared in accordance with GAAP;

(l) words used herein implying any gender shall apply to both genders;

(m) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”; and

(n) the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum

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mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater.

Section 1.04. Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuers may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any

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notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC and the Euro Note Depositary, that is a Holder of a Dollar Global Note or a Euro Global Note, as applicable, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person that is a Holder of a Global Note, including DTC and the Euro Note Depositary, may provide its proxy or proxies to the beneficial owners of interests in any such Dollar Global Note or Euro Global Note, as applicable, through such Depositary’s standing instructions and customary practices.

(h) The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Dollar Global Note held by DTC or any Euro Global Note held by the Euro Note Depositary entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.

(i) For purpose of calculating the aggregate principal amount of Notes that have consented to or voted in favor of any amendment, supplement or waiver, the U.S. Dollar Equivalent of the principal amount of Euro Notes shall be calculated using the exchange rate as provided on the applicable Reuters screen (or such other service as may be selected by the Issuers in their discretion) on the date that is 10 days prior to the date of such amendment, supplement or waiver.

Section 1.05. Timing of Payment. Notwithstanding anything herein to the contrary, if the date on which any payment is to be made pursuant to this Indenture or the Notes is not a Business Day, the payment otherwise payable on such date shall be payable on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day and the amount of any such payment that is an interest payment will reflect accrual only through the original payment date and not through the next succeeding Business Day.

Section 1.06. Limited Condition Transactions. (a) When calculating the availability under any basket, test or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and

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any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence or assumption of Liens, repayments, Restricted Payments, the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries and Asset Sales or any disposition, issuance or other transaction excluded from the definition of “Asset Sale”), in each case, at the option of Parent (Parent’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket, test or ratio or whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of a notice, declaration or making of a Restricted Payment or similar event), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers or similar law or practices in other jurisdictions apply, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target of a Limited Condition Transaction (or any substantially equivalent announcement in any other jurisdiction) and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence or assumption of Liens, repayments, Restricted Payments, the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries and Asset Sales or any disposition, issuance or other transaction excluded from the definition of “Asset Sale”) and any related pro forma adjustments (disregarding for the purposes of such pro forma calculation any borrowing under a revolving credit, working capital or letter of credit facility) as if they had occurred at the beginning of, at the option of Parent, (i) the most recent four consecutive fiscal quarters or (ii) the most recent 12 consecutive months ending prior to the LCT Test Date for which internal consolidated financial statements of Parent are available, Parent or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, Parent may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence or assumption of Liens, repayments,

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Restricted Payments, the designation of any Restricted Subsidiaries or Unrestricted Subsidiaries, and Asset Sales or any disposition, issuance or other transactions excluded from the definition of “Asset Sale”) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by Parent in good faith.

(b) For the avoidance of doubt, if Parent has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of Parent or the Person subject to such Limited Condition Transaction at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; provided that if such ratios, tests or baskets improve as a result of such fluctuations, such ratios, tests and/or baskets may be utilized; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or an Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, the date of notice or offer or date for redemption, purchase or repayment specified in a notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.

(c) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of Parent, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date of the definitive agreement, the date of notice or offer or date for redemption, purchase or repayment for such Limited Condition Transaction, as applicable. For the avoidance of doubt, if Parent has exercised an LCT Election, and any Default, Event of Default or specified Event of Default occurs following the date the definitive agreements (or, if applicable, the date of delivery of a notice, declaration or making of a Restricted Payment or similar event) for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such

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Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Indenture.

Section 1.07. Certain Compliance Calculations. (a) If any baskets, thresholds or exceptions determined by reference to a fixed currency amount or a percentage of LTM EBITDA (“fixed baskets”) are intended to be utilized together with any baskets, thresholds or exceptions determined by reference to the Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio, the Fixed Charge Coverage Ratio or any other financial ratio or metric (a “ratio-based basket”) in a single transaction or action or series of related transactions or actions (for the purposes of this paragraph, a “Relevant Transaction”): (x) amounts available to be incurred under the applicable ratio-based baskets shall be calculated without giving effect to amounts to be incurred under the applicable fixed baskets in connection with such Relevant Transaction, or amounts previously incurred under such fixed basket and not reclassified that are being repaid in connection with such Relevant Transaction, unless otherwise elected by Parent; (y) full pro forma effect shall be given to all increases to LTM EBITDA and repayments or discharges of Indebtedness in connection with such Relevant Transaction in accordance with this Indenture; and (z) pro forma effect shall not be given to any incurrence or drawing of any Indebtedness used to finance working capital needs of Parent or any of its Restricted Subsidiaries in connection with the Relevant Transaction (as reasonably determined by Parent).

(b) If any amount is incurred or utilized under any ratio-based basket, such amount shall be permitted notwithstanding any subsequent decline in the Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio, the Fixed Charge Coverage Ratio or any other financial ratio or metric.

(c) If (x) any restriction, basket, threshold or permission is determined by reference to the greater of a fixed amount (the “fixed component”) and a percentage of LTM EBITDA (the “grower component”) and (y) the grower component of the applicable restriction, basket, threshold or permission exceeds the applicable fixed component at any time, the fixed component shall be deemed to be increased to the highest amount of the grower component reached from time to time and shall not subsequently be reduced as a result of any decrease in the grower component.

(d) If (x) a proposed action, matter, transaction or amount (or a portion thereof) is incurred or entered into pursuant to a fixed basket or the grower component of any other basket and (y) at a later time would subsequently be permitted under a ratio-based basket, unless otherwise elected by Parent, such action, matter, transaction or amount (or a portion thereof) shall automatically be reclassified to such ratio-based basket.

(e) If (x) any transaction is entered into between (A) Parent or any Restricted Subsidiary and (B) any other Person which is not a Restricted Subsidiary on the date of such transaction; (y) such transaction is permitted pursuant to a fixed basket or an incurrence-based basket; and (z) following such transaction, such other Person becomes a

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Restricted Subsidiary, such transaction shall be deemed to be reallocated to any applicable basket allowing transactions of such type to be entered into on an unlimited basis between Parent and a Restricted Subsidiary or between Restricted Subsidiaries.

(f) If a proposed action, matter, transaction or amount (or a portion thereof) meets the criteria of more than one applicable basket, permission or threshold under this Indenture, Parent shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such action, matter or amount (or a portion thereof) between such baskets, permissions or thresholds as it shall elect from time to time.

(g) For purposes of determining compliance with any restriction, basket, threshold or permission under this Indenture: (x) any reference to an amount in a given currency shall be deemed to include reference to its Currency Equivalent in other currencies; (y) no amount incurred or utilized under any restriction, basket, threshold or permission will be deemed to be increased as a result of (A) any change in applicable currency exchange rates after the date on which the Currency Equivalent of such incurrence or utilization was calculated under this Indenture for the purpose of permitting such incurrence or utilization; or (B) any election made from time to time under the definition of “GAAP” after the date on which such incurrence or utilization was calculated under this Indenture for the purpose of permitting such incurrence or utilization; and (z) for the avoidance of doubt, any restriction, basket, threshold or permission which would (but for sub-clause (y) of this clause (g)) be exceeded as a result of (i) any change in applicable currency exchange rates; or (ii) any election made from time to time under the definition of “GAAP,” shall be deemed not to have been exceeded and it shall be deemed that no Default, Event of Default or breach of any representation and warranty or undertaking under this Indenture has arisen in connection therewith.

(h) Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is committed, incurred, assumed or issued, any Lien is committed, incurred, assumed or issued, any Restricted Payment is made any other transaction is undertaken (including a Limited Condition Transaction), in reliance on a ratio-based basket based on the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, such ratio(s) shall be calculated without regard to the commitment or incurrence of any Indebtedness under any revolving facility or letter of credit facility (including under the revolving portion of the Senior Facilities or ancillary facility) (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of Parent and Restricted Subsidiaries (as reasonably determined by Parent).

(i) If (x) any Indebtedness, Disqualified Stock, Preferred Stock or financing liability (a “Refinancing Amount”) is or is to be issued or incurred to refinance or replace any existing or previous Indebtedness, Disqualified Stock, Preferred Stock or financing liability; and (y) such refinancing or replacement would otherwise cause any applicable restriction, basket, threshold or permission to be exceeded, such restriction, basket, threshold or permission shall be deemed not to have been exceeded so long as the

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principal amount of such Refinancing Amount does not exceed the principal amount of the existing or previous Indebtedness, Disqualified Stock, Preferred Stock or financing liability being refinanced or replaced (plus all accrued, paid-in-kind, capitalized or accreted interest, prepayment premia, break costs and other fees, costs, expenses and amounts accrued thereon or incurred in connection with such refinancing or replacement).

(j) Any calculation, test or measure that is determined with reference to Parent’s financial statements (including, without limitation, EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Fixed Charge Coverage Ratio and Fixed Charges) may be determined with reference to the financial statements of a direct or indirect parent entity of Parent instead, so long as such calculation, test or measure would not differ by more than an immaterial amount when using the financial statements of such direct or indirect parent entity as compared to if such calculation, test or measure were made using Parent’s financial statements.

(k) Any ratios, tests or baskets required to be satisfied in order for a specific action to be permitted under this Indenture shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

(l) If Parent or any Restricted Subsidiary takes an action which at the time of the taking of such action would in the good faith determination of Parent be permitted under the applicable provisions of this Indenture based on the financial statements available at such time, such action shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments, modifications or restatements made in good faith to such financial statements affecting Consolidated Net Income, EBITDA or other applicable financial metric.

(m) In respect of any basket set by reference to a financial year, a fiscal year, a calendar year, a four fiscal-quarter period, a four-quarter period, a twelve-month period or any other similar annual period (each an “Annual Period”):

(i) at the option of the Parent, the maximum amount so permitted under such basket (which, for the avoidance of doubt, shall be the greater of the numerical permission and the relevant grower permission at the relevant time) during such Annual Period may be increased by:

(A) an amount equal to 100% of the difference (if positive) between the permitted amount in the immediately preceding Annual Period and the amount thereof actually used or applied by the Group during such preceding Annual Period (the “Carry Forward Amount”); and/or

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(B) an amount equal to 100% of the permitted amount in the immediately following Annual Period and the permitted amount in such immediately following Annual Period (the “Subsequent Annual Period”) shall be reduced by such corresponding amount (the “Carry Back Amount”), provided that, for the avoidance of doubt, if the permitted amount of any numerical permission or grower permission in such Subsequent Annual Period is greater than the amount included in the relevant Carry Back Amount, such greater amount may be used or applied by the Group in the Subsequent Annual Period (and for the avoidance of doubt, such amount shall remain available as a Carry Forward Amount pursuant to Section 1.07(m)(i)(A)); and

(ii) to the extent that the maximum amount so permitted under such numerical permission or grower permission during such Annual Period is increased in accordance with Section 1.07(m)(i), any usage of such basket during such Annual Period shall be deemed to be applied in the following order:

(A) first, against the Carry Forward Amount;

(B) secondly, against the maximum amount so permitted during such Annual Period prior to any increase in accordance with Section 1.07(m)(i); and

(C) thirdly, against the Carry Back Amount.

Article 2
The Notes

Section 2.01. Additional Notes. This Indenture is unlimited in aggregate principal amount. The Issuers may, subject to applicable law and this Indenture, including in compliance with Section 4.06 and Section 4.09, issue an unlimited principal amount of Additional Dollar Notes and an unlimited principal amount of Additional Euro Notes; provided that if the relevant series of Additional Notes are not fungible with the relevant series of Notes originally issued for U.S. federal income tax purposes, the relevant series of Additional Notes may be issued with a separate ISIN or Common Code, as applicable, from the Notes originally issued. The Notes and, if issued, any Additional Notes are treated as a single class for all purposes under this Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase, except as otherwise provided for herein.

Section 2.02. Form and Dating. Provisions relating to the Notes are set forth in Exhibit A, Exhibit A-1 and Exhibit A-2, which are hereby incorporated in and expressly made a part of this Indenture. The (a) Notes and the Trustee’s or an Authentication Agent’s certificate of authentication (as the case may be) and (b) any related Additional Notes (if issued as Transfer Restricted Notes) and the Trustee’s or an Authentication Agent’s certificate of authentication (as the case may be) shall each be substantially in the form included in Exhibit A-1 or Exhibit A-2, as applicable. Any

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Additional Notes issued other than as Transfer Restricted Notes and the Trustee’s or an Authentication Agent’s certificate of authentication (as the case may be) shall each be substantially in the form of Exhibit A (without the Private Placement Legend). The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuers are subject, if any, or usage, provided that any such notation, legend or endorsement is in a form acceptable to the Issuer, the Paying Agent and the Trustee. Each Note shall be dated the date of its authentication. The Dollar Notes shall be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The Euro Notes shall be issued in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof.

Section 2.03. Execution and Authentication. One Officer of each of the Issuers shall sign the Notes for the Issuers by manual or facsimile or electronic (including “.pdf”) signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee, or its Authentication Agent (as defined below), authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee or an Authentication Agent (as the case may be) manually (or by facsimile or electronically) signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee or an Authentication Agent (as the case may be) shall authenticate and make available for delivery Notes as set forth in Exhibit A following receipt of an authentication order signed by an Officer of the Issuers directing the Trustee or an Authentication Agent to authenticate such Notes (the “Authentication Order”).

The Trustee may appoint one or more authentication agents (each, an “Authentication Agent”) to authenticate the Notes. Such an agent may authenticate Notes whenever the Trustee may do so. Unless limited by the terms of such appointment, an Authentication Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authentication Agent has the same rights as any Registrar, Paying Agent or any other Agent for service of notices and demands.

Section 2.04. Registrars, Transfer Agents and Paying Agents. The Issuers shall maintain (i) one or more registrars with respect to the Dollar Notes and the Euro Notes where the Notes may be presented for registration (each, a “Registrar”), which initially shall be The Bank of New York Mellon SA/NV, Dublin Branch, as of the date of this Indenture with respect to the Dollar Notes and with respect to the Euro Notes, (ii) one or more offices or agencies where the Dollar Notes or the Euro Notes, as applicable, may be presented for transfer or for exchange (each, a “Transfer Agent”), which shall be The Bank of New York Mellon SA/NV, Dublin Branch, as of the date of this Indenture with respect to the Dollar Notes and the Euro Notes, and (iii) one or more offices or agencies where the Dollar Notes or the Euro Notes, as applicable, may be presented for

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payment (each, a “Paying Agent”), which shall be The Bank of New York Mellon, London Branch, as of the date of this Indenture with respect to the Dollar Notes and the Euro Notes. The Registrar shall keep a register of the Dollar Notes or the Euro Notes, as applicable (“Note Register”), and of their transfer and exchange and keep such Note Register in accordance with the rules and procedures of DTC or Euroclear and Clearstream, as applicable. The registered Holder of a Note will be treated as the owner of such Note for all purposes and only registered Holders shall have rights under this Indenture and the Notes. The Issuers may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Issuers may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, Parent or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar provided that it segregates and holds in a separate trust fund for the benefit of the Holders all money held by it as paying agent.

DTC, its nominees and successors will act as Dollar Note Depositary with respect to the Dollar Global Notes and Euroclear and Clearstream, their respective nominees and successors will act as Euro Note Depositary with respect to the Euro Global Notes.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuers will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Section 2.05. Paying Agent to Hold Money. No later than 10:00 a.m. London time, with respect to the Euro Notes, and no later than 10:00 a.m. New York time, with respect to the Dollar Notes, on the Business Day prior to each due date of the principal, interest and premium, and Additional Amounts on any Note, the Issuers shall deposit with the appropriate Paying Agent (or if the Issuers or a Restricted Subsidiary of the Issuers are acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal, interest and premium, and Additional Amounts when so becoming due and, subject to receipt of such monies, the Paying Agent shall make payment on the Notes in accordance with this Indenture. If the Issuers or a Restricted Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuers shall before 10:00 a.m. London time, with respect to the Euro Notes, and no later than 10:00 a.m. New York time, with respect to the Dollar Notes, on the second Business Day prior to the day on which the Paying Agent is to receive payment, procure that the bank effecting payment for it confirms by fax or tested SWIFT MT100 message to the Paying Agent the irrevocable payment instructions relating to such payment. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee or such entity designated by the Trustee for this purpose and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.05, the Paying Agent shall have no further liability for the money. For the avoidance of doubt, the Paying Agent and the

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Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.05, (ii) and until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 2.06. Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. Following the exchange of beneficial interests in Global Notes for Definitive Registered Notes, the Issuers shall furnish, or cause the Registrar to furnish, to the Trustee, the Transfer Agent and the Paying Agent in writing at least five Business Days before each interest payment date, and at such other times as the Trustee may reasonably require, the names and addresses of Holders of such Definitive Registered Notes. Neither the Trustee, the Agents nor any of their respective agents will have any responsibility or be liable for any aspect of the records in relation to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.07. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Exhibit A. When a Note is presented to the Registrar or Transfer Agent, as the case may be, with a request to register a transfer, the Registrar or the Transfer Agent, as the case may be, shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar or the Transfer Agent, as the case may be, with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuers shall execute and the Trustee or an Authentication Agent, upon receipt of an Authentication Order, shall authenticate Notes at the request of the Registrar or the Transfer Agent, as the case may be. The Issuers may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07. The Registrar and Transfer Agent are not required to register the transfer or exchange of any Notes (i) for a period of 15 days prior to any date fixed for the redemption of the Notes, (ii) for a period of 15 days immediately prior to the date fixed for selection of Notes to be redeemed in part, (iii) for a period of 15 days prior to the record date with respect to any interest payment date, or (iv) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee and each Agent may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to paragraph 2 of the Notes) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent, the Transfer Agent or the Registrar shall be affected by notice to the contrary.

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Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book-entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

None of the Trustee or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee, the Issuers nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner of a Global Note or other Person with respect to the accuracy of the records of any Depositary or a nominee of the Depositary, with respect to any ownership interest in the Notes or with respect to the delivery to any beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary, or a nominee of the Depositary in the case of a Global Note). The rights of beneficial owners in a Global Note shall be exercised only through a Depositary subject to the Applicable Procedures. The Trustee, any Paying Agent and any Registrar shall be entitled to rely and shall be fully protected in relying upon information furnished by a Depositary with respect to its members, participants and any beneficial owners. The Trustee, any Paying Agent and any Registrar shall be entitled to deal with a Depositary and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and Additional Amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof.

Section 2.08. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee or an Authentication Agent, upon receipt of an Authentication Order, shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) notifies the Issuers or the Trustee within a reasonable time after such Holder

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has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee, each Agent or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee and the Issuers to protect the Issuer, the Trustee, the Authentication Agent, the Paying Agent, the Transfer Agent and the Registrar from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note including reasonable fees and expenses of counsel. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is a contractual obligation of the Issuers.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee or an Authentication Agent except for those cancelled by either of them, those delivered to either of them for cancellation and those described in this Section 2.09 as not outstanding. Subject to Section 2.10, a Note does not cease to be outstanding because the Issuers or a Guarantor or an Affiliate of the Issuers or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent is holding (or if the Issuers or a Guarantor or an Affiliate of the Issuers or a Guarantor is acting as Paying Agent and such Paying Agent segregates and holds in trust) in accordance with this Indenture, on each redemption date or maturity date money sufficient to pay all principal, interest and premium, and Additional Amounts payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not, as advised to it in writing by the Issuers or, as the case may be, the Registrar, prohibited in writing from paying such amount to the Holders on that date pursuant to the terms of this Indenture or the Intercreditor Agreement, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any request, demand, authorization, direction, notice, waiver or consent, Notes owned by the Issuers or by any Affiliate of the Issuers shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such request,

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demand, authorization, direction, notice, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuers or a Guarantor or any Affiliate of the Issuers or a Guarantor. Upon request of the Trustee, each Issuer shall promptly furnish to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by such Issuer to be owned or held by or for the account of any of the above described persons, and the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes or Notes of any series, as applicable, not listed therein are outstanding for the purpose of any such determination.

Section 2.11. Temporary Notes. In the event that Definitive Registered Notes are to be issued under the terms of this Indenture, until such Definitive Registered Notes are ready for delivery, the Issuers may prepare and the Trustee or an Authentication Agent, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Registered Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee or an Authentication Agent, upon receipt of an Authentication Order, shall authenticate Definitive Registered Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder.

Section 2.12. Cancellation. The Issuers at any time may deliver Notes to the Registrar for cancellation. The applicable Paying Agent, Transfer Agent and the Trustee for such Series of Notes shall forward to the Registrar any such Notes surrendered to them for registration of transfer, exchange or payment. The Registrar or the Paying Agent (or an agent authorized by the Registrar) and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of cancelled Notes in accordance with its customary procedures or deliver cancelled Notes to the Issuers pursuant to written direction by an Officer of an Issuer. Certification of the destruction of all cancelled Notes shall be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes it has redeemed or delivered to the Registrar for cancellation. If the Issuers shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes, unless and until the same are surrendered to the Registrar for cancellation pursuant to this Section 2.12. Neither the Trustee nor any Authentication Agent shall authenticate Notes in place of cancelled Notes other than pursuant to the terms of this Indenture.

Section 2.13. Defaulted Interest. Subject to the last sentence of this Section 2.13, if the Issuers default in a payment of interest on the Notes, the Issuers will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers shall notify the Trustee as soon as practicable in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment and at the same

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time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.13. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuers shall promptly notify the Trustee of any such special record date. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuer) will mail or cause to be sent to the Holders in accordance with Section 13.01 a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Issuers undertake to promptly inform the Exchange (for so long as the Notes are listed and admitted to trading on the Official List of the Exchange) of any such special record date.

Notwithstanding anything in this Section 2.13 to the contrary, the Issuers shall not be required to set a special record date for the payment of defaulted interest pursuant to this Section 2.13, if such default in the payment of interest of the Notes is 30 days old or less, in which case the original record date shall continue to be in effect.

Section 2.14. CUSIP, ISIN or Common Code Numbers. The Issuers in issuing the Notes may use a CUSIP, ISIN, Common Code or other similar numbers (in each case, if then generally in use) and, if so, the Trustee and Agents shall use a CUSIP, ISIN, Common Code or other similar numbers in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Issuers will as promptly as practicable notify the Trustee and Agents in writing of any change in the CUSIP, ISIN, Common Code or other similar numbers.

Section 2.15. Computation of Interest. Interest on the Dollar Notes will accrue on the aggregate principal amount at the rate of 4.00% per annum and will be computed on the basis of a 360- day year comprised of twelve 30-day months. Interest on the Euro Notes will accrue on the aggregate principal amount at the rate of 3.00% per annum and will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Issuers will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1 (or such other record date as specified in the relevant Notes and/or permitted or otherwise required by the procedures of Euroclear, Clearstream or DTC, as applicable). The Issuers have been advised by DTC that DTC will, in accordance with its customary accounting and payment procedures, credit interest payments received by DTC on any interest.

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Article 3
Redemption

Section 3.01. Notices to Trustee. If the Issuers elect to redeem Notes pursuant to paragraphs 5 and 6 of the Notes, they shall furnish to the Trustee (copied to the Paying Agent and Registrar), at least three Business Days (unless a shorter notice shall be agreed to by the Trustee) before notice of redemption is required to be delivered electronically or mailed to Holders pursuant to Section 3.03, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the date of redemption (as such date may be delayed pursuant to paragraph 5(f) of the Notes, the “Redemption Date”) and the record date, (c) the principal amount of the Notes to be redeemed, (d) the redemption price and (e) the ISIN and Common Code numbers, as applicable. The Issuers may also include a request in such Officer’s Certificate that such Paying Agent or Registrar (or the Trustee may but shall not be obliged to) give the notice of redemption in the Issuers’ name and at its expense and setting forth the information to be stated in such notice as provided in Section 3.04. The Issuers shall deliver to the Trustee, Paying Agent or Registrar, such documentation and records as shall enable the Trustee, Paying Agent or Registrar to select the Notes to be redeemed pursuant to Section 3.02.

Section 3.02. Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased at any time, the selection of the Notes to be redeemed or purchased will be made in accordance with the Applicable Procedures, or, in the case of Definitive Notes, the Paying Agent or the Registrar (as applicable) will select Notes for redemption on a pro rata basis or by such other method as the Paying Agent or the Registrar, as applicable shall deem fair and appropriate (or based on a method that most nearly approximates a pro rata selection (such as by way of pool factor) in accordance with the then applicable procedures of the relevant clearing system), unless otherwise required by law or applicable stock exchange, clearing system or depositary requirements; provided, however, that Dollar Notes and portions of Dollar Notes selected shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and Euro Notes and portions of Euro Notes selected shall be in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof; no Dollar Notes in denominations of $2,000 or less or Euro Notes in denominations of €100,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed, even if not in a principal amount of at least $2,000 in the case of the Dollar Notes or €100,000 in the case of the Euro Notes. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. Neither the Trustee, the Paying Agent nor the Registrar will be liable for any selections made in accordance with this Section 3.02. For the Notes which are represented by Global Notes held on behalf of the Depositary notices may be given by delivery of the relevant notices to Depositary for communication to entitled account holders in substitution for the aforesaid mailing.

Section 3.03. Notice of Redemption or Purchase. Subject to paragraph 5(e) of the Notes and Section 3.08, the Issuers shall send electronically, mail or cause to be

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mailed by first-class mail, postage prepaid, notices of redemption or purchase at least 10 days (except as set forth in paragraph 5(f) of the Notes) but not more than 60 days (except as set forth in paragraph 5(f) of the Notes) before the Redemption Date to each Holder of the applicable Series of Notes to be redeemed or purchased at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption or purchase notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11. Notices of redemption or purchase may, at the Issuers’ discretion, be conditional. The Issuers may also provide in any redemption or purchase notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption or purchase may be performed by another Person.

(a) The notice shall identify the Notes to be redeemed or purchased and shall state:

(b) the Redemption Date and the record date;

(c) the redemption or purchase price;

(d) if any Note is to be redeemed or purchased in part only, the portion of the principal amount of that Note that is to be redeemed or purchased and, with respect to any Definitive Registered Note, that after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note; provided that new Dollar Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and that new Euro Notes will only be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof;

(e) the name and address of the Paying Agent;

(f) that Notes called for redemption or purchase must be surrendered to the Paying Agent to collect the redemption or purchase price;

(g) that, unless the Issuers default in making such redemption or purchase payment, interest on Notes called for redemption or purchase ceases to accrue on and after the Redemption Date subject to the satisfaction or waiver of any conditions set forth in such notice;

(h) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption or purchase are being redeemed or purchased;

(i) the CUSIP, ISIN, Common Code or similar number, if any, printed on the Notes being redeemed or purchased and that no representation is made as to the

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correctness or accuracy of any such CUSIP, ISIN, Common Code or similar number that is listed in such notice or printed on the Notes; and

(j) any condition to such redemption or purchase.

In addition, any notice of redemption or purchase may include additional information, including any information pursuant to paragraph 5(f) of the Notes.

At the Issuers’ request, the Paying Agent (or the Trustee may but shall not be obliged to) shall give the notice of redemption or purchase in the Issuers’ name and at its expense; provided that the Issuers shall have delivered to the Trustee and the Paying Agent, at least three Business Days before notice of redemption or purchase is required to be delivered electronically, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. Such Officer’s Certificate shall state that all conditions precedent to the delivery of such notice have been complied with. To the extent that the mandatory rules and procedures of the Depositary conflict with this Indenture, any notice will be deemed to satisfy this Indenture if it complies with the mandatory rules and procedures of the Depositary.

If the Notes are listed on an exchange, for so long as the Notes are so listed and the rules of such exchange so require, the Issuers shall notify the exchange of any such redemption or purchase and, if applicable, of the principal amount of any Notes outstanding following any partial redemption or purchase of Notes.

Section 3.04. Effect of Notice of Redemption. A notice of redemption or purchase, if delivered electronically, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note. Notes or portions of Notes called for redemption or purchase shall become due and payable on the Redemption Date, subject to satisfaction or waiver of any conditions specified in the notice. Subject to Section 3.05, on and after the Redemption Date, unless the Issuers default in the payment of the redemption or purchase price, interest shall cease to accrue on the Notes called for redemption or purchase.

Section 3.05. Deposit of Redemption Price. (a) Prior to 10:00 a.m. (New York City time) on the Redemption Date, with respect to the Dollar Notes, and prior to 10:00 a.m. (London time) on the Redemption Date, with respect to the Euro Notes, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed. Notwithstanding anything to the contrary contained

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in this Section 3.05, the Paying Agent shall hold funds in accordance with Section 7.11(e).

(b) If the Issuers comply with the provisions of the preceding clause (a), on and after the Redemption Date, unless the Issuers default in the payment of the redemption price and subject to the satisfaction or waiver of any conditions set forth in the applicable notice of redemption, interest shall cease to accrue on the Notes called for redemption. If a Note is redeemed on or after an applicable Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date in accordance with Applicable Procedures. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

(c) The Paying Agent and the Trustee shall have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times required and (ii) shall not be obligated to make payment until they have received funds sufficient to make the relevant payment. Neither the Trustee nor any Agent shall be required to pay out any money without first having been placed in funds.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Definitive Registered Note that is redeemed in part, the Issuers shall issue and the Trustee shall authenticate for the Holder, at the expense of the Issuers, a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Dollar Note will be in a minimum principal amount of $2,000 and any integral multiple of $1,000 in excess thereof and that each new Euro Note will in a minimum principal amount of €100,000 and any integral multiple of €1,000 in excess thereof. It is understood that, notwithstanding anything to the contrary in this Indenture, only an Authentication Order and an Officer’s Certificate and not an Opinion of Counsel are required for the Trustee to authenticate such new Note.

Section 3.07. [Reserved].

Section 3.08. Mandatory Redemption; Offers to Purchase; Open Market Purchases. The Issuers shall not be required to make any mandatory redemption or sinking fund payment with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under Section 4.07 or Section 4.10. As market conditions warrant, we and our equity holders, including the Investors, their respective Affiliates and members of our management, may from time to time seek to purchase our outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing our indebtedness,

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including the Senior Facilities, and this Indenture, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new secured or unsecured debt, including borrowings under our credit facilities. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series.

Section 3.09. Redemption for Taxation Reasons. The Issuers may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders of the Notes of the applicable series (with a copy to the Trustee and Paying Agent) (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date) and all Additional Amounts (see Section 4.12), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if an Issuer or any Guarantor determine in good faith that, as a result of:

(a) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(b) any change in, or amendment to, or the introduction of, an official written position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published practice or revenue guidance) of a Relevant Taxing Jurisdiction (each of the foregoing in clauses (a) and (b), a “Change in Tax Law”), the relevant Payor is, or on the next interest payment date in respect of the Notes of such series would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the relevant Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable but not including assignment of the obligation to make payment with respect to the relevant series of Notes). In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of the Offering Memorandum, such Change in Tax Law must be publicly announced and become effective after the date of the Offering Memorandum. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of the Offering Memorandum, such Change in Tax Law must be publicly announced and become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction. If the relevant Payor is a Guarantor, the foregoing provisions shall apply only if neither the Issuers nor any other Guarantor is able to make payments on the Notes without the payment of such Additional Amounts. Notice of redemption for taxation reasons will be published in accordance with the procedures described under Section 3.03. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which such Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such

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obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, such Payor will deliver to the Trustee and the Paying Agent (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that it would not be able to avoid the obligation to pay Additional Amounts by taking reasonable measures available to it (which shall not include changing its jurisdiction of organization or tax residency) and (b) an opinion of an independent tax counsel of recognized standing to the effect that such Payor has or would become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee and Paying Agent shall accept, and will be entitled to conclusively rely on, such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without liability or further inquiry, in which event it will be conclusive and binding on the Holders.

The foregoing will apply mutatis mutandis to any successor to the Issuers and to any jurisdiction in which any successor to the Issuers is incorporated or organized, resident or engaged in business for tax purposes or has a permanent establishment in, or any political subdivision or taxing authority or agency thereof or therein.

Article 4
Covenants

Section 4.01. Payment of Notes. The Issuers shall pay or cause to be paid the principal of, premium and Additional Amounts (solely with respect to the Euro Notes), if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium and Additional Amounts, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuers or a Guarantor or an Affiliate of the Issuers or a Guarantor, holds as of 10:00 a.m. (New York City time) on the Business Day prior to the due date, with respect to the Dollar Notes and as of 10:00 a.m. (London time) on the Business Day prior to the due date, with respect to the Euro Notes, money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium and Additional Amounts, if any, and interest then due.

The Paying Agent shall not be obliged to make any payment until such time as it has received sufficient funds in order to make such payment.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Reports and Other Information. (a) For so long as any Notes are outstanding, Parent will provide to the Trustee the following reports:

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(i) within 120 days after the end of each fiscal year of Parent, annual reports containing, to the extent applicable, the following information: (a) audited consolidated balance sheets of Parent or its predecessor as of the end of the most recent fiscal year and audited consolidated income statements and statements of cash flow of Parent or its predecessor for the most recent fiscal year, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) unaudited pro forma income statement information and balance sheet information of Parent (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year; (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of Parent, and a discussion of material commitments and contingencies and critical accounting policies, with a similar scope and level of detail to that included in the Offering Memorandum; (d) description of the business, management and shareholders of Parent, all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments; and (e) a summary description of material risk factors and material recent developments;

(ii) within 90 days following the end of the fiscal half-year period in each fiscal year of Parent, the half-year report of Parent containing the following information: (a) an unaudited condensed consolidated balance sheet as of the end of such half-year period and unaudited condensed statements of income and cash flow for the most recent half year to date period ending on the unaudited condensed balance sheet date, and the comparable prior year period, together with condensed footnote disclosure; (b) unaudited pro forma income statement information and balance sheet information of Parent (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the relevant half-year; (c) an operating and financial review of the unaudited financial statements, including a discussion of the results of operations, financial condition and material changes in liquidity and capital resources of Parent, and a discussion of material changes not in the ordinary course of business in commitments and contingencies since the most recent report; and (d) material recent developments; and

(iii) within 60 days following the end of the first and third fiscal quarters of each fiscal year of Parent, beginning with the quarter ending September 30, 2021, a trading statement containing (i) revenue, operating profit/loss, adjusted EBITDA, net debt, cash and cash equivalents and capital expenditures for the current period; and (ii) a discussion of any material recent developments.

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(b) All financial statement and pro forma financial information shall, at the election of Parent, be prepared in accordance with IFRS or U.S. GAAP. At Parent’s election, it may comply with the provisions of this covenant by furnishing the applicable financial statements and/or other financial information of an indirect or direct parent company of Parent (an “Alternative Reporting Entity”), in each case, in lieu of those for Parent and as if references to “Parent” in this covenant were to such Alternative Reporting Entity, provided, that if such Alternative Reporting Entity does not guarantee the notes then the same is accompanied by selected financial metrics that show the differences (in Parent’s sole discretion) between the information relating to such Alternative Reporting Entity, on the one hand, and the information relating to Parent and its Restricted Subsidiaries on a stand-alone basis, on the other hand. The requirements of this covenant shall be considered to have been fulfilled if Paysafe Ltd. complies with the reporting requirements of the principal stock exchange on which its common shares are then listed.

(c) Parent will be deemed to have furnished the reports referred to in clauses Section 4.02(a)(i), (ii) and (iii) of the first paragraph of this Section 4.02(a) if Parent or any parent entity of Parent has filed reports containing substantially such information (or any such information of a parent entity pursuant to the preceding paragraph) with the SEC. Parent expects to rely on this paragraph to utilize the reports of Paysafe Ltd. to satisfy the requirements of this covenant.

(d) At any time that any of Parent’s Subsidiaries are Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of Parent, then the annual and semi-annual financial information required by Section 4.02(a)(i) and (ii) shall include a presentation of selected financial metrics (in Parent’s sole discretion) of such Unrestricted Subsidiaries as a group.

(e) If Parent or any parent entity does not file reports with the SEC, then Parent will make available such information and such reports to any Holder of the notes and to any beneficial owner of the notes, in each case by posting such information on a password-protected website or online data system which will require a confidentiality acknowledgment, and will make such information readily available to any bona fide prospective investor, any securities analyst (to the extent providing analysis of investment in the notes) or any market maker in the notes who agrees to treat such information as confidential; provided that Parent shall post such information thereon and make readily available any password or other login information to any such bona fide prospective investor, securities analyst or market maker; provided, however, that Parent may deny access to any information or reports otherwise to be provided pursuant to this covenant to any such Holder, beneficial owner, bona fide prospective investor, securities analyst or market maker that is a competitor or to the extent that Parent determines in its sole discretion that the provision of such information to such Person may be harmful to Parent and its Subsidiaries; provided, further, that such Holders, beneficial owners, bona fide prospective investors, securities analysts and market makers shall agree to (A) treat all such reports (and information contained therein) as confidential, (B) not to use such reports (and the information contained therein) for any purpose other than their

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investment or potential investment in the notes and (C) not publicly disclose any such reports (and the information contained therein). In addition, so long as the Notes remain outstanding and during any period during which Parent is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), Parent shall furnish to the Holders and, upon their request, prospective purchasers of the Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) Notwithstanding anything herein to the contrary, Parent shall not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (iii) under Section 6.01 until 180 days after the receipt of the written notice delivered thereunder.

(g) To the extent any information is not provided within the time periods specified in this Section 4.02 and such information is subsequently provided, Parent shall be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

(h) Delivery of such reports, information and documents to the Trustee shall be for informational purposes only, and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein, including Parent’s and the Issuers’ compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

Section 4.03. Compliance Certificate. (a) Parent shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from its principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of Parent and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether Parent and its Restricted Subsidiaries have kept, observed, performed and fulfilled their respective obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, on behalf of Parent, Parent and its Restricted Subsidiaries have kept, observed, performed and fulfilled in all material respects each and every condition and covenant contained in this Indenture during such fiscal year and no Default has occurred and is continuing with respect to any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Issuers is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of Parent or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, Parent shall promptly (which shall be no more than 20 Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by

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facsimile or electronic transmission an Officer’s Certificate specifying such Default (unless such Default has been cured or waived within such 20-Business Day time period).

Section 4.04. Limitation on Restricted Payments. (a) Parent shall not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of Parent’s, or any of its Restricted Subsidiaries’, Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A) dividends, payments and distributions by Parent payable solely in Equity Interests (other than Disqualified Stock) of Parent or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or Subordinated Shareholder Funding; or

(B) dividends, payments and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Parent or any direct or indirect parent company of Parent, including any purchase, redemption, defeasance, acquisition or retirement in connection with any merger, amalgamation or consolidation, in each case held by a Person other than Parent or a Restricted Subsidiary;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (vi) and (vii) of Section 4.06(b); or

(B) the payment, redemption, purchase, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, purchase, repurchase, defeasance or acquisition or retirement;

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(iv) make any payment (whether of principal, interest or other amounts) on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding); or

(v) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (v) of this Section 4.04(a) (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) in the case of a Restricted Payment under clauses (i), (ii) and (iv) of this Section 4.04(a), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and, in the case of a Restricted Payment under clauses (iii) and (v) of this Section 4.04(a), no Event of Default described under clauses (i), (ii) or (vi) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof; and

(B) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i) (without duplication) and (vi)(C) of Section 4.04(b)), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the sum of (without duplication):

(1) the greater of (i) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period and including any predecessor of Parent) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of either, at the option of Parent, (x) Parent’s most recently ended fiscal quarter or (y) Parent’s most recently ended month for which internal financial statements are available at the time of such Restricted Payment and (ii) the Cumulative Retained Excess Cash Flow Amount at the time of such Restricted Payment, provided that such amount shall not be less than zero; plus

(2) 100% of the aggregate Net Cash Proceeds and the fair market value of marketable securities or other property received by Parent or its Restricted Subsidiaries after the Issue Date (other than Net Cash Proceeds to the extent such Net Cash Proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (x)(A) of Section 4.06(b)) from the issue or sale of:

(i) (A) Equity Interests or Subordinated Shareholder Funding of Parent, including Treasury Capital Stock, but excluding Net Cash Proceeds and the fair market

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value of marketable securities or other property received from the sale of:

(x) Equity Interests or Subordinated Shareholder Funding of Parent to any future, present or former employees, directors, officers, managers, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent, any direct or indirect parent company of Parent or any of Parent’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.04(b); and

(y) Designated Preferred Stock; and

(B) to the extent such Net Cash Proceeds, marketable securities or other property are actually contributed to Parent or any of its Restricted Subsidiaries, Equity Interests of Parent or any of Parent’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.04(b)); or

(ii) Indebtedness of Parent or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests or Subordinated Shareholder Funding of Parent or a parent company of Parent;

provided, that this clause (2) shall not include the proceeds from (w) Refunding Capital Stock applied in accordance with clause (ii) of Section 4.04(b), (x) Equity Interests or convertible debt securities of Parent or a Restricted Subsidiary sold to a Restricted Subsidiary or to Parent, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(3) 100% of the aggregate amount of Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of Parent or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of Parent or a Restricted Subsidiary contributed to Parent or a Restricted Subsidiary for cancellation) or that becomes part of the capital of Parent or a Restricted Subsidiary through consolidation, amalgamation or merger following the Issue Date (other than (i) Net Cash Proceeds to the extent such Net Cash Proceeds have been

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used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (x)(A) of Section 4.06(b), (ii) contributions by a Restricted Subsidiary or Parent and (iii) any Excluded Contributions); plus

(4) 100% of the aggregate amount received in Cash Equivalents and the fair market value of marketable securities or other property received by Parent or any Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to Parent or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by Parent or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Parent or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by Parent or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the issuance, sale or other disposition (other than to Parent or a Restricted Subsidiary) of the Equity Interests of, or a dividend or distribution (other than an Excluded Contribution) from, an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by Parent or a Restricted Subsidiary pursuant to clause (vii) of Section 4.04(b) or to the extent such Investment constituted a Permitted Investment, but including such Cash Equivalents and fair market value to the extent exceeding the amount of such Investment), in each case, after the Issue Date; or

(iii) any returns, profits, distributions and similar amounts received on account of any Permitted Investment or an Investment classified as a Restricted Payment subject to a dollar-denominated or ratio-based basket (to the extent in excess of the original amount of such Investment) and without duplication of any returns, profits, distributions or similar amounts included in the calculation of such basket; plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into Parent or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Parent or a Restricted Subsidiary after the Issue Date, the fair market value (as

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determined by Parent in good faith) of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by Parent or a Restricted Subsidiary pursuant to clause (vii) of Section 4.04(b) or to the extent such Investment constituted a Permitted Investment made after the Issue Date, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of fair market value; plus

(6) the aggregate amount of Declined Proceeds since the Issue Date; plus

(7) the greater of (x) $175.0 million and (y) 40.0% of LTM EBITDA.

(b) The provisions of Section 4.04(a) shall not prohibit any of the following (collectively, “Permitted Payments”):

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(ii) (A) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”), including any accrued and unpaid dividends thereon, Subordinated Shareholder Funding or Subordinated Indebtedness of Parent or any Restricted Subsidiary or any Equity Interests of any direct or indirect parent company of Parent, in exchange for, or in an amount not to exceed the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of Equity Interests or Subordinated Shareholder Funding of Parent or any direct or indirect parent company of Parent to the extent contributed to Parent (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of Parent or to an employee stock ownership plan or any trust established by Parent or any of its Subsidiaries) of Refunding Capital Stock, and (C) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(vi) or (B) of this Section 4.04(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent

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company of Parent) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the prepayment, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (A) Subordinated Indebtedness of an Issuer or a Guarantor made by exchange for, or in an amount not to exceed the proceeds of the sale of, new Indebtedness of an Issuer or a Guarantor or Disqualified Stock of an Issuer or a Guarantor made within 120 days of such incurrence or issuance of new Indebtedness or Disqualified Stock or (B) Disqualified Stock of an Issuer or a Guarantor made by exchange for, or in an amount not to exceed the proceeds of the sale of, Disqualified Stock of the Issuers or a Guarantor made within 120 days of such issuance of Disqualified Stock, that, in each case, is incurred or issued, as applicable, in compliance with Section 4.06 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including tender premium) paid on the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, a date that is at least 91 days after the maturity date of the Notes); and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

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(iv) Restricted Payments to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Parent or any direct or indirect parent company of Parent held by any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any employee, director, officer, manager, member, partner, independent contractor or consultant equity plan or stock option plan or any other employee, director, officer, manager, member, partner, independent contractor or consultant benefit plan or agreement, or any equity subscription or equityholder agreement or any termination agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by Parent or any direct or indirect parent company of Parent in connection with such repurchase, retirement or other acquisition), including any Equity Interest received or rolled over by any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of Parent, any of its Subsidiaries or any direct or indirect parent company of Parent in connection with the Transactions or any other transaction; provided, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year an amount equal to the greater of (x) $65.0 million and (y) 15.0% of LTM EBITDA (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA in any calendar year); provided, further, that such amount in any calendar year under this clause may be increased by an amount not to exceed:

(A) the cash proceeds from the sale or issuance of Equity Interests (other than Disqualified Stock and other than to a Restricted Subsidiary) or Subordinated Shareholder Funding of Parent and, to the extent contributed to Parent or its Subsidiaries, the cash proceeds from the sale or issuance of Equity Interests or Subordinated Shareholder Funding of any of Parent’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale or issuance of such Equity Interests or Subordinated Shareholder Funding have not otherwise been applied to the payment of Restricted Payments by virtue of clause (a)(v)(B) of Section 4.04; plus

(B) the amount of any cash bonuses otherwise payable to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family

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Members) of Parent, any of its Subsidiaries or any of its direct or indirect parent companies that are foregone in exchange for the receipt of Equity Interests of Parent or any of its direct or indirect parent companies pursuant to any compensation arrangement, including any deferred compensation plan; plus

(C) the cash proceeds of key man life insurance policies received by Parent or its Restricted Subsidiaries (or any direct or indirect parent company of Parent to the extent contributed to Parent or one of its Subsidiaries) after the Issue Date; less

(D) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (iv);

provided, that Parent may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) of this clause (iv) in any calendar year; and provided, further, that (i) cancellation of Indebtedness owing to Parent or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent, any of Parent’s direct or indirect parent companies or any of Parent’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of Parent or any of its direct or indirect parent companies and (ii) the repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon or in connection with the exercise of options, warrants or similar instruments if such Equity Interests represent all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04 or any other provision of this Indenture;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Parent or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.06 to the extent such dividends or distributions are included in the definition of “Fixed Charges”;

(vi) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Parent after the Issue Date;

(B) the declaration and payment of dividends to any direct or indirect parent company of Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate

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amount of cash actually contributed to Parent from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 4.04(b);

provided, in the case of each of (vi) and (C) of this clause (vi), that for, at the option of Parent, (i) the most recently ended four full fiscal quarters or (ii) the most recently ended 12 months for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Parent could incur $1.00 of additional Indebtedness pursuant to Section 4.06(a);

(vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of Cash Equivalents or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (x) $90.0 million and (y) 20.0% of LTM EBITDA at the time of such Investment (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause (vii) is made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (vii);

(viii) payments made or expected to be made by Parent or any Restricted Subsidiary in respect of withholding or similar taxes payable upon or in connection with the exercise or vesting of Equity Interests or any other equity award by any future, present or former employee, director, officer, member of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent or any Restricted Subsidiary or any direct or indirect parent company of Parent and any repurchases or withholdings of Equity Interests in connection with the exercise or vesting of stock options, warrants or the issuance of restricted stock units or similar equity-based awards or payments in lieu of the issuance of fractional Equity Interests with respect to stock options, warrants, restricted stock units or similar equity-based awards;

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(ix) Restricted Payments in an amount not to exceed the sum of (A) up to 7% per annum of the amount of Net Cash Proceeds from any Equity Offering received by or contributed to Parent or any of its Restricted Subsidiaries and (B) an aggregate amount per annum not to exceed 7% of the greater of Market Capitalization;

(x) Restricted Payments that are made (A) in an amount that does not exceed the aggregate amount of Excluded Contributions received following the Issue Date or (B) without duplication with clause (x), in an amount not to exceed the cash proceeds from a sale, conveyance, transfer or other disposition in respect of property or assets acquired after the Issue Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(xi) (A) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi)(A) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been converted to, Cash Equivalents)) not to exceed the greater of (x) $150.0 million and (y) 35.0% of LTM EBITDA at such time (in the case of a Restricted Investment, determined on the date such Investment is made, with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments); provided, however, that if any Restricted Payment pursuant to this clause (xi)(A) consists of an Investment made in any Person that is not a Restricted Subsidiary of Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) of and shall cease to have been made pursuant to this clause (xi)(A); and (B) any Restricted Payments, so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Total Debt Ratio shall be no greater than 5.25 to 1.00;

(xii) distributions or payments of Securitization Fees;

(xiii) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed in connection with the Transactions (including dividends or distributions to any direct or indirect parent company of Parent to permit payment by such parent company of such amounts), including the settlement of claims or actions in connection with the Transactions or to satisfy indemnity or other similar obligations or any other earnouts, purchase price adjustments, working capital adjustments or any other payments under the Merger Agreement;

(xiv) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness, Disqualified Stock or Preferred Stock pursuant to the provisions similar to those described under Sections 4.07 and 4.10;

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provided that if the Issuers shall have been required to make a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers or Asset Sale Offers, respectively, all Notes validly tendered by Holders of such Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(xv) the declaration and payment of dividends or distributions by Parent to, or the making of loans to, any direct or indirect parent entity of Parent or any other Restricted Payment in amounts required for any direct or indirect parent entity of Parent to pay, in each case without duplication:

(A) franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate or other legal existence;

(B) salary, bonus, severance, indemnity and other benefits payable to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of any direct or indirect parent company of Parent to the extent such salaries, bonuses, severance, indemnity and other benefits are attributable to the ownership or operation of Parent and its Restricted Subsidiaries;

(C) general organizational, operating, administrative, compliance, overhead, insurance and other costs and expenses (including, without limitation, expenses related to auditing or other accounting or tax reporting matters) and any costs, expenses and liabilities incurred in connection with any litigation or arbitration attributable to the ownership or operations of Parent or its Restricted Subsidiaries and Public Company Costs;

(D) fees and expenses related to any equity or debt offering, financing transaction, acquisition, divestiture, investment or other non-ordinary course transaction (whether or not successful) of such parent entity; provided that any such transaction was in the good faith judgment of Parent intended to be for the benefit of Parent and its Restricted Subsidiaries;

(E) amounts payable pursuant to the Support and Services Agreement (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of Parent to the Holders when taken as a whole, as compared to the Support and Services Agreement as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by Parent or its Subsidiaries;

(F) (i) cash payments in lieu of issuing fractional shares or interests in connection with the exercise of warrants, options, other

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equity-based awards or other securities convertible into or exchangeable for Equity Interests of Parent or any direct or indirect parent company of Parent and any dividend, split or combination thereof or any transaction permitted under this Indenture and (ii) any conversion request by a holder of convertible Indebtedness and cash payments in lieu of fractional shares or interests in connection with any such conversion and payments on convertible Indebtedness in accordance with its terms;

(G) to finance Investments that would otherwise be permitted to be made pursuant to this Section 4.04 if made by Parent or its Restricted Subsidiaries; provided, that (1) such Restricted Payment shall be made within 180 days of the closing of such Investment, (2) such direct or indirect parent company shall, promptly following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of Parent or its Restricted Subsidiaries or (y) the merger, consolidation or amalgamation of the Person formed or acquired into Parent or its Restricted Subsidiaries (to the extent not prohibited by Article 5) in order to consummate such Investment, (3) any property received by Parent shall not increase amounts available for Restricted Payments pursuant to clause (a)(v)(B) of Section 4.04 and (4) such Investment shall be deemed to be made by Parent or such Restricted Subsidiary pursuant to another provision of this Section 4.06(b) (other than pursuant to clause (x) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (a) thereof);

(H) amounts that would be permitted to be paid by Parent or its Restricted Subsidiaries under clauses (iii), (iv), (viii), (ix), (xiii) and (xiv) of Section 4.08(b); provided that the amount of any dividend or distribution under this clause (xv)(H) to permit such payment shall reduce, without duplication, Consolidated Net Income of Parent to the extent, if any, that such payment would have reduced Consolidated Net Income of Parent if such payment had been made directly by Parent and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (xv)(H) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by Parent, in each case, in the period such payment is made;

(I) amounts in respect of Indebtedness of such direct or indirect parent company of Parent which is guaranteed by Parent or a Restricted Subsidiary; and

(J) to finance Investments in Skrill USA and its subsidiaries, including for purposes of funding Skrill USA’s operations and capital expenditures pending the consummation of the acquisition of Skrill USA pursuant to the Skrill USA Acquisition Agreement.

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(xvi) the distribution, by dividend or otherwise, or other transfer of Capital Stock of an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to Parent or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries the primary assets of which are Cash Equivalents received as an Investment from Parent or a Restricted Subsidiary;

(xvii) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment so long as the amount of such redemptions are no greater than the amount that constituted such Restricted Payment or Permitted Investment;

(xviii) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with any Permitted Investment or a consolidation, merger or transfer of assets that complies with, or is not prohibited by, Article 5;

(xix) the repurchase, redemption or other acquisition of Equity Interests of Parent or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Parent or any Restricted Subsidiary, in each case, permitted under this Indenture; and

(xx) payments by Parent to any direct or indirect parent of Parent for any taxable period in which Parent and/or any of its Subsidiaries is a member of a consolidated, combined or similar national, regional or local income or similar tax group that includes Parent and/or its Subsidiaries and whose common parent is a direct or indirect parent of Parent, to the extent such income or similar Taxes are attributable to the income of Parent and/or its Restricted Subsidiaries and, to the extent of any cash amounts actually received from its Unrestricted Subsidiaries for such purpose, to the income of such Unrestricted Subsidiaries, to pay the portion of such national, regional and/or local income or similar Taxes (as applicable) that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of Parent and/or its applicable Subsidiaries; provided that in each case the amount of such payments in respect of any taxable year does not exceed the amount that Parent and/or its applicable Restricted Subsidiaries (and, to the extent permitted above, its applicable Unrestricted Subsidiaries), as applicable, would have been required to pay in respect of the relevant national, regional or local income or similar Taxes for such taxable year had Parent and/or its applicable Subsidiaries (including its Unrestricted Subsidiaries to the extent described above), as applicable, paid such Taxes separately from any such parent company;

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provided that at the time of, and after giving effect to, (x) any Restricted Payment other than a Restricted Investment permitted under clause (xi)(B) of this Section 4.04(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof or (y) any Restricted Investment permitted under clause (xi)(B) of this Section 4.04(b), no Event of Default under Section 6.01(i), (ii), (vi) or (vii) hereof shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of determining compliance with this Section 4.04, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xx) of Section 4.04(b) and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to Section 4.04(a), Parent shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (i) through (v) and such Section 4.04(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in any manner that otherwise complies with this Section 4.04.

(d) Parent shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to this Section 4.04, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

(e) For the avoidance of doubt, this Section 4.04 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of Parent or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

Section 4.05. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Parent shall not, and will not permit any of its Restricted Subsidiaries that is not an Issuer or a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not the Issuers or a Subsidiary Guarantor to:

(i) (A) pay dividends or make any other distributions to the Issuers or any Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or

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(B) pay any Indebtedness owed to the Issuers or any Guarantor;

(ii) make loans or advances to the Issuers or any Guarantor; or

(iii) sell, lease or transfer any of its properties or assets to the Issuers or any Guarantor;

(b) The restrictions in Section 4.05 shall not apply to encumbrances or restrictions existing under or by reason of:

(i) encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Facilities and the related documentation and Hedging Obligations;

(ii) this Indenture, the Notes and the Guarantees;

(iii) Purchase Money Obligations and Financing Lease Obligations that impose restrictions of the nature described in clause (b)(iii) of Section 4.05 on the property so purchased, leased, expanded, constructed, developed, installed, replaced, relocated, renewed, maintained, upgraded, repaired or improved;

(iv) applicable law or any applicable rule, regulation or order;

(v) (A) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into Parent or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Parent or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation thereof); and (B) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Parent or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into Parent or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(vi) contracts for the sale or disposition of assets, including sale-leaseback agreements, including customary restrictions with respect to a Subsidiary of Parent pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(vii) Indebtedness otherwise permitted to be incurred pursuant to Sections 4.06 and 4.09 that limits the right of the debtor to dispose of or incur Liens on the assets securing such Indebtedness;

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(viii) restrictions on Cash Equivalents or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business or consistent with past practice or arising in connection with any Permitted Liens;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not an Issuer or a Subsidiary Guarantor permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.06;

(x) customary provisions in joint venture agreements and other similar agreements or arrangements relating to such joint venture;

(xi) provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business or consistent with industry practices or that in the judgment of Parent would not materially impair the Issuers’ ability to make payments under the Notes when due;

(xii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Parent or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of Parent or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Parent or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xiii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary or the assignment of any license or sub-license agreement;

(xiv) provisions restricting assignment of any agreement entered into in the ordinary course of business or consistent with past practice;

(xv) restrictions arising in connection with cash or other deposits permitted under Section 4.09;

(xvi) any agreement or instrument relating to any Indebtedness, Disqualified or Preferred Stock permitted to be incurred, assumed or issued subsequent to the Issue Date pursuant to, or that is not prohibited by, Section 4.06 if either (A) the encumbrances and restrictions are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers (as determined in good faith by Parent), (B) the encumbrances and restrictions are not materially more restrictive, taken as whole, with respect to such Restricted Subsidiaries, than the

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restrictions or encumbrances (x) contained in this Indenture, the Senior Facilities, or related security documents as of the Issue Date or (y) otherwise in effect on the Issue Date or (C) either (x) Parent determines that such encumbrance or restriction will not materially impair the Issuers’ ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(xvii) restrictions created in connection with any Qualified Securitization Facility; and

(xviii) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 4.05(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvii) of this Section 4.05(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Capital Stock and (y) the subordination of (including the application of any standstill requirements to) loans and advances made to Parent or a Restricted Subsidiary to other Indebtedness incurred by Parent or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.06. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) Parent shall not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Parent shall not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor to issue Preferred Stock; provided, that Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock and any Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor may issue shares of Preferred Stock, if (i) the Fixed Charge Coverage Ratio on a consolidated basis of Parent and its Restricted Subsidiaries for, at the option of Parent, (A) the most recently

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ended four fiscal quarters or (B) the most recently ended 12 months for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 or (ii) the Consolidated Total Debt Ratio of Parent and its Restricted Subsidiaries for, at the option of Parent, (A) the most recently ended four fiscal quarters or (B) the most recently ended 12 months for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been equal to or less than 6.75 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such consecutive 12 month period.

(b) The provisions of Section 4.06 will not apply to:

(i) Indebtedness incurred pursuant to any Credit Facilities by Parent or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that immediately after giving effect to any such incurrence or issuance (including pro forma application of the net proceeds therefrom), the then outstanding aggregate principal amount of all Indebtedness incurred or issued under this clause (i) does not exceed the sum of: (A) (i) $628.0 million, plus (ii) €435.0 million, plus (iii) $305.0 million; plus (B) an amount equal to the greater of (x) $430.0 million and (y) 100.0% of LTM EBITDA; plus (C) an additional amount after all amounts have been incurred under clauses (A) and (B), (x) if such additional Indebtedness is secured by the Collateral on a pari passu basis with the Liens securing the notes, if after giving pro forma effect to the incurrence of such additional amount (including a pro forma application of the net proceeds therefrom), the Consolidated First Lien Debt Ratio would have been equal to or less than 4.70 to 1.00, or if such Indebtedness is incurred, acquired or assumed in connection with an acquisition, merger, amalgamation, consolidation or Investment, the Consolidated First Lien Debt Ratio is equal to or less than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment or (y) if such additional Indebtedness is secured by the Collateral on a junior lien basis to the Liens securing the notes, the Consolidated Secured Debt Ratio would have been equal to or less than 6.75 to 1.00 or, if such Indebtedness is incurred, acquired or assumed in connection with an acquisition, merger, amalgamation, consolidation or Investment, the Consolidated Secured Debt Ratio is equal to or less than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment; provided that for purposes of determining the amount that may be incurred under this clause (C)(y) only, all Indebtedness incurred under this clause (C)(y) shall be deemed to be included in clause (a) of the definition of “Consolidated Secured Debt Ratio”;

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(ii) the incurrence by the Issuers and any Guarantor of Indebtedness represented by (A) the notes and the Guarantees (but excluding any additional notes and any guarantees thereof) and (B) any Indebtedness (other than Indebtedness described in Section 4.06(b)(i), clause (ii)(A) of this Section 4.06(b) and clauses (vi) and (vii) of Section 4.06(b)), Disqualified Stock and Preferred Stock of Parent and its Restricted Subsidiaries outstanding on the Issue Date and any Guarantee thereof;

(iii) (a) Attributable Indebtedness relating to any transaction, (b) other Indebtedness (including, to the extent applicable in accordance with the terms of this Indenture and GAAP, Financing Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred or issued by Parent or any of its Restricted Subsidiaries to finance the purchase, lease, expansion, construction, development, installation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount (together with any Refinancing Indebtedness (as defined herein) in respect thereof) not to exceed the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA (in each case, determined at the date of incurrence or issuance) and (c) Indebtedness arising out of dispositions with respect to real property, including sale-leaseback transactions, not to exceed the greater of (x) $90.0 million and (y) 20.0% of LTM EBITDA (in each case, determined at the date of incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (iii) shall cease to be deemed incurred or outstanding for purposes of this clause (iii) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Parent or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (iii);

(iv) Indebtedness incurred by Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including letters of credit in favor of suppliers, customers or trade creditors or in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(v) Indebtedness, Disqualified Stock and Preferred Stock arising from (a) Permitted Intercompany Activities and (b) agreements of Parent or its Restricted Subsidiaries providing for indemnification, adjustment of purchase

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price, earn-outs (including contingent earn-outs) or similar obligations, payment obligations in respect of any non-compete, consulting or similar arrangement or progress payments for property or services or other similar adjustments, in each case, incurred or assumed in connection with the acquisition or disposition of any business (including the Transactions), assets, a Subsidiary or Investment, and Indebtedness arising from guarantees, letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments securing performance of Parent or any Subsidiary pursuant to such agreements;

(vi) Indebtedness, Disqualified Stock and Preferred Stock of Parent to a Restricted Subsidiary; provided that any such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not a Subsidiary Guarantor, excluding any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in the ordinary course of business or consistent with past practice, is subordinated in right of payment (to the extent permitted by applicable law) to the Guarantee of the Notes by Parent (for the avoidance of doubt, any such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor shall be deemed to be expressly subordinated in right of payment to the Guarantee of the Notes by Parent unless the terms of such Indebtedness, Disqualified Stock or Preferred Stock expressly provide otherwise); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to Parent or a Restricted Subsidiary or any pledge of such Indebtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this clause (vi);

(vii) Indebtedness, Disqualified Stock and Preferred Stock of a Restricted Subsidiary to Parent or another Restricted Subsidiary; provided that if an Issuer or a Subsidiary Guarantor incurs such Indebtedness, Disqualified Stock or Preferred Stock to a Restricted Subsidiary that is not an Issuer or a Guarantor, excluding any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in the ordinary course of business or consistent with past practice, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment (to the extent permitted by applicable law) to the Notes or the Guarantee of the Notes by such Subsidiary Guarantor (for the avoidance of doubt, any such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor shall be deemed to be expressly subordinated in right of payment to the Notes or the Guarantee of the Notes by such Subsidiary Guarantor, as applicable, unless the terms of such Indebtedness, Disqualified Stock or Preferred Stock expressly provide otherwise); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or

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any subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to Parent or another Restricted Subsidiary or any pledge of such Indebtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this clause (vii);

(viii) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(ix) obligations in respect of self-insurance and obligations in respect of stays, customs, performance, bid, indemnity, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance and completion guarantees and similar obligations provided by Parent or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(x) (A) Indebtedness or Disqualified Stock of Parent and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 200% of the Net Cash Proceeds received by Parent or any Restricted Subsidiary since immediately after the Issue Date from the issue or sale of Equity Interests or Subordinated Shareholder Funding of Parent or cash contributed to the capital of Parent (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests or Subordinated Shareholder Funding to Parent or any of its Subsidiaries) as determined in accordance with clauses (B)(2) and (B)(3) of Section 4.04(a) to the extent such Net Cash Proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.04(a) or to make Permitted Investments specified in clauses (h), (k), (m), (bb) or (cc) of the definition thereof, and

(B) Indebtedness or Disqualified Stock of Parent and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (x)(B), does not at any time outstanding exceed the greater of (x) $175.0 million and (y) 40.0% of LTM EBITDA (in each case, determined on the date of such incurrence) it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (x)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (x)(B) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Parent or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred

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Stock under the first paragraph of this covenant without reliance on this clause (x)(B);

(xi) the incurrence or issuance by Parent or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.06(a) and clauses (ii) and (x)(A) of this Section 4.06(b), this clause (xi) and clauses (xii) and (xxv) of this Section 4.06(b) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, accrued interest or dividends, underwriting or initial purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection therewith and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness:

(A) other than in the case of Refinancing Indebtedness of Indebtedness (or unutilized commitments in respect of Indebtedness), Disqualified Stock or Preferred Stock incurred or issued as permitted under clauses (iii) and (x)(a) above, and clause (xii) below and Customary Bridge Loans, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes);

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases: (1) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or any Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Parent that is not the Issuers or a Subsidiary

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Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuers;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Parent that is not an Issuer or a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(3) Indebtedness or Disqualified Stock of Parent or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xii) (A) Indebtedness, Disqualified Stock or Preferred Stock of Parent or a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or Investment or (B) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by Parent or any Restricted Subsidiary or merged into or consolidated or amalgamated with Parent or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, that in the case of clauses (A) and (B), after giving effect to such transaction, acquisition, merger, amalgamation, consolidation or Investment: (i) the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock incurred under this subclause (i), together with any Refinancing Indebtedness in respect thereof, does not exceed the greater of (x) $90.0 million and (y) 20.0% of LTM EBITDA at any time outstanding (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this subclause (i) shall cease to be deemed incurred or outstanding for purposes of this subclause (i) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Parent or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this subclause (i)), (ii) either (w) Parent would be permitted to incur at least $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, (x) the Fixed Charge Coverage Ratio for Parent and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment, (y) Parent would be permitted to incur at least $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock pursuant to the test Consolidated Total Debt Ratio set forth in the first paragraph of this covenant or (z) the Consolidated Total Debt Ratio or Parent and its Restricted Subsidiaries is equal to or less than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment; or (iii) either(w) in the case of Indebtedness which is (or once incurred will be) included in the calculation of the Consolidated First Lien Debt Ratio, the Consolidated First Lien Debt Ratio is no greater than either (I) 4.70 to 1.00 or (II) the Consolidated First Lien Debt Ratio immediately prior to such acquisition, merger, amalgamation, consolidation or Investment determined on a pro forma basis as of, at the option of Parent, (A) the last day of the most

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recently ended period of four consecutive fiscal quarters or (B) the last day of the most recently ended period of the last twelve months, in each case, for which financial statements are internally available or (x) in the case of Indebtedness which is (or once incurred will be) included in the calculation of the Consolidated Secured Debt Ratio and is secured by the Collateral on a junior lien basis to the Liens securing the Notes, the Consolidated Secured Debt Ratio is no greater than either (I) 6.75 to 1.00 or (II) the Consolidated Secured Debt Ratio immediately prior to such acquisition, merger, amalgamation, consolidation or Investment determined on a pro forma basis as of, at the option of Parent, (A) the last day of the most recently ended period of four consecutive fiscal quarters or (B) the last day of the most recently ended period of the last twelve months, in each case, for which financial statements are internally available, (y) in the case of Indebtedness which is (or once incurred will be) included in the calculation of Consolidated Total Indebtedness but is not Consolidated Secured Indebtedness, either (I) the Consolidated Total Debt Ratio is no greater than either (I) 6.75 to 1.00 or (II) the Consolidated Total Debt Ratio immediately prior to such acquisition, merger, amalgamation or consolidation determined on a pro forma basis as of, at the option of Parent, (A) the last day of the most recently ended period of four consecutive fiscal quarters or (B) the last day of the most recently ended period of the last twelve months, in each case, for which financial statements are internally available, or (z) the Fixed Charge Coverage Ratio is no less than either (I) 2.00 to 1.00 or (II) the Fixed Charge Coverage Ratio immediately prior to such acquisition, merger, amalgamation or consolidation determined on a pro forma basis as of, at the option of Parent, (A) the last day of the most recently ended period of four consecutive fiscal quarters or (B) the last day of the most recently ended period of the last twelve months, in each case, for which financial statements are internally available;

(xiii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice;

(xiv) Indebtedness of Parent or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xv) Indebtedness incurred pursuant to (A) any guarantee or co-issuance by Parent or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by such Restricted Subsidiary is permitted under the terms of this Indenture; or (B) any guarantee or co-issuance by a Restricted Subsidiary of Indebtedness or other obligations of Parent so long as the incurrence of such Indebtedness or other obligations by Parent is permitted under or is not prohibited by the terms of this Indenture;

(xvi) (A) Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness, Disqualified Stock or Preferred Stock issued by Parent or any of its

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Restricted Subsidiaries to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of Parent or any direct or indirect parent company of Parent to the extent described in clause (iv) of Section 4.04(b), and (B) Indebtedness representing deferred compensation or similar arrangements (1) to any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of Parent (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice or (2) incurred in connection with any Investment or acquisition (by merger, consolidation, amalgamation or otherwise) or other transaction;

(xvii) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods and services purchased in the ordinary course of business or consistent with past practice;

(xviii) (A) Indebtedness owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of Parent and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Parent and its Restricted Subsidiaries and (B) Indebtedness in respect of Bank Products;

(xix) Indebtedness incurred by Parent or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business;

(xx) Indebtedness of Parent or any of its Restricted Subsidiaries consisting of (A) the financing of insurance premiums (B) take-or-pay obligations contained in supply arrangements or (c) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(xxi) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries of Parent that are not the Issuers or Subsidiary Guarantors in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xxi), does not at any time outstanding exceed the greater of (x) $175.0 million and (y) 40.0% of LTM EBITDA; it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxi) shall cease to be deemed incurred or outstanding for purposes of this clause (xxi) but shall be deemed incurred for the purposes of the first

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paragraph of this covenant from and after the first date on which Parent or its Restricted Subsidiaries could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (xxi);

(xxii) Indebtedness of Parent or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business or consistent with past practice;

(xxiii) Indebtedness consisting of obligations of Parent or any of its Restricted Subsidiaries under deferred purchase price, earn-outs or other arrangements incurred by such Person in connection with any acquisition permitted under this Indenture or any other Investment permitted under this Indenture;

(xxiv) Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to any transaction permitted under this Indenture;

(xxv) Indebtedness or Disqualified Stock of Parent and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xxv), does not at any time outstanding exceed an amount equal to 200% of the Available RP Capacity Amount (determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxv) shall cease to be deemed incurred or outstanding for purposes of this clause (xxv) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Parent or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (xxv); and

(xxvi) Indebtedness incurred by Parent or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are deposited with the Trustee at or promptly after the funding of such Indebtedness to satisfy and discharge the Notes or exercise the Issuers’ legal defeasance or covenant option as described under Article 8, in each case, in accordance with this Indenture; and

(xxvii) Indebtedness under local credit facilities in an aggregate principal amount not to exceed, at any time outstanding, the greater of (x) $75.0 million and (y) 15.0% of LTM EBITDA.

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(c) For purposes of determining compliance with this Section 4.06:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxvii) of Section 4.06(b) or is entitled to be incurred pursuant to Section 4.06(a), Parent, in its sole discretion, may divide or classify, and may from time to time redivide and reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the clauses under Section 4.06(b) or under Section 4.06(a); provided that all Indebtedness outstanding under, the Senior Facilities on the Issue Date (excluding for the avoidance of doubt any Indebtedness under any incremental facility established under the Senior Facilities) shall be treated as incurred on the Issue Date under clause (i)(A) of Section 4.06(b) (and Parent shall not be permitted to reclassify all or a portion of such Indebtedness);

(ii) Parent shall be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 4.06(a) and Section 4.06(b);

(iii) guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness, Disqualified Stock or Preferred Stock that is otherwise included in the determination of a particular amount of Indebtedness, Disqualified Stock or Preferred Stock shall not be included;

(iv) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to any clause of Section 4.06(b) or Section 4.06(a) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, Disqualified Stock or Preferred Stock, then such other Indebtedness, Disqualified Stock or Preferred Stock shall not be included;

(v) the principal amount of any Disqualified Stock of Parent or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(vi) for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, in connection with the incurrence of any Indebtedness pursuant to Section 4.06(a) or Section 4.06(b) or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens,” Parent

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may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder), including any portion of any committed amount of any Indebtedness of Persons that are acquired by the Person or any Restricted Subsidiary or merged into or consolidated or amalgamated with Parent or a Restricted Subsidiary, which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio, as applicable, is satisfied or, in the case of paragraph (xii) of Section 4.06(b), is no worse in accordance with the terms thereof, with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 4.06 or the definition of “Permitted Liens,” as applicable, whether or not the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is met; provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated First Lien Debt Ratio, Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until Parent revokes an election of a Reserved Indebtedness Amount.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.06. If Indebtedness, Disqualified Stock or Preferred Stock originally incurred in reliance upon a percentage of LTM EBITDA under this Section 4.06 is being refinanced and such refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock will be deemed to have been incurred under the applicable provision so long as the principal amount or liquidation preference of such Refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount or liquidation preference of Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus amounts permitted by the next sentence. Any Refinancing Indebtedness and any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred under this Indenture to refinance Indebtedness incurred pursuant to clauses (i), (iii), (viii), (x) and (xxi) of Section 4.06(b) shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest or dividends, premiums (including tender premiums), defeasance costs, underwriting or initial

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purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

For purposes of determining compliance with any restriction, as applicable, on the incurrence of Indebtedness, Disqualified Stock or Preferred Stock denominated in a given currency, the Currency Equivalent of the aggregate principal amount of Indebtedness or liquidation preference of Disqualified Stock or Preferred Stock denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred, or, at the option of Parent, first committed or first incurred or upon execution of the definitive documentation in respect thereof (whichever yields the lower Currency Equivalent); provided that (a) if such Indebtedness, Disqualified Stock or Preferred Stock is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable currency denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such currency denominated restriction, as applicable shall be deemed not to have been exceeded so long as the principal amount or liquidation preference of such Refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount or liquidation preference set forth in sub-clause (A) of the definition of “Refinancing Indebtedness” and (b) the Currency Equivalent of the aggregate principal amount of any such Indebtedness and the aggregate liquidation preference of any such Disqualified Stock or Preferred Stock outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, and (c) if and for so long as any such Indebtedness, Disqualified Stock or Preferred Stock is subject to any Currency Agreement with respect to the currency in which such Indebtedness, Disqualified Stock or Preferred Stock is denominated covering principal amounts and interest payable on such Indebtedness or the liquidation preference and preferred equity returns on such Disqualified Stock or Preferred Stock, the amount of such Indebtedness, Disqualified Stock or Preferred Stock if denominated in a given currency will be the amount of the principal payment or liquidation preference required to be made under such Currency Agreement and, otherwise, the Currency Equivalent of such amount plus the Currency Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is secured by different collateral or issued or guaranteed by other obligors.

Section 4.07. Asset Sales. (a) Parent shall not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(i) Parent or such Restricted Subsidiary, as the case may be, receives consideration (including, but not limited to, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with, such Asset Sale) at the time of such Asset Sale at least equal to

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the fair market value (as determined in good faith by Parent at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, with respect to any Asset Sale in excess of the greater of (x) $65.0 million and (y) 15.0% of LTM EBITDA, at least 75% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by Parent or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(A) the greater of the principal amount and the carrying value of any liabilities (as reflected on Parent’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on Parent’s or such Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by Parent) of Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes (other than intercompany liabilities owing to a Restricted Subsidiary being disposed of), that are (1) assumed by the transferee of any such assets (or a third party in connection with such transfer) pursuant to a written agreement which releases or indemnifies Parent or such Restricted Subsidiary from such liabilities or (2) otherwise cancelled or terminated in connection with the transaction;

(B) any securities, notes or other obligations or assets received by Parent or such Restricted Subsidiary from such transferee that are converted or reasonably expected by Parent acting in good faith to be converted by Parent or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received or expected to be received) or by their terms are required to be satisfied for Cash Equivalents within 180 days following the closing of such Asset Sale; and

(C) any Designated Non-cash Consideration received by Parent or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (1) $110.0 million and (2) 25.0% of LTM EBITDA (net of any non-cash consideration converted into Cash Equivalents) at the time of the receipt of such Designated Non-cash Consideration (or, at Parent’s option, at the time of contractually agreeing to such Asset Sale), with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

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(b) Within 18 months after the later of (A) the date of any Asset Sale of Collateral pursuant to the foregoing paragraph and (B) the receipt of any Net Proceeds of such Asset Sale of Collateral, Parent or such Restricted Subsidiary, at its option, may apply an amount not to exceed the Applicable Asset Sale Percentage of the Net Proceeds from such Asset Sale, of Collateral (the “Applicable Proceeds”):

(i) to reduce or offer to reduce Indebtedness (through a redemption, prepayment, repayment or purchase, as applicable) as follows:

(A) Obligations under the Notes;

(B) Obligations under any Pari Passu Indebtedness (other than the notes) and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility or any revolving facility used for working capital purposes), to correspondingly reduce commitments with respect thereto; provided that if Parent or any Restricted Subsidiary shall so reduce any Pari Passu Indebtedness other than the notes, Parent or such Restricted Subsidiary will either (a) reduce Obligations under the notes on a pro rata basis with such other Pari Passu Indebtedness, by at its option, (x) redeeming notes as described under Article 3 or (y) purchasing notes through open-market purchases or in privately negotiated transactions at market prices (which may be below par) or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes on a ratable basis with such other Pari Passu Indebtedness for no less than 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon up to principal amount of notes to be repurchased;

(C) Obligations of a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor, other than Indebtedness owed to Parent or any Restricted Subsidiary; or

(D) to the extent such Applicable Proceeds are from an Asset Sale of property or assets of a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor or of property or assets not constituting Collateral, Obligations of an Issuer or a Guarantor other than Subordinated Indebtedness and other than Indebtedness owed to Parent or any Restricted Subsidiary, and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility or any revolving credit facility used for working capital purposes), to correspondingly reduce commitments with respect thereto;

provided that to the extent Parent or any Restricted Subsidiary makes an offer to redeem, prepay, repay or purchase any amount of Obligations pursuant to any of the foregoing clauses (A)-(D) at a price of no less than 100% of the principal amount thereof, to the extent the relevant creditors do not accept such offering, Parent and the Restricted Subsidiaries will be

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deemed to have applied an amount of the Applicable Proceeds equal to such amount not so accepted in such offer, and such amount shall not increase the amount of Excess Proceeds (and such amount shall be deemed to be Declined Proceeds); or

(ii) to make (A) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Parent or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other properties or assets that, in each of (ii), (ii) and (ii), are used or useful in a Similar Business to replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that Parent may elect to deem Investments, capital expenditures or acquisitions within the scope of the foregoing clauses (ii), (ii) or (ii), as applicable, that occur prior to the receipt of the Applicable Proceeds to have been made in accordance with this clause (ii) so long as such deemed Investments, capital expenditures or acquisitions shall have been made no earlier than the earliest of (x) the notice of such Asset Sale to the Trustee, (y) the execution of a definitive agreement relating to such Asset Sale or (z) the consummation of such Asset Sale; or

(iii) any combination of the foregoing;

provided, that a binding commitment or letter of intent entered into not later than the end of such 18-month period shall be treated as a permitted application of the Applicable Proceeds from the date of such commitment or letter of intent so long as Parent, or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Applicable Proceeds will be applied to satisfy such commitment or letter of intent within six months of the end of such 18-month period (an “Acceptable Commitment”) or, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Applicable Proceeds are applied in connection therewith, Parent or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within six months of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Applicable Proceeds are applied, then such Applicable Proceeds shall constitute Excess Proceeds.

(c) Notwithstanding any other provisions of this covenant, (i) to the extent that the application of any or all of the Applicable Proceeds of any Asset Sale by Parent or a Subsidiary is (x) prohibited or delayed by or would violate or conflict with applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other organizational or administrative impediments from being repatriated under applicable local law (including for the avoidance of doubt restrictions, prohibitions or impediments relating to financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on upstreaming and/or cross-streaming of Cash Equivalents intra-group and relating to the fiduciary and/or statutory duties of the directors (or equivalent Persons) of Parent

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and/or any of its Subsidiaries) or would conflict with the fiduciary and/or statutory duties of such Subsidiary’s directors (or equivalent Persons), or (B) would result in, or could reasonably be expected to result in, a risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Subsidiary, an amount equal to the portion of such Applicable Proceeds so affected will not be required to be applied in compliance with this Section 4.07, and such amounts may be retained by Parent or the applicable Subsidiary; provided that if at any time within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Applicable Proceeds is permitted under the applicable local law, the applicable organizational document or agreement or the applicable other impediment, an amount equal to such amount of Applicable Proceeds so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) in compliance with this covenant or (ii) to the extent that Parent has determined in good faith that repatriation of any or all of the Applicable Proceeds of any Asset Sale could have a material adverse tax or cost consequence with respect to such Applicable Proceeds (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so Parent, any Restricted Subsidiary or any of their respective Affiliates and/or their equityholders would incur a tax liability, including as a result of a tax dividend, a deemed dividend pursuant to Code Section 956 or a withholding tax), the Applicable Proceeds so affected may be retained by Parent or the applicable Subsidiary and an amount equal to such Applicable Proceeds will not be required to be applied in compliance with this Section 4.07. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require Parent or any Subsidiary to repatriate cash.

(d) Any Applicable Proceeds (other than any amounts excluded from this Section 4.07 as set forth in the immediately preceding paragraph) that are not invested or applied as provided and within the time period set forth in the second preceding paragraph will be deemed to constitute “Excess Proceeds”; provided that any amount of Applicable Proceeds offered to Holders of the notes pursuant to clause (1)(b) of this Section 4.07 shall not be deemed to be Excess Proceeds without regard to whether such offer is accepted by any Holders and any amount of Applicable Proceeds offered to Holders of the notes pursuant to clause (1)(b) of this Section 4.07 that are not accepted shall be deemed to be Declined Proceeds. When the aggregate amount of Excess Proceeds exceeds the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA (the “Excess Proceeds Threshold”), the Issuers shall make an offer (an “Asset Sale Offer”) to all Holders of the notes and, if required or permitted by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the notes and such Pari Passu Indebtedness that is, with respect to the notes only, in an amount equal to $1,000, or an integral multiple of $1,000 in excess thereof, in the case of the Dollar notes or that is equal to €1,000, or an integral multiple of €1,000 in excess thereof, in the case of the Euro notes, that may be purchased out of the Excess Proceeds at an offer price, in the case of the notes, in cash in an amount equal to 100% of the principal amount thereof (or

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accreted value thereof, if less), plus accrued and unpaid interest, if any to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture, and in the case of such Pari Passu Indebtedness, at the offer price required by the terms thereof, in accordance with the procedures set forth in the agreement(s) governing such Pari Passu Indebtedness. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within 20 Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by delivering to the Holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligations with respect to any Applicable Proceeds by making an Asset Sale Offer with respect to such Applicable Proceeds prior to the time period that may be required by this Indenture with respect to all or a part of the available Applicable Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (an “Advance Offer”).

(e) To the extent that the aggregate amount (or accreted value, if applicable) of Notes and such other Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion) (“Declined Proceeds”), the Issuers may use any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) for any purposes not otherwise prohibited under this Indenture. If the aggregate principal amount (or accreted value, if applicable) of Notes or the Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion), the Issuers shall purchase the Notes (subject to applicable DTC or Euroclear or Clearstream, as applicable, procedures as to global notes) and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Notes or such Pari Passu Indebtedness, as the case may be, tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer (or Advance Offer), the amount of Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) that resulted in the requirement to make an Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Additionally, the Issuers may, at their option, make an Asset Sale Offer using Applicable Proceeds at any time after the consummation of such Asset Sale. Upon consummation or expiration of any Asset Sale Offer (or Advance Offer), any remaining Applicable Proceeds shall not be deemed Excess Proceeds and the Issuers may use such Applicable Proceeds for any purpose not otherwise prohibited under this Indenture.

(f) An Asset Sale Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes, the Guarantees and/or the Security Documents (but the Asset Sale Offer or Advance Offer may not condition tenders on the delivery of such consents).

(g) Pending the final application of the amount of any Applicable Proceeds pursuant to this Section 4.07, Parent and its Restricted Subsidiaries may temporarily

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reduce Indebtedness, or otherwise use such Applicable Proceeds in any manner not prohibited by this Indenture.

(h) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or an Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(i) The provisions of Section 3.08 and this Section 4.07 may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

Section 4.08. Transactions with Affiliates. (a) Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $65.0 million and (y) 15.0% of LTM EBITDA at such time, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of Parent, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Parent or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of (x) $130.0 million and (y) 30.0% of LTM EBITDA at such time, the terms of such transaction have been approved by a majority of the members of the Board of Parent or any direct or indirect parent of Parent.

Any Affiliate Transaction shall be deemed to have satisfied the requirements of clause (ii) of this Section 4.08 if such Affiliate Transaction is approved by a majority of the Disinterested Directors of Parent or any direct or indirect parent of Parent, if any.

(b) The provisions of Section 4.08 shall not apply to the following:

(i) (A) transactions between or among Parent or any of its Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) and (B) any merger, amalgamation or consolidation of Parent into

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any direct or indirect parent company; provided that such merger, amalgamation or consolidation is otherwise consummated in compliance with the terms of this Indenture;

(ii) Restricted Payments permitted by Section 4.04 (including any transaction specifically excluded from the definition of the term “Restricted Payments”) (other than pursuant to Sections 4.04(b)(xiii) and (xv)(H)) and Permitted Investments;

(iii) (A) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Support and Services Agreement (plus any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public equity offering) pursuant to the Support and Services Agreement, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of Parent to the Holders when taken as a whole, as compared to the Support and Services Agreement as in effect immediately prior to such amendment or replacement and (B) the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors;

(iv) (A) employment agreements, employee benefit and incentive compensation plans and arrangements and (B) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent, any of its direct or indirect parent companies or any of its Restricted Subsidiaries, including in connection with the Transactions;

(v) transactions in which Parent or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi) any agreement or arrangement as in effect as of the Issue Date, or any amendment or replacement thereto (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of Parent to the Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date);

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(vii) any Intercompany License Agreements;

(viii) the existence of, or the performance by Parent or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders, investor rights or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any parent company of Parent) is a party as of the Issue Date and any similar agreements which it (or any parent company of Parent) may enter into thereafter; provided, that the existence of, or the performance by Parent or any of its Restricted Subsidiaries (or such parent company) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (viii) to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, materially disadvantageous in the good faith judgment of Parent to the Holders than those in effect on the Issue Date;

(ix) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(x) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services or providers of employees or other labor that are Affiliates, in each case in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Indenture which are fair to Parent and its Restricted Subsidiaries, in the reasonable determination of Parent, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi) the issuance or transfer of (A) Equity Interests (other than Disqualified Stock) or Subordinated Shareholder Funding of Parent to any direct or indirect parent company of Parent or to any Permitted Holder or to any employee, director, officer, manager, member, partner or consultants (or their respective Affiliates or Immediate Family Members) of Parent, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and (B) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(xii) sales of accounts receivable, or participations therein, or Securitization Assets or related assets, or other transactions, in connection with any Qualified Securitization Facility;

(xiii) payments by Parent or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions, divestitures or financing transactions which payments are approved by Parent in good faith;

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(xiv) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of Parent and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, member, partner or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Parent, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by Parent in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by Parent in good faith;

(xv) (A) investments by Affiliates in securities or loans or other Indebtedness of Parent or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by Parent or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (B) payments to Affiliates in respect of securities or loans or other Indebtedness of Parent or any of its Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than Parent and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(xvi) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(xvii) payments by Parent (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to, or the entry into, tax sharing agreements among Parent (and any such parent company) and its Subsidiaries, to the extent such payments are permitted under clause (xx) of Section 4.06(b);

(xviii) any lease entered into between Parent or any Restricted Subsidiary, as lessee, and any Affiliate of Parent, as lessor, which is approved by Parent in good faith;

(xix) intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(xx) the payment of all reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equityholders of Parent

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or any direct or indirect parent thereof pursuant to any equityholders, registration rights or similar agreements;

(xxi) the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders;

(xxii) Permitted Intercompany Activities and related transactions;

(xxiii) (A) any transactions with a Person which would constitute an Affiliate Transaction solely because Parent or its Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person or (B) transactions with a Person which would constitute an Affiliate Transaction solely because a director of such other Person is also a director of Parent or any direct or indirect parent company; provided, that such director abstains from voting as a director of Parent or such direct or indirect parent company, as the case may be, on any matter including such other Person;

(xxiv) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium;

(xxv) the Debt Documents (as such term is defined in the Intercreditor Agreement);

(xxvi) [reserved];

(xxvii) any amendment, waiver or other transaction with respect to any Subordinated Shareholder Funding in compliance with the provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement, as applicable, provided that such Subordinated Shareholder Funding, as amended or otherwise modified, will continue to satisfy the requirements described in the definition of “Subordinated Shareholder Funding”;

(xxviii) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of a disposition made in accordance with or not prohibited by this Indenture; and

(xxix) transactions with Skrill USA pending the consummation of the Skrill USA Acquisition Agreement.

If Parent or any of its Restricted Subsidiaries (a) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of Parent of an interest in all or portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by Parent or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (b) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of Parent of an interest in all or a portion of the assets or

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properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by Parent or a Restricted Subsidiary to be deemed an Affiliate Transaction).

Section 4.09. Liens. Parent will not, and will not permit the Issuers or any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of the Issuers or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(a) in the case of Subject Liens on any Collateral, the Notes and the Guarantees thereof are secured by a Lien on such asset, property, income or profits that is senior in priority to such Subject Lien; and

(b) in all other cases, the Notes and the Guarantees are equally and ratably secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to sub-clause (b) of this Section 4.09 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to secure the Notes. In addition, Parent may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to subclauses (a) and (b) of this Section 4.09 in respect of such Subject Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.10. Offer to Repurchase Upon Change of Control. (a) If a Change of Control occurs after the Issue Date, unless (i) a third party makes a change of control offer as described herein or (ii) the Issuers have previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under paragraphs 5 and 6 of the Notes, the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the purchase date. Within 60 days following any Change of Control,

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the Issuers will send (or cause to be sent) notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee and the Paying Agent, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC or Euroclear or Clearstream, as applicable, with the following information:

(i) that a Change of Control Offer is being made pursuant to this Section 4.10 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(ii) the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control in accordance with this Section 4.10;

(iii) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(iv) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the Applicable Procedures to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof in relation to the Dollar Notes or at least €100,000 or any integral multiple or €1,000 in excess thereof in relation to the Euro Notes;

(vii) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and shall describe each such condition, and, if applicable, shall state that, in the Issuers’’ discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is sent) as any or all such conditions shall be satisfied or waived, or that such repurchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Change

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of Control Payment Date, or by the Change of Control Payment Date as so delayed, or such notice or offer may be rescinded at any time in the Issuers’’ sole discretion if the Issuers determine that any or all of such conditions will not be satisfied or waived;

(viii) any other instructions, as determined by the Issuers, consistent with this Section 4.10 that a Holder must follow; and

(ix) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the applicable Paying Agent receives, not later than the close of business on the tenth Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes, or a specified portion thereof, and its election to have such Notes purchased.

(b) While the Notes are in global form and the Issuers make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes or withdraw such election through the facilities of DTC or of Euroclear or Clearstream, as applicable, subject to the applicable rules and regulations.

(c) The notice, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (i) the notice is delivered electronically or mailed in a manner herein provided and (ii) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof. The Issuers may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(d) On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law:

(i) accept for payment all Notes issued by it or portions thereof validly tendered pursuant to the Change of Control Offer;

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(ii) deposit with the applicable Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and not validly withdrawn; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee and the Paying Agent stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(e) The Issuers shall not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchase all Notes validly tendered and not validly withdrawn under such Change of Control Offer or (ii) in connection with or in contemplation of any Change of Control, the Issuers (or any Affiliate of the Issuers) have made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

(f) Notwithstanding anything to the contrary herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer.

(g) A Change of Control Offer or Alternate Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes, Guarantees and/or Security Documents (but the Change of Control Offer may not condition tenders on the delivery of such consents).

(h) Other than as specifically provided in this Section 4.10, any purchase pursuant to this Section 4.10 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase” and “Change of Control Payment Date” and similar words, as applicable.

The provisions of this Section 4.10, including the definition of “Change of Control”, may be waived or modified with the written consent of the Required Holders.

Section 4.11. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. Parent shall not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of the Issuers or any Guarantor pursuant to clause (ii) below), other than the Issuers, a Subsidiary Guarantor, a Captive Insurance Subsidiary or a Securitization Subsidiary, to guarantee the payment of (i) any syndicated Credit Facility incurred under Section 4.06(b)(i) or (ii) capital market

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debt securities of the Issuers or any Guarantor in an aggregate principal amount in excess of the greater of (x) $215.0 million and (y) 50.0% of LTM EBITDA at such time, unless:

(a) such Restricted Subsidiary within 60 days after the guarantee of such Indebtedness executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuers or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(b) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against Parent or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.11 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Parent may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor, in which case such Subsidiary shall not be required to comply with the 60 day period described in clause (a) of this Section 4.11.

Section 4.12. Withholding Taxes. (a) All payments made by or on behalf of the Issuers or any Guarantor (including any successor entity) (a “Payor”) in respect of the Notes or with respect to any Guarantees, as applicable, will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(i) any jurisdiction from or through which payment on any such Note or Guarantee is made or deemed made, or any political subdivision or taxing authority or agency thereof or therein; or

(ii) any other jurisdiction in which the Payor is or is treated as being incorporated or organized, resident or engaged in business for tax purposes or in which the Payor has a permanent establishment, or any political subdivision or taxing authority or agency thereof or therein (clause (i) and (ii), a “Relevant Taxing Jurisdiction”), will at any time be required by law to be made from any payments made by or on behalf of a Payor with respect to any Note or Guarantee, including payments of principal, redemption price, premium, if any, or interest, the relevant Payor will pay to Holders of the Notes (together with such payments) such additional amounts (the “Additional

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Amounts”) as may be necessary in order that the net amounts received by the beneficial owner of the Notes in respect of such payments, after such withholding or deduction (including any such deduction or withholding in respect of such Additional Amounts), will equal the amounts which would have been received in respect of such payments on any such Note or Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(A) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or the beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a resident for tax purposes, being a citizen or resident or national or domiciliary of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership, holding or disposition of such Note or the receipt of any payment in respect of the Notes or any Guarantee;

(B) any Taxes that are imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to provide an applicable Internal Revenue Service Form W-8 (with any required attachments) or W-9 or to comply with a written request of the Payor addressed to the Holder or beneficial owner, as applicable, after reasonable notice (at least 60 days before any withholding or deduction would be made), to provide certification, information, documents or other evidence concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes, but only to the extent that the Holder or beneficial owner is legally eligible to provide such certification or other evidence;

(C) any Taxes that are payable otherwise than by deduction or withholding from a payment on or with respect to the Notes or any Guarantee;

(D) any estate, inheritance, gift, sales, transfer, personal property or similar Tax;

(E) any Taxes that are imposed or withheld pursuant to (a) Sections 1471 through 1474 of the Code, as amended (or any amended or successor version that is substantively comparable and not materially more

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onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any intergovernmental agreement entered into in connection with the implementation of (a), or (c) any law, regulation or other official guidance enacted in any other jurisdiction relating to an intergovernmental agreement described in (b);

(F) any Tax imposed by reason of the Holder’s (or the beneficial owner’s) past or present status as a personal holding company, private foundation or other tax exempt organization, passive foreign investment company or controlled foreign corporation with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax or as a bank for U.S. tax purposes whose receipt of interest with respect to any note is described in Section 881(c)(3)(A) of the Code;

(G) any Tax imposed by reason of the Holder’s (or the beneficial owner’s) past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of the U.S. Co-Issuer entitled to vote or as a controlled foreign corporation that is related directly or indirectly to the U.S. Co-Issuer through stock ownership; or

(H) any combination of the above.

(b) Such Additional Amounts will also not be payable if the payment could have been made without such deduction or withholding if the beneficial owner of the payment had presented the Note for payment (where presentation is required for payment) within 30 days after the relevant payment was first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period).

(c) In addition, no Additional Amounts shall be paid with respect to any payment to any Holder who is a fiduciary or a partnership (or entity treated as partnership for tax purposes) or other than the beneficial owner of such Notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership (or such other entity treated as partnership for tax purposes) or the beneficial owner of such Notes would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly.

(d) The relevant Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, in such form as provided in the ordinary course by the Relevant Taxing Jurisdiction and as is reasonably available to the Issuers and will provide such certified copies to the Trustee and the

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Paying Agent. For the avoidance of doubt, in no event shall the Trustee be required to determine the amount of withholding taxes attributable to any Holder.

(e) If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on any Note or Guarantee, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee and the Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee and the Paying Agent will be entitled to rely, without further inquiry, solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(f) Wherever in this Indenture there are mentioned, in any context:

(i) the payment of principal;

(ii) purchase prices in connection with a purchase of Notes;

(iii) interest; or

(iv) any other amount payable on or with respect to any of the Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g) The Payor will pay any present or future stamp, transfer, issue, registration, court or documentary taxes or any other excise, property or similar taxes or similar charges or levies (including any related interest or penalties with respect thereto), that arise in any Relevant Taxing Jurisdiction from the execution, issuance, delivery or registration of or receipt of payments with respect to, any Notes, any Guarantee, this Indenture, the collateral documents or any other document or instrument in relation thereto, and any such taxes that arise in any jurisdiction from the enforcement of any Notes, this Indenture, the collateral documents or any other document or instrument in relation thereto (other than in each case, in connection with a transfer of the Notes after this offering and limited, solely to the extent of such taxes or similar charges or levies that arise from the receipt of any payments of principal or interest on the Notes, to any such taxes or similar charges or levies that are not excluded under sub-clauses (A), (B), (D) to (F) of this Section 4.12(a)(ii)), and the Payor agrees to indemnify the Holders for any such Taxes paid by such Holders.

(h) The foregoing obligations will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is or is deemed to be incorporated or organized, resident or engaged in business for tax purposes or to have a permanent establishment in, or any

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jurisdiction from or through which any payment under, or with respect to the Notes or Guarantees thereof is made or deemed made by or on behalf of such Payor, or, in each case, any political subdivision or taxing authority or agency thereof or therein.

Section 4.13. Suspension of Covenants. (a) If on any date following the Issue Date, (i) a Series of Notes have an Investment Grade Rating from either of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses Section 4.13(i) and Section 4.13(ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, Section 4.04, Section 4.05, Section 4.06, Section 4.07, Section 4.08, Section 4.11, clause (iii) of Section 5.01 and Section 5.01(c)(i) shall no longer be applicable to such Series of Notes (collectively, the “Suspended Covenants”) until the occurrence of the Reversion Date.

(b) During any period that the foregoing covenants have been suspended, Parent may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

(c) In the event that Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the applicable Series of Notes no longer has an Investment Grade Rating or the Rating Agency withdraws its Investment Grade Rating or downgrade the rating assigned to the applicable Series of Notes below an Investment Grade Rating (in each case, to the extent given an Investment Grade Rating by such Rating Agency), then Parent and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.” The Guarantees of the Subsidiary Guarantors shall be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from any Asset Sales shall be reset to zero.

(d) During the Suspension Period, Parent and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.09 (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.09 and the definition of “Permitted Liens” and for no other covenant).

(e) Notwithstanding the foregoing in this Section 4.13, in the event of any such reinstatement of the Suspended Covenants, no action taken or omitted to be taken by Parent or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the applicable Series of Notes, and no Default or Event of Default will be deemed to exist or have occurred as a result of any failure by Parent or any Restricted Subsidiary to comply with any of the Suspended Covenants during the Suspension Period; provided, that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as

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Restricted Payments will be calculated as though Section 4.04 had been in effect prior to, but not during, the Suspension Period (including with respect to a Limited Condition Transaction entered into during the Suspension Period); (ii) all Indebtedness incurred or committed, or Disqualified Stock or Preferred Stock issued, during the Suspension Period (or deemed incurred or issued in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified to have been incurred or issued pursuant to clause (ii)(B) of Section 4.06(b); (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (vi) of Section 4.08(b); (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not an Issuer or a Guarantor to take any action described in clauses (i) through (iii) of Section 4.05(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (i) of Section 4.05(b); (v) no Subsidiary of Parent shall be required to comply with Section 4.11 after such reinstatement with respect to any guarantee or obligation entered into by such Subsidiary during any Suspension Period; and (vi) all Investments made during the Suspension Period (or deemed made in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified to have been made under clause (e) of the definition of “Permitted Investments.”

(f) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (i) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, either Series of Notes or the Guarantees with respect to the Suspended Covenants, and none of Parent or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time based solely on any action taken or event that occurred during the Suspension Period), and (ii) following a Reversion Date, Parent and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(g) The Trustee shall have no duty to (i) monitor the ratings of the Notes, (ii) ascertain whether a Covenant Suspension Event or Reversion Date have occurred, or (iii) notify the Holders of any of the foregoing.

Section 4.14. Amendments to the Intercreditor Agreement and Additional Intercreditor Agreements. (a) In connection with the incurrence of any Indebtedness by Parent or any of its Restricted Subsidiaries that is permitted to share in the Collateral (and which Parent elects shall share in the Collateral), the Trustee and the Security Agent shall, at the written request of Parent or an Issuer, enter into with Parent, the relevant Restricted Subsidiaries and the holders of such Indebtedness (or their duly authorized representatives) one or more intercreditor agreements or deeds (including a restatement, replacement, amendment or other modification of the Intercreditor Agreement) (an “Additional Intercreditor Agreement”), on substantially the same terms as the

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Intercreditor Agreement (or terms that are not materially less favorable to the Holders) and substantially similar as applies to sharing of the proceeds of security and enforcement of security, priority and release of security; provided, that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or Security Agent or adversely affect the personal rights, protections, duties, liabilities, indemnifications or immunities of the Trustee or the Security Agent under this Indenture or the Intercreditor Agreement. In connection with the foregoing, Parent or the Issuers shall furnish to the Trustee and the Security Agent such documentation in relation thereto as they may reasonably require. As used herein, a reference to the Intercreditor Agreement will also include any Additional Intercreditor Agreement.

(b) In relation to the Intercreditor Agreement, the Trustee shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.04.

(c) At the written direction of Parent or the Issuers and without the consent of Holders, the Trustee and the Security Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement to: (i) cure any ambiguity, omission, defect or inconsistency of any such agreement, (ii) increase the amount or types of Indebtedness covered by any such Intercreditor Agreement that may be incurred by Parent or its Restricted Subsidiaries that is subject to any such Intercreditor Agreement (provided that such Indebtedness is incurred in compliance with this Indenture), (iii) add Guarantors or other Restricted Subsidiaries as third-party security providers to the Intercreditor Agreement, (iv) further secure the Notes (including Additional Notes), (v) make provision for pledges of the Collateral to secure Additional Notes or to implement any Permitted Liens or (vi) make any other change to any such agreement that does not adversely affect the Holders of Notes in any material respect. Parent or the Issuers shall not otherwise direct the Trustee or Security Agent to enter into any amendment to any Intercreditor Agreement without the consent of the Required Holders, except as otherwise permitted under Article 9 or as permitted by the terms of such Intercreditor Agreement, and Parent or the Issuers may only direct the Trustee or Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, protections, duties, liabilities, indemnifications or immunities under this Indenture or any Intercreditor Agreement.

(d) Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have authorized the Trustee and the Security Agent to enter into the Intercreditor Agreement and any Additional Intercreditor Agreement on each Holder’s behalf.

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Article 5
Successors

Section 5.01. Merger, Consolidation or Sale of All or Substantially All Assets. (a) Parent and the Issuers.

(i) Neither Parent nor either Issuer may consolidate or merge with or into or wind up into (whether or not Parent or such Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(A) (1) Parent or such Issuer is the surviving Person or (2) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Parent or such Issuer, as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Company”), (I) expressly assumes, in the case of Parent, all the obligations of Parent under this Indenture and its Guarantee, or, in the case of an Issuer, all of the obligations of such Issuer under this Indenture and the Notes, in each case, pursuant to supplemental indentures or other applicable documents or instruments and (II) is a Person organized or existing under the laws of a member country of the Organization for Economic Cooperation and Development (or any successor), the United Kingdom, Luxembourg, any member of the European Union, the Cayman Islands or the United States, any state thereof, the District of Columbia, or any territory thereof;

(B) immediately after such transaction, no Event of Default exists;

(C) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable consecutive 12-month period:

(1) Parent or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.06(a); or

(2) either (x) the Fixed Charge Coverage Ratio for Parent and its Restricted Subsidiaries or the Successor Company and its Restricted Subsidiaries, as applicable, would be equal to or greater than the Fixed Charge Coverage Ratio for Parent and its Restricted Subsidiaries immediately prior to such transaction or (y) the Consolidated Total Debt Ratio for Parent and its Restricted Subsidiaries or the Successor Company and its Restricted

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Subsidiaries, as applicable, would be equal to or less than the Consolidated Total Debt Ratio for Parent and its Restricted Subsidiaries immediately prior to such transaction; and

(D) Parent or, if applicable, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; and

(E) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into Parent or an Issuer, as applicable, are assets of the type which would constitute Collateral under the Security Documents in accordance with the Agreed Security Principles, Parent, such Issuer or the Successor Company, as applicable, shall take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in accordance with the applicable Security Documents (including the Agreed Security Principles).

(b) The Successor Company shall succeed to, and be substituted for, Parent or the applicable Issuer, as the case may be, under this Indenture, the Guarantees and the Notes, as applicable, and Parent or the applicable Issuer, as applicable, will automatically be released and discharged from their respective obligations under this Indenture, the Guarantees and the Notes, as applicable.

(i) Notwithstanding clauses (B) and (C) of Section 5.01(a)(i):

(A) Parent may consolidate or amalgamate with or merge with or into or wind up into, or sell, assign, or transfer, lease, convey or otherwise dispose all or part of its properties and assets to the Issuer or a Subsidiary Guarantor ;

(B) either Issuer may consolidate or amalgamate with or merge with or into wind up into, or sell, assign, or transfer, lease, convey or otherwise dispose all or part of its properties and assets to the other Issuer or a Guarantor ;

(C) any Restricted Subsidiary may consolidate or amalgamate with or merge with or into or wind up into, or sell, assign, or transfer, lease, convey or otherwise dispose all or part of its properties and assets to an Issuer or a Subsidiary Guarantor; and

(D) either Issuer may consolidate or amalgamate with or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its assets to an Affiliate of Parent or the Issuers solely for the purpose of reorganizing Parent or such Issuer in any

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other jurisdiction so long as the amount of Indebtedness of Parent and its Restricted Subsidiaries is not increased thereby.

(c) Subsidiary Guarantors.

(i) Subject to Section 10.06, no Subsidiary Guarantor shall, and Parent shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(A) (1) (x) such Subsidiary Guarantor is the surviving Person or (y) the Person formed by or surviving any such consolidation or merger or winding up (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Person”) expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other applicable documents or instruments; and

(2) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into such Guarantor are assets of the type which would constitute Collateral under the Security Documents in accordance with the Agreed Security Principles, such Guarantor or the Successor Person shall take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in accordance with the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Agreed Security Principles; or

(B) the transaction is not prohibited by Section 4.07; or

(C) in the case of assets comprised of Equity Interests of Subsidiaries that are not Subsidiary Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

(ii) Subject to Section 10.06, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor shall automatically be released and discharged from its obligations under this Indenture and such Subsidiary Guarantor’s Guarantee hereunder and the Notes. Notwithstanding the foregoing, any Subsidiary Guarantor may (a) merge or

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consolidate or amalgamate with or into, wind up into or, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose all or part of its properties and assets to a Guarantor or an Issuer (or a Restricted Subsidiary that is not a Subsidiary Guarantor if that Restricted Subsidiary becomes a Subsidiary Guarantor), (b) consolidate or amalgamate with or merge with or into or wind up into, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose all or part of its properties and assets to an Affiliate of Parent solely for the purpose of reorganizing the Subsidiary Guarantor in another jurisdiction, (c) convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or (d) liquidate, wind up or dissolve or change its legal form if Parent determines in good faith that such action is in the best interests of Parent, in each case, without regard to the requirements set forth set forth in Section 5.01(b).

(d) Notwithstanding anything to the contrary in this Section 5.01, Parent may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

(e) Notwithstanding the foregoing, this Section 5.01 will not apply with respect to the sale, assignment, transfer, lease, conveyance or other disposition of substantially all property or assets of Parent if such sale, assignment, transfer, lease, conveyance or other disposition also constitutes a Change of Control for which a Change of Control Offer is made to Holders pursuant to Section 4.10.

Section 5.02. Successor Person Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of an Issuer or a Guarantor in accordance with Section 5.01, the successor Person formed by such consolidation or into or with which an Issuer or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to such Issuer or such Guarantor, as applicable, shall refer instead to the successor Person, as applicable, and not to such Issuer or such Guarantor, as applicable), and may exercise every right and power of such Issuer or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person, as applicable, had been named as an Issuer or a Guarantor, as applicable, herein; provided that a predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes, except in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Issuers’ assets that meets the requirements of Section 5.01.

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Article 6
Defaults and Remedies

Section 6.01. Events of Default. (a) An “Event of Default,” wherever used herein, means any one of the following events:

(i) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(ii) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(iii) subject to Section 4.02(e), failure by the Issuers or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (i) or (ii) of this Section 6.01(a)) contained in this Indenture or the Notes;

(iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Parent or any of its Restricted Subsidiaries or the payment of which is guaranteed by Parent or any of its Restricted Subsidiaries, other than Indebtedness owed to Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) (such default has not been remedied or waived and either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate the greater of (i) $150.0 million (or its foreign currency equivalent) and (ii) 35.0% of LTM EBITDA or more outstanding;

(v) failure by Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.02) would constitute a Significant Subsidiary) to pay final judgments

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aggregating in excess of the greater of (i) $150.0 million (or its foreign currency equivalent) and (ii) 35.0% of LTM EBITDA (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(vi) Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.02) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.02) would constitute a Significant Subsidiary), in a proceeding in which Parent or any such Subsidiary or such group of Restricted Subsidiaries is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements Parent for a fiscal quarter end provided as required under Section 4.02) would constitute a Significant

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Subsidiary), or for all or substantially all of the property of Parent or any such Significant Subsidiary or such group of Restricted Subsidiaries; or

(C) orders the liquidation of Parent or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.02) would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(viii) the Guarantee of Parent or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.02) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of Parent or any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.02) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture and any such default continues for ten days; and

(ix) only to the extent required in accordance with the Agreed Security Principles, the Liens created by the Security Documents cease to constitute valid and perfected Liens on any material portion of the Collateral (taken as a whole) and such cessation occurs other than (A) in accordance with the terms of the relevant Security Document and this Indenture, (B) following the satisfaction in full of all Obligations under this Indenture or (C) as a result of any failure by the Security Agent to exercise its right for delivery of documents or otherwise, and (ii) such default continues for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes.

(b) In the event of any Event of Default specified in clause (iv) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

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(ii) the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii) the default that is the basis for such Event of Default has been cured.

Section 6.02. Acceleration. (a) If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a)) occurs and is continuing under this Indenture, the Trustee or the Holders of not less than 30% in aggregate principal amount of all the then outstanding Notes may, by notice to the Issuers and the Trustee (if given by Holders), in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately; provided, however, that a Default under clauses (iii), (iv), (v), (vii) or (viii) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the then outstanding Notes notify the Issuers of the Default and the Issuers do not cure such Default within the time specified in such clauses after receipt of such notice. Any notice of Default under clauses (iii), (iv), (v), (vii) or (viii) of Section 6.01(a), notice of acceleration with respect to an Event of Default under clauses (iii), (iv), (v), (vii) or (viii) of Section 6.01(a) or instruction to the Trustee to provide a notice of Default under clauses (iii), (iv), (v), (vii) or (viii) of Section 6.01(a), notice of acceleration with respect to an Event of Default under clauses (iii), (iv), (v), (vii) or (viii) of Section 6.01(a) or take any other action with respect to an alleged Default or Event of Default under clauses (iii), (iv), (v), (vii) or (viii) of Section 6.01(a) (a “Noteholder Direction”) provided by any one or more Holders (each, a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuers and the Trustee that such Holder is not, or, in the case such Holder is DTC or Euroclear or Clearstream (as applicable, the “Relevant Clearing System”) or the Relevant Clearing System’s nominee, that such Holder is being instructed solely by beneficial owners that are not, Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuers with such other information as the Issuers may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request thereof (a “Verification Covenant”). In any case in which the Holder is the Relevant Clearing System or the Relevant Clearing System’s nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of the Relevant Clearing System or the Relevant Clearing System’s nominee.

(b) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuers determine in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and the Issuers or Parent provides to the Trustee an Officer’s Certificate

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certifying that the Issuers or Parent (i) believes in good faith that there is a reasonable basis to believe a Directing Holder was at any relevant time in breach of its Position Representation or its Verification Covenant and (ii) has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If such Officer’s Certificate has been delivered to the Trustee, the Trustee shall refrain from acting in accordance with such Noteholder Direction until such time as the Issuers provide to the Trustee an Officer’s Certificate stating that (i) a Directing Holder has satisfied its Verification Covenant or (ii) a Directing Holder has failed to satisfy its Verification Covenant, and during such time the cure period with respect to any Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Directing Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Directing Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, and any related acceleration rescinded, and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such alleged Default or Event of Default, shall not be permitted to act thereon and shall be restricted from accepting and acting on any future Noteholder Direction in relation to such Event of Default. If the Directing Holder has satisfied its Verification Covenant, then the Trustee shall be permitted to act in accordance with such Noteholder Direction. Notwithstanding the above, if such Directing Holder’s participation is not required to achieve the requisite level of consent of Holders required under this Indenture to give such Noteholder Direction, the Trustee shall be permitted to act in accordance with such Noteholder Direction notwithstanding any action taken or to be taken by the Issuers (as described above). The Trustee shall be entitled to conclusively rely on any Noteholder Direction or Officer’s Certificate delivered to it in accordance with this Indenture without verification, investigation or otherwise as to the statements made therein.

(c) Each Holder by accepting a Note acknowledges and agrees that the Trustee (and any agent) shall not be liable to any party for acting or refraining to act in accordance with (i) the foregoing provisions, (ii) any Noteholder Direction, (iii) any Officer’s Certificate or (iv) its duties under this Indenture, as the Trustee may determine in its sole discretion. The Trustee shall have no obligation (i) to monitor, investigate, verify or otherwise determine if a Holder has Net Short position, (ii) investigate the accuracy or authenticity of any Position Representation, (iii) inquire if the Issuers will seek action to determine if a Directing Holder has breached its Position Representation, (iv) enforce any Verification Covenant, (v) monitor any court proceedings undertaken in connection therewith, (vi) monitor or investigate whether any Default or Event of Default

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has been publicly reported or (vii) otherwise make any calculations, investigations or determinations with respect to any Derivative Instruments, Net Short position, Long Derivative Instrument, Short Derivative Instrument or otherwise.

(d) Upon the effectiveness of such declaration, or in the case of clauses (iii), (iv), (v), (vii) or (viii) of Section 6.01(a), upon a valid Noteholder Direction, to accelerate the Notes, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a), all outstanding Notes will become due and payable without further action or notice. A notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action with respect to an alleged Default or Event of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice or instruction. This Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture (including sums owed to the Trustee and its agents and counsel).

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults. Subject to this Article 6, the Required Holders, by written notice to the Trustee (with a copy to the Issuers; provided that any waiver or rescission under this Section 6.04 shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuer) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture or the Security Documents (including in connection with an Asset Sale Offer, an Advance Offer or a Change of Control Offer) and rescind any acceleration with respect to the Notes and its consequences under this Indenture (except if such rescission would conflict with any judgment of a court of competent jurisdiction and except a continuing Default in the payment of interest on, premium, if any, or the principal of, any Note held by a non-consenting Holder). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

In the event of any Event of Default specified in clause (iv) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default,

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other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(b) the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(c) the default that is the basis for such Event of Default has been cured.

For the avoidance of doubt, the Trustee shall be entitled to its rights and benefits under this Indenture for actions in respect of Defaults or Events of Default that are subsequently cured or annulled; provided that the Trustee’s conduct is otherwise in accordance with the provisions of this Indenture and does not constitute wilful misconduct, fraud or gross negligence.

Section 6.05. Control by Majority. Subject to Section 7.01(e), the Required Holders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, and the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability and may take any other action that is not inconsistent with any such direction received from Holders of the Notes. Prior to taking any action under this Indenture, the Trustee will be entitled to security, including by way of pre-funding, and/or indemnification satisfactory to the Trustee in its sole discretion against all fees, losses, liabilities, costs and expenses (which includes the expense of the Trustee’s legal counsel) that may be caused by taking or not taking such action.

Any Default or Event of Default resulting from the failure to deliver a notice, report or certificate under this Indenture shall cease to exist and be cured in all respects if the underlying Default or Event of Default giving rise to such notice, report or certificate requirement shall have ceased to exist and/or be cured (including pursuant to this paragraph). For the avoidance of doubt, each of the parties hereto agree that any court of competent jurisdiction may (x) extend or stay any grace period set forth in this Indenture prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by the Trustee or Holders contemplated by this Indenture or otherwise upon the occurrence of an actual or alleged Event of Default, in each case of clauses (x) and (y), in accordance with the requirements of applicable law.

Section 6.06. Limitation on Suits. In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered and, if requested, provided to the Trustee indemnity and/or

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security, including by way of pre-funding, satisfactory to it in its sole discretion against any loss, liability or expense (which includes the expense of the Trustee’s legal counsel). Except to enforce the right to receive payment of principal, premium (if any) or interest when due on or after the respective due dates expressed in an outstanding Note, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously given the Trustee written notice that an Event of Default is continuing and, if such Event of Default is in respect of clauses (iii), (iv), (v), (vii) or (viii) of Section 6.01(a), such Holder is not in breach of a Position Representation or Verification Covenant;

(b) Holders, or in the case of clauses (iii), (iv), (v), (vii) or (viii) of Section 6.01(a), Directing Holders that are not in breach of a Position Representation or Verification Covenant, comprising at least 30% in the aggregate principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;

(c) such Holders have offered and, if requested, provided to the Trustee security and/or indemnity, including by way of pre-funding, satisfactory to it in its sole discretion in respect of any loss, liability or expense (which includes the expense of the Trustee’s legal counsel);

(d) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e) the Required Holders have not given the Trustee a direction inconsistent with such written request within such 60-day period.

Section 6.07. Right of Holders to Sue for Payment. Notwithstanding any other provision of this Indenture, the contractual right expressly set forth in this Indenture or the Notes of any Holder of a Note to bring suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the respective due dates expressed in this Indenture or the Notes, shall not be amended without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i) or (ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal, if applicable, and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Security Agent, the Agents, any other agent and counsel.

Section 6.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders

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shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.08, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers or any other obligor upon the Notes (including the Guarantors), their creditors or their property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

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Section 6.13. Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall, subject to the terms of the Intercreditor Agreement, pay out the money or property in the following order:

(a) FIRST, to the Trustee, the Security Agent, each Agent and their respective agents and attorneys for amounts due under Section 7.06 including payment of all compensation, disbursements, expenses and liabilities incurred, and all advances made, by the Trustee, the Agents and the Security Agent (as the case may be) and their agents, and the costs and expenses of collection;

(b) SECOND, to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c) THIRD, to the Issuers or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. At least 15 days before such record date, the Issuers (or the Trustee) shall deliver to each applicable Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.14. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

Article 7
Trustee and Agents

Section 7.01. Duties of Trustee and Security Agent. (a) If an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has received written notice at its corporate trust office in accordance with the terms hereof, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has received written notice at its corporate trust office, the Trustee:

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(i) the duties of the Trustee, the Security Agent and the Agents shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants, duties or obligations shall be read into this Indenture against the Trustee, the Security Agent and the Agents; and

(ii) in the absence of gross negligence, willful misconduct or fraud on its part, the Trustee, the Security Agent or the other Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee, the Security Agent and the other Agents and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not investigate or confirm the accuracy of mathematical calculations or other facts stated therein) and shall be entitled to seek advice from legal counsel in relation thereto.

(c) Neither the Trustee nor the Security Agent may be relieved from liabilities for its own gross negligent action, its own gross negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph (c) does not limit the effect of paragraphs (b) or (f) of this Section 7.01;

(ii) neither the Trustee nor the Security Agent shall be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a final non appealable decision of a court of competent jurisdiction that the Trustee or the Security Agent was grossly negligent in ascertaining the pertinent facts; and

(iii) neither the Trustee nor the Security Agent shall be liable with respect to any action they take or omit to take in good faith in accordance with a direction received by them pursuant to Section 6.02, 6.04 or 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee or the Security Agent is subject to paragraphs (a), (b) and (c) of this Section 7.01 and Section 7.02(f).

(e) Neither the Trustee nor the Security Agent shall be under any obligation to exercise any of their respective rights or powers under this Indenture or the Intercreditor Agreement at the request or direction of any of the Holders unless the Holders have offered to the Trustee and the Security Agent, and the Trustee and the Security Agent has received, security (including by way of pre-funding) and/or indemnity satisfactory to them in their sole discretion against the costs, expenses (including

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reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

(f) No provision of this Indenture or the Notes shall require the Trustee, the Security Agent or an Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it. The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(g) None of the Trustee, the Paying Agent or the Security Agent shall be liable for interest on any money received by it except as the Paying Agent, the Trustee or the Security Agent, as applicable, may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Paying Agent will not hold any amounts in trust.

Section 7.02. Rights of Trustee and the Security Agent. (a) The Trustee and the Security Agent may conclusively rely upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by them to be genuine and to have been signed or presented by the proper Person. The Trustee and the Security Agent need not investigate any fact or matter stated in the document, but the Trustee and the Security Agent, in their discretion, may make such further inquiry or investigation into such facts or matters as they may see fit, and, if the Trustee and the Security Agent shall determine to make such further inquiry or investigation, they shall be entitled to examine the books, records and premises of Parent and its Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The Trustee will have no duty or obligation to monitor the Issuers’ or any other party’s compliance with the terms of this Indenture or to ascertain or inquire as to the observance or performance of any covenants, conditions or agreements of the Issuers except as expressly set forth in this Indenture.

(b) Before the Trustee or the Security Agent acts or refrains from acting, they may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Security Agent shall be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Security Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. . The Trustee shall be entitled to rely solely and conclusively on any Officer’s Certificate or Opinion of Counsel, as applicable, in formulating its opinion or in taking any action under this Indenture, and may rely on such Officer’s Certificate or Opinion of Counsel, as applicable, without need for investigation or verification, except as may otherwise be provided for under the terms of this Indenture.

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(c) The Trustee and the Security Agent may act through their attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence of any agent, custodians, nominees or attorney appointed with due care.

(d) Neither the Trustee nor the Security Agent shall be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of an Issuer.

(f) Neither the Trustee nor the Security Agent shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee and the Security Agent has received written notice in accordance with the terms of this Indenture or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee and the Security Agent at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(g) In no event shall the Trustee or the Security Agent be responsible or liable for any consequential, special or indirect losses or punitive damages (including, but not limited to, loss of business, goodwill, opportunity or profit of any kind) of the Issuers or any other Person (or, in each case, any successor thereto), even if advised of it in advance and even if foreseeable, whether as a result of the Trustee’s or the Security Agent’s negligence or otherwise.

(h) The rights, privileges, protections, indemnities, immunities and benefits given to the Trustee and the Security Agent, including, without limitation, its right to be indemnified and/or secured to its satisfaction, are extended to, and shall be enforceable by, the Trustee and the Security Agent in each of their respective capacities hereunder, and each Agent, custodian and other Person employed to act hereunder. None of the Trustee, any Agent or the Security Agent shall be liable for acting in good faith on instructions believed by it to be genuine and from a party.

(i) Delivery of reports, information and documents (including reports contemplated under Section 4.02) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(j) The permissive rights of the Trustee and the Security Agent to take certain actions or perform any discretionary act enumerated under this Indenture and the Intercreditor Agreement shall not be construed as a duty unless so specified herein.

(k) The Trustee and the Agents shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent,

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order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee and the Agents shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note or other evidence of indebtedness or other paper or document, but the Trustee or an Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or an Agent, as applicable, shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l) The Trustee and the Security Agent may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m) Neither the Trustee nor the Security Agent shall be responsible or liable for any failure or delay in the performance of their respective obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond their reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; strikes or similar labor disputes; and acts of civil or military authorities and governmental action.

(n) Neither the Trustee nor the Security Agent shall have any duty to inquire as to the performance of the Issuers with respect to the covenants contained in Article 4 or to make any calculation in connection therewith or in connection with any redemption of the Notes. In addition, except as otherwise expressly provided herein, the Trustee shall have no obligation to monitor or verify compliance by the Issuers or any Guarantor with any other obligation or covenant under this Indenture or the unavailability of the Federal Reserve Bank wire or facsimile or other wire communication facility. The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(o) Neither the Trustee nor the Security Agent shall have any responsibility for the validity, perfection, priority, filing, continuation or enforceability of any Lien or

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security interest and shall have no obligations to take any action to procure or maintain such validity, perfection, priority, filing, continuation or enforceability (it being understood that such responsibility and obligation are the Issuers’).

(p) Neither the Trustee nor the Security Agent shall be required to give any bond or surety in respect of the performance of their respective powers and duties hereunder.

(q) Neither the Trustee nor the Security Agent shall be liable to the Holders if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it or by any governmental or regulatory authority.

(r) No provision of this Indenture or of the Notes Documents shall require the Trustee to indemnify the Security Agent, and the Security Agent waives any claim it may otherwise have by operation of law in any jurisdiction to be indemnified by the Trustee acting as principal vis-à-vis its agent, the Security Agent (but this does not prejudice the Security Agent’s rights to bring any claim or suit against the Trustee (including for damages in the case of gross negligence or willful misconduct of the Trustee)).

(s) The Trustee and the Security Agent may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York. Furthermore, the Trustee and the Security Agent may also refrain from taking such action if it would otherwise render it liable to any person in that jurisdiction, the State of New York or if, in its opinion based upon such legal advice, it would not have the power to take such action in that jurisdiction by virtue of any applicable law in that jurisdiction, in the State of New York or if it is determined by any court or other competent authority in that jurisdiction, in the State of New York that it does not have such power. The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(t) Each of the Trustee and the Security Agent may retain professional advisers to assist it in performing its duties under any Notes Document. The Trustee and the Security Agent may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to any Notes Document shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(u) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than the majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture (as qualified, limited or otherwise affected by the provisions of the Intercreditor Agreement), the Trustee, in its sole discretion, may determine what action, if

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any, shall be taken and shall be held harmless and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(v) At any time that the security granted pursuant to the Security Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such security, the Trustee is not required to give any direction to the Security Agent with respect thereto unless it has been indemnified and/or secured in accordance with Section 7.01(e). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(i) any failure of the Security Agent to enforce such security within a reasonable time or at all;

(ii) any failure of the Security Agent to pay over the proceeds of enforcement of the Collateral;

(iii) any failure of the Security Agent to realize such security for the best price obtainable;

(iv) monitoring the activities of the Security Agent in relation to such enforcement;

(v) taking any enforcement action itself in relation to such security;

(vi) agreeing to any proposed course of action by the Security Agent which could result in the Trustee incurring any liability for its own account; or

(vii) paying any fees, costs or expenses of the Security Agent.

(w) The permissive rights of the Trustee or the Security Agent to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(x) The Trustee and the Paying Agent shall be entitled to make payments net of any taxes or other sums required by any applicable law to be withheld or deducted.

(y) The Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer shall have received written notification from the Issuers or a Holder at the corporate trust office of the Trustee and such notice references the Notes and this Indenture.

Section 7.03. Individual Rights of Trustee and the Security Agent. The Trustee and the Security Agent in their individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any of its Affiliates with the same rights it would have if it were not Trustee or the Security Agent. Any Paying Agent, Registrar, co registrar or co paying agent may do the same with like rights. However, in the event that the Trustee has actual knowledge that it has acquired any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent

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may do the same with like rights and duties. The Trustee and the Security Agent are also subject to Section 7.09.

Section 7.04. Trustee’s Disclaimer. Neither the Trustee, the Security Agent nor any Agent shall be responsible for and none of them makes any representation as to the validity or adequacy of this Indenture, the Notes or any Security Document or the Intercreditor Agreement, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, they shall not be responsible for the use or application of any money received by the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture or the Intercreditor Agreement other than its certificate of authentication.

The Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuers or any Guarantor under this Indenture. The Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture or in any certificate, report, statement, or other document referred to or provided for in, or received by the Trustee under or in connection with, this Indenture or the Intercreditor Agreement; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture or the Intercreditor Agreement. Neither the Trustee, the Security Agent nor any Agent shall be responsible to make any calculation with respect to any matter under this Indenture.

Section 7.05. Notice of Defaults. If a Default occurs and is continuing and if a Responsible Officer of the Trustee has received written notice thereof in accordance with the terms of this Indenture, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs, unless such Default shall have been cured or waived, or if discovered after 90 days, promptly thereafter. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

Section 7.06. Compensation and Indemnity. The Issuers shall, jointly and severally, pay to the Trustee, the Security Agent and the Agents from time to time such compensation for their acceptance of this Indenture and services hereunder as the parties shall agree in writing in fee letters from time to time. The Trustee’s, the Security Agent’s and the Agents’ compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee, the Security Agent and the Agents promptly upon request for all out-of-pocket disbursements, advances and expenses incurred or made by them in addition to the compensation for their respective services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s, the Security Agent’s and the Agents’ agents and counsel. The Issuers, jointly and severally, or, upon the failure of the Issuers to pay, each Guarantor (if

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any), jointly and severally, will pay to the Trustee and/or the Security Agent compensation, fees and expenses in connection with the performance of any exceptional services as shall be agreed in writing from time to time between them provided that, in the event of the occurrence of an Event of Default which is continuing, no such written agreement shall be required for compensation, fees and expenses to be payable for the performance of any exceptional services by the Trustee or the Security Agent.

The Issuers and the Guarantors, each jointly and severally, shall indemnify the Trustee, the Security Agent and the Agents and their respective officers, directors, employees, counsel and agents and any predecessor trustee and its officers, directors, employees, counsel and agents for, and hold the Trustee, the Security Agent and the Agents harmless against, any and all loss, damage, claims, liability or expense (including properly incurred attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture and the Notes against the Issuers or any of the Guarantors (including this Section 7.06) or defending itself against any claim whether asserted by any Holder, the Issuers or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder) (but excluding taxes imposed on such Persons in connection with compensation for such administration or performance). The Trustee, the Security Agent and the Agents shall notify the Issuers promptly of any claim of which a Responsible Officer has received written notice for which they may seek indemnity. Failure by the Trustee, the Security Agent or the Agents to so notify the Issuers shall not relieve the Issuers or the Guarantors of their obligations hereunder. The Issuers shall defend the claim and the Trustee, the Security Agent and the Agents may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel. Neither the Issuers nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee, the Security Agent or the Agents through the Trustee’s, the Security Agent’s or the Agents’ own willful misconduct, gross negligence or fraud. Neither the Issuers nor any Guarantor need pay for any settlement made without its consent.

The obligations of the Issuers and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee, the Security Agent or any Agent.

To secure the payment obligations of the Issuers and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture. The right of the Trustee and each Agent to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Issuers.

When the Trustee or the Security Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(vi) or Section 6.01(a)(vii) occurs, the expenses and the compensation for the services (including the reasonable fees and

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expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Pursuant to Section 10.1, the obligations of the Issuers hereunder are jointly and severally guaranteed by the Guarantors.

Section 7.07. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign with 30 days’ prior notice in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.09;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuers’ obligations under Section 7.06 shall continue for the benefit of the retiring Trustee. All

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costs reasonably incurred in connection with any resignation or removal hereunder shall be borne by the Issuers.

Section 7.08. Successor Trustee by Merger, etc. If the Trustee, Security Agent or Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee, Security Agent or Agent. Any corporation into which the Trustee, Security Agent or any Agent for the time being may be merged or converted shall, on the date when such merger, conversion, consolidation, sale or transfer becomes effective and to the extent permitted by applicable law, be a successor Trustee, Security Agent or Agent under this Indenture without the execution or filing of any paper or any further act on the part of any of the parties to this Indenture. After the effective date all references in this Indenture to that Trustee, Security Agent or Agent shall be deemed to be references to that corporation.

Section 7.09. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is an entity organized and doing business within the United Kingdom, European Union or the United States of America that is authorized to exercise corporate trustee power and that is an entity that is generally recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.

Section 7.10. Resignation of Agents. (a) Any Agent may resign its appointment hereunder at any time without the need to give any reason and without being responsible for any costs associated therewith by giving notice to the Issuers and the Trustee 30 days’ prior written notice (waivable by the Issuers and the Trustee); provided that in the case of resignation of the Paying Agent no such resignation shall take effect until a new Paying Agent shall have been appointed by the Issuers to exercise the powers and undertake the duties hereby conferred and imposed upon the Paying Agent. Following receipt of a notice of resignation from any Agent, the Issuers shall promptly give notice thereof to the Holders in accordance with Section 12.01.

(b) If any Agent gives notice of its resignation in accordance with this Section 7.10 and a replacement Agent is required and by the tenth day before the expiration of such notice such replacement has not been duly appointed, such Agent may itself appoint as its replacement any reputable and experienced financial institution or may petition a court of competent jurisdiction to appoint a replacement, with properly incurred costs and expenses by the Agent in relation to such petition to be paid by the Issuers. Immediately following such appointment, the Issuers shall give notice of such appointment to the Trustee, the remaining Agents and the Holders whereupon the Issuers, the Trustee, the remaining Agents and the replacement Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Indenture.

(c) Upon its resignation becoming effective, the Paying Agent shall forthwith transfer all moneys held by it hereunder, if any, to the successor Paying Agent or, if none,

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the Trustee or to the Trustee’s order, but shall have no other duties or responsibilities hereunder, and shall be entitled to the payment by the Issuers of its remuneration for the services previously rendered hereunder and to the reimbursement of all reasonable expenses (including legal fees) incurred in connection therewith.

Section 7.11. Agents’ Rights. (a) The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several. The roles, duties and functions of the Agents are of a mechanical nature and each Agent shall only perform those acts and duties as specifically set out in this Indenture and no other acts, covenants, obligations or duties shall be implied or read into this Indenture against any of the Agents.

(b) Money held by a Paying Agent need not be segregated, except as required by law, and in no event shall any Paying Agent be liable for interest on any money received by it hereunder.

(c) The Agents shall have no obligation to act or to take any action if they believe they will incur costs, expenses or liabilities for which they will not be reimbursed.

(d) The Issuers and the Agents acknowledge and agree that in the event of an Event of Default, the Trustee may, by notice in writing to the Issuers and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Issuers and need have no concern for the interests of the Holders.

(e) The applicable Agents hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the UK Financial Conduct Authority in the UK Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(f) The Agents shall act solely as agents of the Issuers and shall have no fiduciary or other obligation towards, or have any relationship of agency or trust, for or with any person other than the Issuers, except as expressly stated elsewhere in this Indenture.

(g) No Agent shall be required to make any payment of the principal, premium or interest payable pursuant to this Indenture unless and until it has received, and been able to identify or confirm receipt of, the full amount to be paid in accordance with the terms of this Indenture. To the extent that an Agent has made such payment with the prior written consent of the Issuers and for which it did not receive the full amount, the Issuers will reimburse the Agent the full amount of any shortfall.

(h) The Issuers agree to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Indenture by the Paying Agent

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(i) If:

(A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Indenture; or

(B) any change in the status of the Issuers of the composition of the shareholders of the Issuers after the date of this Indenture,

obliges any Agent to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Issuers shall as soon as reasonably practicable upon the request of such Agent supply or procure the supply of such documentation and other evidence as is reasonably requested by the Agent in order for such Agent to carry out and be satisfied that it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations.

(j) In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Issuers or other party entitled to give the Agents instructions under this Indenture by written request promptly and in any event within one Business Day of receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this Section 7.11, then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification

(k) For so long as the Notes are held as book-entry interests in Global Notes, any obligation the Agents or the Trustee may have to publish a notice to Holders on behalf of the Issuers will be satisfied upon delivery of the notice to the applicable Depositary.

(l) Each Issuer shall notify each Agent in the event that it determines that any payment to be made by an Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Issuer’s obligation under this Section 7.11 (i) shall apply only to the extent that such payments are so treated by virtue of characteristics of such Issuer, the Notes, or both.

(m) Notwithstanding any other provision of this Indenture, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Taxes, if and only to the extent so required by applicable law, in which event the Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Issuers the amount so deducted or

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withheld, in which case, the Issuers shall so account to the relevant Authority for such amount.

(n) The Issuers shall provide the Agents with a certified list of authorized signatories within a reasonable amount of time following a request for such list by an Agent.

(o) For the purposes of this Section 7.11, the following definitions apply:

“Authority” means any competent regulatory, prosecuting, Tax or Governmental Authority in any jurisdiction.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

Article 8
Legal Defeasance and Covenant Defeasance

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuers may, with respect to a Series of Notes, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes of such Series and all obligations of the Guarantors with respect to the Guarantees of such Series upon compliance with the conditions set forth in this Article 8.

Section 8.02. Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.02 with respect to a Series of Notes, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations under this Indenture with respect to all outstanding Notes of such Series and the related Guarantees of such Series and all Defaults and Events of Default cured on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the applicable Series of outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) in this Section 8.02 (it being understood that such Notes of such Series shall not be deemed outstanding for accounting purposes), and to have satisfied all their other obligations under such Notes of such Series and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute instruments reasonably requested by the Issuers acknowledging the same) and to have cured all then existing Defaults and Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

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(a) the rights of Holders of the Notes of such Series to receive payments in respect of the principal of, premium, if any, and interest on the Notes of such Series when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b) the Issuers’ obligations with respect to Notes of such Series concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03. Covenant Defeasance. Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, with respect to a Series of Notes, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under Sections 3.08, 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10 and 4.11, and clauses (ii) and (iii) of Section 5.01(a), and Section 5.01(c)(i) with respect to all outstanding Notes of such Series and the related Guarantees, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and such Notes of such Series shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to all outstanding Notes of an applicable Series and the related Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes of such Series and the Guarantees of such Series of Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Section 6.01(a)(iii) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(a)(vii) (solely with respect to Restricted Subsidiaries subject thereto) and 6.01(a)(viii) shall not constitute Default or Events of Default.

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Section 8.04. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes of an applicable Series:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a Series of Notes:

(a) the Issuers shall irrevocably deposit with the Trustee (or such entity designated (as agent) by the Trustee for such purposes), in trust, for the benefit of the Holders of the Notes of such Series, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in the case of the Dollar Notes, or cash in euro, euro-denominated Government Securities, or a combination thereof, in the case of the Euro Notes, in such amount as will be sufficient, in the opinion of an Independent Financial Advisor, without consideration of any reinvestment to pay the principal of, premium, if any, and interest due on such Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium with respect to such Series calculated as of the date of the notice of redemption, with any deficit as of the Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:

(i) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes of such Series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and

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exclusions, the beneficial owners of the Notes of such Series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor are bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(f) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(g) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05. Deposited Money, U.S. Government Securities and euro-denominated Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06, all money, U.S. Government Securities and euro-denominated Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other

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than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes and the related Guarantees.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money, U.S. Government Securities or euro-denominated Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Issuers. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuers on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.

Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that if the Issuers makes any payment of principal of, premium, if any, or interest on any Notes following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article 9
Amendment, Supplement and Waiver

Section 9.01. Without Consent of Holders. Notwithstanding Section 9.02, the Issuers, any Guarantor (with respect to a Guarantee, this Indenture or the Security Documents to which it is a party), the Trustee and/or the Security Agent (and any other Agents party thereto (to the extent applicable)), as the case may be, may amend or supplement any Notes Document without the consent of any Holder:

(a) to cure any ambiguity, omission, mistake, defect or inconsistency;

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(b) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(c) to comply with Article 5;

(d) to provide for the assumption of an Issuer’s or any Guarantor’s obligations to the Holders;

(e) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(f) to add or modify covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(g) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Security Agent or a successor Paying Agent (or any other applicable agent) hereunder pursuant to the requirements hereof;

(i) to add an obligor or a Guarantor under this Indenture;

(j) to conform the text of this Indenture, the Notes, any Guarantees or the Security Documents to any provision of the “Description of Notes” section of the Offering Memorandum;

(k) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(l) to release any Guarantor from its Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(m) to release and discharge any Lien securing the Notes when permitted or required by this Indenture (including pursuant to Section 4.09) or the Security Documents;

(n) to comply with the rules of any applicable securities depositary;

(o) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Security Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or

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in which a Lien is required to be granted to or for the benefit of the Trustee or the Security Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(p) to add additional parties to any Security Documents to the extent permitted under Section 4.09;

(q) to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Intercreditor Agreement, taken as a whole, or any joinder thereto and to enter into any amendment or supplement to any intercreditor agreement to add other debt representatives as party thereto and to make such other changes to the applicable intercreditor agreement, as in the good faith determination of the Issuers, are required to effectuate the foregoing;

(r) in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Intercreditor Agreement or to modify any such legend as required by the Intercreditor Agreement; and

(s) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Facilities or any other agreement that is not prohibited by this Indenture.

Upon the request of the Issuers, and upon receipt by the Trustee of the documents described in Section 7.02 (to the extent requested by the Trustee and subject to the last sentence of Section 9.05), the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture, authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel or board resolution shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

Section 9.02. With Consent of Holders. Except as provided in Section 9.01 and this Section 9.02, the Issuers, the Guarantors and the Trustee may amend or supplement any Notes Documents with the consent of the Required Holders, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes (which shall be considered waived only with respect to Notes held by consenting Holders), except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of any Notes Documents may be waived with the consent of the Required Holders; provided that (x) if any such amendment or waiver will only affect one Series of Notes (or less than all Series

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of Notes) then outstanding under this Indenture, then only the consent of the Required Holders of such Series (including, in each case, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a Series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other Series of Notes, then the consent of the Required Holders of such Series then outstanding shall be required. Section 2.09 and Section 2.10 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Notwithstanding anything in this Section 9.02 or the definition of “Required Holders” to the contrary, for purposes of determining whether the Required Holders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement, any departure by Parent or any Guarantor therefrom, unless the action in question affects any Affiliated Holder in a disproportionately adverse manner than its effect on the other Holders, or any plan of reorganization pursuant to any applicable bankruptcy, insolvency or similar proceeding or with respect to any matter in the third succeeding paragraph, (ii) otherwise acted on any matter related to this Indenture, the Notes, the Security Documents, the Guarantees or the Intercreditor Agreement or (iii) directed or required the Trustee, the Security Agent or any Holder to undertake any action (or refrain from taking any action) with respect to or under this Indenture, the Notes, the Security Documents, the Guarantees or the Intercreditor Agreement, no Affiliated Holder shall have any right to consent (or not consent), otherwise act or direct or require the Trustee, the Security Agent or any Holder to take (or refrain from taking) any such action and:

(a) all notes held by any Affiliated Holders shall be deemed to be not outstanding for all purposes of calculating whether the Required Holders have taken any actions; and

(b) all notes held by Affiliated Holders shall be deemed to be not outstanding for all purposes of calculating whether all Holders have taken any action unless the action in question affects such Affiliated Holder in a disproportionately adverse manner than its effect on other Holders.

Notwithstanding anything in this Section 9.02 or the definition of “Required Holders” to the contrary, for purposes of determining whether the Required Holders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Indenture, the notes, the Guarantees, the Security Documents or the Intercreditor Agreement or any departure by Parent or any Guarantor therefrom, (ii) otherwise acted on any matter related to this Indenture, the notes, the Guarantees, the Security Documents or the Intercreditor Agreement or (iii) directed or required the Trustee, the Security Agent or any Holder to undertake any action (or refrain from taking any action) with respect to or under this Indenture, the notes, the Security Documents or the Guarantees, all notes held or beneficially owned by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt

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Fund Affiliates) of the notes of consenting Holders included in determining whether the Required Holders have consented to any action pursuant to this Section 9.02.

In connection with any action under this Indenture, the Notes, the Security Documents, the Guarantees or the Intercreditor Agreement that requires a determination of whether the Required Holders have consented to such action or otherwise acted on any matter or directed the Trustee or the Security Agent to undertake any action (or refrain from taking any action), Parent shall identify the amount of notes held or beneficially owned by an Affiliated Holder or a Debt Fund Affiliate, action or direction in an Officer’s Certificate delivered to the Trustee and Security Agent, upon which the Trustee and Security Agent shall be entitled to conclusively rely without investigation.

Upon the request of the Issuers, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, the Trustee shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affect the Trustee’s, own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of at least 90% of affected Holders of the Notes (including, for purposes of this paragraph, notes beneficially owned by the Issuers or its Affiliates), an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(c) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(d) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to (i) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (ii) Section 3.08, Section 4.07 and Section 4.10);

(e) reduce the rate of or change the time for payment of interest on any such Note (other than as described in Section 4.10);

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(f) (A) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on such Notes, except a rescission of acceleration of a Series of Notes by the Required Holders, and a waiver of the payment default that resulted from such acceleration, or (B) waive a Default or Event of Default in respect of a covenant or provision contained in this Indenture, the Notes or any Guarantee which cannot be amended or modified without the consent of at least 90% of affected Holders;

(g) make any such Note payable in money other than that stated therein;

(h) make any change in the provisions of this Indenture relating to waivers of past Defaults;

(i) make any change in these amendment and waiver provisions;

(j) amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the due dates therefor;

(k) make any change to or modify the ranking of such Notes that would adversely affect the Holders; or

(l) except as expressly permitted by this Indenture, modify the Guarantees of Parent or any Subsidiary Guarantor that is a Significant Subsidiary, or any group of Subsidiary Guarantors that, taken together (as of the latest consolidated financial statements of Parent for a fiscal quarter end provided as required under Section 4.02), would constitute a Significant Subsidiary in any manner materially adverse to the Holders of such Notes.

(m) Notwithstanding the foregoing, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture, the Security Documents or the Intercreditor Agreement.

Section 9.03. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

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The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.04. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05. Trustee and Security Agent to Sign Amendments, etc. The Trustee and the Security Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Security Agent. If it does, the Trustee or the Security Agent may but need not sign it. Except as set forth in the last sentence of this Section 9.05, the Issuers may not sign an amendment, supplement or waiver until the Board of an Issuer approves it. In executing any amendment, supplement or waiver, the Trustee and the Security Agent shall be provided with and (subject to Section 7.01) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

Notwithstanding the foregoing, no Opinion of Counsel or resolution shall be required for the Trustee to execute any supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, adding a new Guarantor under this Indenture.

Section 9.06. Additional Voting Terms; Calculation of Principal Amount. (a) All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no series of Notes will have the right to vote or consent as a separate series on any matter. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article 9 and Section 9.06(b).

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(b) With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (i) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 2.10 of this Indenture. Any such calculation made pursuant to this Section 9.06(b) shall be made by the Issuers and delivered to the Trustee pursuant to an Officer’s Certificate.

Section 9.07. No Impairment of Right of Holders to Receive Payment. For the avoidance of doubt, no amendment to, or deletion of any of the covenants under Article 4 or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any legal rights of any Holders of the Notes to receive payment of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.

Article 10
Guarantees

Section 10.01. Guarantee. Subject to this Article 10, from and after the Issue Date, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, as a primary obligor and not merely as a surety, guarantees, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuers hereunder or thereunder, that:

(a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuers to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. The Guarantors hereby agree that their obligations hereunder are equivalent to the obligations of a primary obligor and shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuers hereunder or under the Notes). Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency

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or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees. Each Guarantor that makes a payment under its Guarantee shall, to the fullest extent permitted by applicable law, be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Until terminated in accordance with Section 10.06, each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation, examinership or reorganization, should an Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver, trustee or examiner be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

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In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general senior unsecured obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02. Limitation on Guarantor Liability. (a) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law or being void or voidable under any law relating to insolvency of debtors. In particular, the liability of each Guarantor under this Section 10.02 shall be limited to the extent of the limitations (if any) set out in this Section 10.02 and as set out in Exhibit E.

Section 10.03. Execution and Delivery. To evidence its Guarantee set forth in Section 10.01, subject to Section 10.07, each Guarantor hereby agrees that this Indenture (or a supplemental indenture in the form of Exhibit D hereto) shall be executed on behalf of such Guarantor by one of its authorized officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an officer whose signature is on this Indenture (or a supplemental indenture in the form of Exhibit D hereto) no longer holds that office at the time the Trustee authenticates a Note, the Guarantee of such Guarantor shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.11, the Issuers shall cause any Restricted Subsidiary to comply with the provisions of Section 4.11 and this Article 10, to the extent applicable.

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Section 10.04. Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

Section 10.05. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06. Release of Guarantees. Each Guarantee shall be automatically and unconditionally released and discharged, and shall thereupon terminate and be of no further force and effect, and no further action by such Guarantor, the Issuers or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(i) in the case of a Subsidiary Guarantor, any sale, exchange, issuance, disposition or transfer (by merger, amalgamation, consolidation, dividend, distribution or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Subsidiary Guarantor, in each case if such sale, exchange, issuance, disposition or transfer is made in compliance with or is not prohibited by the applicable provisions of this Indenture (including any amendments thereof);

(ii) the release or discharge of the guarantee by, or direct obligation of, such Guarantor of Indebtedness under the Senior Facilities, or the release or discharge of such other guarantee or direct obligation that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee or direct obligation (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 4.11);

(iii) in the case of a Subsidiary Guarantor, the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture or the occurrence of any event following which the Subsidiary Guarantor is no longer a Restricted Subsidiary in compliance with the applicable provisions of this Indenture;

(iv) upon the merger, amalgamation, consolidation or division of any Guarantor with and into the Issuers or another Guarantor or upon the liquidation or winding up of such Guarantor, in each case, in compliance with or in a manner not prohibited by the applicable provisions of this Indenture;

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(v) the occurrence of a Covenant Suspension Event;

(vi) as provided under Article 9;

(vii) the exercise by the Issuers of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the discharge of the Issuers’ obligations under this Indenture in accordance with the terms of this Indenture; or

(viii) in accordance with the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement.

Notwithstanding clause (v) of this Section 10.06, if, after any Covenant Suspension Event, a Reversion Date (as defined herein) shall occur, then the Suspension Period (as defined herein) with respect to such Covenant Suspension Event shall terminate and all actions reasonably necessary to provide that the Notes shall have been unconditionally guaranteed by each Guarantor (to the extent such guarantee is required by Section 4.11) shall be taken within 60 days after such Reversion Date or as soon as reasonably practicable thereafter.

The Trustee shall acknowledge the release of a Guarantor upon delivery of an Officer’s Certificate certifying that such release complies with this Section 10.06.

Section 10.07. Effectiveness of Guarantees. This Indenture shall be effective upon its execution and delivery by the parties hereto. The provisions set forth in this Article 10 with respect to the Subsidiary Guarantors will only become operative concurrently with the consummation of the Acquisition.

Article 11
Satisfaction and Discharge

Section 11.01. Satisfaction and Discharge. This Indenture with respect to a Series of Notes shall be discharged and shall cease to be of further effect as to all Notes of such Series when either:

(a) all Notes of such Series theretofore authenticated and delivered, except lost, stolen or destroyed Notes of such Series which have been replaced or paid and Notes of such Series for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (i) all Notes of such Series not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such entity designated (as agent) by the Trustee for such

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purposes) as trust funds in trust solely for the benefit of the Holders of the Notes of such Series, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in the case of the Dollar Notes, and cash in euro, euro-denominated Government Securities, or a combination thereof, in the case of the Euro Notes, in such amounts as will be sufficient without consideration of any reinvestment to pay and discharge the entire indebtedness on the Notes of such Series not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium with respect to such Series, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(ii) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture with respect to such Series of Notes or the Notes of such Series shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(iii) the Issuers have paid or caused to be paid all sums payable by it under this Indenture with respect to such Series of Notes; and

(iv) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes of such Series at maturity or the Redemption Date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (b)(i), (ii), (iii) and (iv) of this Section 11.01. If requested by the Issuers in writing to the Trustee and Paying Agent (which request may be included in the applicable notice of redemption or pursuant to the Officer’s Certificate under this Section 11.01) no later than three Business Days prior to such distribution, the Trustee shall distribute any amount deposited in trust to the Holders prior to the stated maturity date or the redemption date, as the case may be. For the avoidance of doubt, the distribution and payment to holders prior to the stated maturity date or redemption date as

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set forth above will not include any negative interest, present value adjustment, break cost or any additional premium on such amounts. To the extent the Notes are represented by a global note deposited with a depositary for a clearing system, any payment to the beneficial holders holding interests as a participant of such clearing system will be subject to the then applicable procedures of the clearing system. The Trustee and Paying Agent shall not be liable to any Person for the distribution of funds to Holders early, as described in this Section 11.01.

Notwithstanding the satisfaction and discharge of this Indenture with respect to a Series of Notes, the provisions of Section 7.06 shall survive with respect to such Series of Notes and if money shall have been deposited with the Trustee pursuant to clause (b)(b) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 shall survive such satisfaction and discharge with respect to such Series of Notes.

Section 11.02. Application of Trust Money. Subject to the provisions of Section 8.06, all money, U.S. Government Securities and euro-denominated Government Securities deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money, U.S. Government Securities and euro-denominated Government Securities has been deposited with the Trustee; but such money, U.S. Government Securities and euro-denominated Government Securities need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders to receive such payment from the money or U.S. Government Securities held by the Trustee or Paying Agent.

Article 12
Collateral, Security Documents and the Security Agent

Section 12.01. Collateral and Security Documents. (a) The due and punctual payment of the principal of, premium on, if any, interest and Additional Amounts, if any, on, the Notes and the Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, interest and Additional Amounts, if any (to the extent permitted by law), on the Notes, the Guarantees and performance of all other obligations of the Issuers and the Guarantors to

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the Holders or the Trustee and the Security Agent under this Indenture, the Notes and the Guarantees according to the terms hereunder or thereunder, shall be secured by security interests, as provided in, and on the terms provided by, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents, granted in the Collateral, which shall include, on the Issue Date, subject to the Agreed Security Principles, the security set forth in Schedule 1 hereto. Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement, and the Security Documents (including the provisions providing for foreclosure and release of Liens and authorizing the Security Agent to enter into any Security Document on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Security Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith and in accordance with the Intercreditor Agreement and any Additional Intercreditor Agreement. The Issuers will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Security Documents, and the Issuers and the Guarantors will, and the Issuers will cause each of its Restricted Subsidiaries to, do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee that the Security Agent holds, for the benefit of the Trustee and the Holders, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Guarantees secured thereby, according to the intent and purposes herein expressed. Subject to the Agreed Security Principles, the Intercreditor Agreement and any Additional Intercreditor Agreement, the Issuers and the Guarantors will take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuers hereunder, a valid and enforceable first priority Lien in and on all the Collateral ranking in right and priority of payment as set forth in this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement and subject to no other Liens other than as permitted by the terms of this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement. In acting hereunder, the Security Agent shall be entitled to seek instructions from the Trustee.

(b) Each of the Issuers, the Trustee and the Holders agree that the Security Agent shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the Notes and this Indenture, and that accordingly the Security Agent will have its own independent right to demand performance by the Issuers of those obligations, except that such demand shall only be made with the prior written consent of the Trustee or as otherwise permitted under the Intercreditor Agreement and any Additional Intercreditor Agreement. However, any discharge of such obligation to the Security Agent, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

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(c) Each Holder of a Note, by accepting such Note, shall be deemed to have:

(A) agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to Section 4.14) and to be bound thereby as a party thereto;

(B) authorized and directed each of the Trustee and the Security Agent from time to time to become a party to any such Additional Intercreditor Agreement;

(C) irrevocably appointed the Security Agent to act as its agent and as security agent under the Intercreditor Agreement, any Additional Intercreditor Agreement and other relevant documents to which it is a party (including the Security Documents) and irrevocably appointed and authorized the Security Agent and the Trustee to give effect to the provisions in the Intercreditor Agreement, any Additional Intercreditor Agreements and the Security Documents and perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents securing such Indebtedness, together with any other incidental rights, power and discretions;

(D) agreed to be bound by the provisions of the Intercreditor Agreement, any Additional Intercreditor Agreements and the Security Documents;

(E) irrevocably appointed the Security Agent and the Trustee to act on its behalf to enter into and comply with the provisions of the Intercreditor Agreement, any Additional Intercreditor Agreements and the Security Documents (including the execution of, and compliance with, any amendment, extension, renewal, restatement, supplement, release or other modification or replacement expressed to be executed by the Trustee or the Security Agent on its behalf); and

(F) irrevocably appointed the Security Agent and the Trustee to act on its behalf to execute, amend, waive, modify, release or provide consent under the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document as authorized by this Indenture or by the terms of any other Notes Document.

(d) The Trustee hereby acknowledges that the Security Agent is authorized to act under the Security Documents on behalf of the Trustee, with the full authority and powers of the Trustee thereunder. The Security Agent is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, as trustee

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on behalf of the Holders and the Trustee, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder.

(e) The Trustee shall not be responsible for the legality, validity, effectiveness, suitability, adequacy or enforceability of the Security Documents or any obligation or rights created or purported to be created thereby or pursuant thereto or any security or the priority thereof constituted or purported to be constituted thereby or pursuant thereto, nor shall it be responsible or liable to any person because of any invalidity of any provision of such documents or the unenforceability thereof, whether arising from statute, law or decision of any court. The Trustee shall be under no obligation to monitor or supervise the functions of the Security Agent under the Security Documents and shall be entitled to assume that the Security Agent is properly performing its functions and obligations thereunder and the Trustee shall not be responsible for any diminution in the value of or loss occasioned to the assets subject thereto by reason of the act or omission by the Security Agent in relation to its functions thereunder.

Section 12.02. Authorization of Actions to Be Taken by the Trustee under the Security Documents. Subject to the provisions of Section 7.01 and Section 7.02 and the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement and/or the Security Documents, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Security Agent to, take all actions it deems necessary or appropriate in order to:

(A) enforce any of the terms of the Security Documents or the Intercreditor Agreement; and

(B) collect and receive any and all amounts payable in respect of the Obligations of the Issuers or any Guarantor hereunder;

in any such case, to the extent provided for by, and in accordance with, the terms of the Intercreditor Agreement and/or Additional Intercreditor Agreement.

Subject to the provisions hereof, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement, the Trustee will have power to institute and maintain, or direct the Security Agent to institute and maintain, such suits and proceedings as it may deem expedient to prevent any impairment of the security by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreement, any Additional Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

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Section 12.03. Authorization of Receipt of Funds by the Trustee under the Security Documents. The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement.

Section 12.04. Release of Liens. (a) The Security Agent will, upon written direction and reasonable request from Parent or an Issuer and at the cost of Parent or the Issuers, take any action required to effectuate any release of Collateral required by a Security Document:

(i) upon release of a Guarantee (with respect to the Liens securing such Guarantee granted by such Guarantor and the Equity Interests in such Guarantor) in accordance with this Indenture;

(ii) in connection with any disposition of Collateral (with respect to the Lien on such Collateral), directly or indirectly, to (a) any Person other than a Person required to grant a Lien on such Collateral under the Security Documents) or (b) an Issuer or any Guarantor consistent with the Intercreditor Agreement, so long as the relevant Collateral becomes subject to a substantially equivalent Lien in favor of the Security Agent securing the Notes to the extent required by the Security Documents the extent required by the Security Documents; and provided that, in the case of each of clauses (a) and (b), such disposition is not prohibited by this Indenture;

(iii) automatically without any action by the Trustee, (a) if the Lien granted in favor of any Indebtedness that gave rise to the obligation to grant the Lien over such Collateral pursuant to Section 4.09 is released (other than pursuant to the repayment and discharge thereof) or (b) if all other liens on such Collateral securing the Senior Facilities are released or will be released simultaneously therewith (other than pursuant to the repayment of the Senior Facilities and discharge thereof);

(iv) in order to effectuate a merger, consolidation, conveyance or transfer conducted in compliance with Article 5;

(v) upon payment in full of principal, interest and all other obligations in respect of the Notes issued under this Indenture or discharge or defeasance thereof in accordance with this Indenture;

(vi) by written notice from the Issuers to the Trustee upon the notes achieving an Investment Grade Rating;

(vii) if the release of such Lien is approved, authorized or ratified by the Required Holders;

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(viii) as otherwise provided in the Intercreditor Agreement or an Additional Intercreditor Agreement;

(ix) if an Issuer, Parent or any of its Restricted Subsidiaries becomes a Regulated Entity (as defined herein), solely with respect to Collateral held by the resulting Regulated Entity; or

(x) as described under Article 9.

(b) In addition, the security interest created by the Security Documents will be released (a) in accordance with an enforcement action pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement and (b) as may be permitted by Section 4.04.

(i) The Security Agent and the Trustee will take all necessary action reasonably requested in writing by an Issuer to effectuate any release of Collateral securing the Notes and the Guarantees, in accordance with the provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Security Document subject to customary protections and indemnifications. Each of the releases set forth above shall be effected by the Security Agent without the consent of the Holders or any action on the part of the Trustee (unless action is required by it to effect such release).

(ii) The Security Agent and the Trustee will agree to any release of the security interest in respect of the Collateral that is in accordance with this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Security Document, without requiring any Holder consent or any action on the part of the Trustee. Upon request of the Issuers, upon receipt of an Officer’s Certificate stating that all conditions precedent in respect of such release have been satisfied, the Security Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of Collateral permitted to be released pursuant to this Indenture, the Intercreditor Agreement and the Security Documents. At the request of the Issuers, the Security Agent shall execute and deliver an appropriate instrument evidencing such release (in the form provided by the Issuer).

Section 12.05. Security Agent. (a) The Security Documents and the Collateral will be administered by the Security Agent, in each case, pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement for the benefit of all holders of secured obligations. The enforcement of the Security Documents will be subject to agreed procedures laid out in the Intercreditor Agreement, or, if applicable, any Additional Intercreditor Agreement. In acting or refraining to act hereunder, the Security Agent shall act in accordance with, and take the rights, benefits, protections, immunities and indemnities granted to it under, the Intercreditor Agreement.

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(b) Any resignation or replacement of the Security Agent shall be made in accordance with the terms of the Intercreditor Agreement, or, if applicable, any Additional Intercreditor Agreement.

Section 12.06. Subject to the Intercreditor Agreement.

This Indenture is entered into with the benefit of and subject to the terms of the Intercreditor Agreement and any Additional Intercreditor Agreement. Notwithstanding anything else contained herein or the Intercreditor Agreement, the rights, duties, protections, indemnities, immunities and obligations of the Trustee shall be governed by this Indenture.

Article 13
Miscellaneous

Section 13.01. Notices. Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing in English and by publication on the website or online data system maintained in accordance with Section 4.02 or delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronic mail or other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

c/o Paysafe Limited
25 Canada Square, Floor 27
London E14 5LQ
United Kingdom
Attention: General Counsel
E-mail: Elliott.Wiseman@paysafe.com

With a copy to (which shall not constitute notice for any purpose under this Indenture):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Facsimile No.: +1-212-455-2502
Attention: Jonathan Ozner

If to the Trustee or Security Agent:

Lucid Trustee Services Limited

6th Floor, No 1 Building 1-5 London Wall Buildings

London Wall, London, EC2M 5PG

United Kingdom

Fax: + 44 2030024691

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Attention: Lucid Agency and Trustee Services Limited – Paysafe

E-mail: deals@lucid-ats.com

If to the U.S. Paying Agent or Euro Paying Agent:

The Bank of New York Mellon, London Branch

One Canada Square

London E14 5AL

United Kingdom

Facsimile No.: +44 (0)20 7964 2536

Email: corpsov1@bnymellon.com

Attention: Corporate Trust Administration Re: Paysafe

If to the Registrar or any Transfer Agent:

The Bank of New York Mellon, S.A./NV, Dublin Branch

Riverside II, Sir John Rogerson’s Quay,

Dublin 2, Ireland

Email: LUXMB_SPS@bnymellon.com

Fax: +(352) 24524204

Attention: Corporate Trust Administration Re: Paysafe

The Issuers, any Guarantor, the Security Agent or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt is acknowledged, if faxed or sent electronically; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and on the date sent to DTC or Euroclear or Clearstream, as applicable if otherwise given in accordance with the procedures of DTC or Euroclear or Clearstream, as applicable;

provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof and on the first date on which publication is made, if given by publication (including by posting of information on the website or online data system maintained in accordance with Section 4.02).

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

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If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuers send a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the applicable Depositary (or its designee) pursuant to the standing instructions from the applicable Depositary or its designee, including by electronic mail in accordance with accepted practices at the applicable Depositary.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee email or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.

The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

The Trustee, the Security Agent and each Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and the Notes and delivered using Electronic Means; provided, however, that the Issuers and/or any Guarantor, as applicable, shall provide to the Trustee, the Security Agent or Agent an incumbency certificate listing officers with the authority to provide such Instructions and containing specimen signatures of such authorized person, which incumbency certificate shall be amended by the Issuers or any Guarantor, as applicable, whenever a person is to be added or deleted from the listing. If the Issuers and/or any Guarantor, as applicable, elects to give the Instructions using Electronic Means and the Trustee, the Security Agent or Agent in its discretion elects to act upon such Instructions, the understanding of such Instructions by the Trustee, the Security Agent or Agent shall be deemed controlling. The Issuers and each Guarantor understand and agree the Trustee, the Security Agent or Agent cannot determine the

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identity of the actual sender of such Instructions and that the Trustee, the Security Agent or Agent shall conclusively presume that directions that purport to have been sent by an authorized officer listed on an incumbency certificate provided to any of them by such authorized officer for such purpose. The Issuers and each Guarantor shall be responsible for ensuring that only authorized persons transmit such Instructions to the Trustee, the Security Agent and Agents and that the Issuers and each Guarantor and all authorized persons are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuers or any Guarantor, as applicable. Neither the Trustee, the Security Agent nor any Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or Agent’s reliance upon and compliance with such Instructions or use of Electronic Means notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuers and each Guarantor agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, the Security Agent or any Agent, including without limitation the risk of the Trustee, the Security Agent or Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee, the Security Agent and Agents and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuers and/or the Guarantor, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; (iv) to notify the Trustee, the Security Agent and Agents immediately upon learning of any compromise or unauthorized use of the security procedures and (v) that neither the Trustee, the Security Agent nor any Agent has any duty or obligation to verify or confirm that the person who sent Instructions or directions is, in fact, a person authorized to give Instructions or directions on behalf of the Issuers or any Guarantor (or any authorized person).

Section 13.02. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.03) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that no such Opinion of Counsel shall be delivered in connection with the issuance of the Initial Notes.

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Section 13.03. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.03) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.04. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05. No Personal Liability of Directors, Managers, Officers, Members, Partners, Employees and Equity Holders. No past, present or future director, manager, officer, employee, incorporator, member, partner or direct or indirect equityholder of Parent or any Restricted Subsidiaries or of any of their direct or indirect parent companies (other than in such equityholder’s capacity as the Issuer or a Guarantor) shall have any liability for any obligations of an Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or any supplemental indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.06. Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES OR ANY GUARANTEE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.07. Waiver of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE (1) AGREES TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO

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THIS INDENTURE OR THE NOTES AND (2) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08. Consent to Jurisdiction and Service. Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding against the Issuers or any Guarantor arising out of or based upon this Indenture, the Notes, the Notes Guarantees or the transactions contemplated hereby may be instituted in any U.S. Federal or state court in the Borough of Manhattan, The City of New York court and (ii) waives, to the fullest extent they may effectively do so, any objection which they may now or hereafter have to the laying of venue of any such proceeding. The UK Co-Issuer and any Guarantor not organized under the laws of the United States or the states thereof hereby appoints (and any Subsidiary not organized under the laws of the United States or the states thereof hereby becoming a Guarantor by execution of a supplement indenture will appoint) the U.S. Co-Issuer, as their authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Indenture, the Notes, the Notes Guarantees or the transactions contemplated hereby which may be instituted in any New York court, expressly consent to the jurisdiction of any such court in respect of any such action, and waive any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. The Issuers and each of the Guarantors represent and warrant that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuers and each Guarantor, shall be deemed, in every respect, effective service of process upon the Issuers and each Guarantor. For the avoidance of doubt, changes to this provision shall be permitted as set forth under Section 9.02.

Section 13.09. Force Majeure. In no event shall the Trustee, the Security Agent or any Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; it being understood that the Trustee, the Security Agent or relevant Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.10. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or

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its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.11. Successors. All agreements of the Issuers in this Indenture and the Notes shall bind its respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 13.12. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.14. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.15. Trust Indenture Act. The Issuers and the Guarantors shall not be required to qualify this Indenture under the Trust Indenture Act. The Trust Indenture Act shall not apply to this Indenture prior to any such qualification, and all references herein to compliance with the Trust Indenture Act refer to such compliance following any such qualification.

Section 13.16. USA Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), the Agents may be required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the relevant Agent. Accordingly, each of the parties agree to provide to the Agent, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Agent to comply with Applicable AML Law.

Section 13.17. Contractual Recognition Provision. Notwithstanding and to the exclusion of any other term of this Indenture or any other agreements, arrangements, or understanding between any BRRD Party and the Issuers, the Trustee or another Agent,

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each of the Issuers, the Trustee and the relevant Agent acknowledges and accepts that a BRRD Liability arising under this Indenture may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of a BRRD Party to the Issuers, the Trustee or an Agent under this Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the BRRD Party or another person, and the issue to or conferral on the Trustee of such shares, securities or obligations;

(iii) the cancellation of the BRRD Liability;

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(b) the variation of the terms of this Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

For the purposes of this Section 13.17:

“Bail-in Legislation” means (x) in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time or (y) in relation to the United Kingdom, Part I of the UK Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule or Part I of the UK Banking Act 2009, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

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“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“BRRD Party” means The Bank of New York Mellon S.A./N.V., Dublin Branch.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to a BRRD Party.

Section 13.18. The sole currency (the “Required Currency”) of account and payment for all sums payable by the Issuers or any Guarantor under or in connection with the Notes and this Indenture, including damages, for the Dollar Notes is Dollars and for the Euro Notes is euro, as applicable. Any amount with respect to the Notes or this Indenture received or recovered in a currency other than the Required Currency, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Issuers or any Guarantor or otherwise by any Holder or by the Trustee or Paying Agent, in respect of any sum expressed to be due to it from the Issuers or any Guarantor will only constitute a discharge to the Issuers or any Guarantor to the extent of the Required Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that Required Currency amount is less than the Required Currency amount expressed to be due to the recipient or the Trustee or Paying Agent under the Notes, the Issuers and each Guarantor will indemnify such recipient and/or the Trustee or Paying Agent against any loss sustained by it as a result. In any event, the Issuers and each Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein, for the Holder of a Note or the Trustee or Paying Agent to certify in a manner satisfactory to the Issuers (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuers’ and each Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee or Paying Agent (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee. For the purposes of determining the amount in a currency other than the Required Currency, such amount shall be determined using the exchange rate then in effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

PAYSAFE FINANCE PLC, as U.K. Co-Issuer
By:	/s/ Elliott Wiseman
Name: Elliott Wiseman
Title: General Counsel & Chief Compliance Officer

PAYSAFE HOLDINGS (US) CORP, as U.S. Co-Issuer
By:	/s/ Philip Ragona
Name: Philip Ragona
Title: SVP and Deputy GC, North America

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PAYSAFE GROUP HOLDINGS II LIMITED, as a Guarantor
By:	/s/ Philip Ragona
Name: Philip Ragona
Title: SVP and Deputy GC, North America

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PAYSAFE GROUP HOLDINGS III LIMITED, as a Guarantor
By:	/s/ Elliott Wiseman
Name: Elliott Wiseman
Title: General Counsel & Chief Compliance Officer

[Signature Page to Indenture]

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PAYSAFE HOLDINGS UK LIMITED, as a Guarantor
By:	/s/ Philip Ragona
Name: Philip Ragona
Title: SVP and Deputy GC, North America

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PAYSAFE MERCHANT SERVICES CORP. as a Guarantor
By:	/s/ Philip Ragona
Name: Philip Ragona
Title: SVP and Deputy GC, North America

[Signature Page to Indenture]

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PAYSAFE DIRECT, LLC as a Guarantor
By:	/s/ Elliott Wiseman
Name: Elliott Wiseman
Title: General Counsel & Chief Compliance Officer

[Signature Page to Indenture]

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PAYSAFE PAYMENT PROCESSING SOLUTIONS LLC as a Guarantor
By:	/s/ Elliott Wiseman
Name: Elliott Wiseman
Title: General Counsel & Chief Compliance Officer

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LUCID TRUSTEE SERVICES LIMITED, as Trustee
By:	/s/ Caroline Horvath-Franco
Name: Caroline Horvath-Franco
Title: Authorized Signatory

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LUCID TRUSTEE SERVICES LIMITED, as Security Agent
By:	/s/ Caroline Horvath-Franco
Name: Caroline Horvath-Franco
Title: Authorized Signatory

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THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Registrar and Dollar Paying Agent and Euro Paying Agent
By:	/s/ Marilyn Chau
Name: Marilyn Chau
Title: Vice President

By:
Name:
Title:

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THE BANK OF NEW YORK MELLON SA/NV, DUBLIN BRANCH, as Dollar Transfer Agent, Euro Transfer Agent and Registrar
By:	/s/ Marilyn Chau
Name: Marilyn Chau
Title: Vice President

By:
Name:
Title:

[Signature Page to Indenture]

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EXHIBIT A

PROVISIONS RELATING

TO THE NOTES

These provisions relating to the Notes are in addition to and not in lieu of the provisions relating to the Notes found in Articles 2 and 3 of this Indenture. In the event any inconsistency between the language in this Exhibit A and corresponding language in this Indenture, the language in this Indenture shall control.

1. Definitions.

Capitalized terms used but not otherwise defined in this Exhibit A shall have the meanings assigned to them in this Indenture. For the purposes of this Exhibit A the following terms shall have the meanings indicated below:

“Dollar Definitive Registered Note” means a certificated Dollar Note that does not bear the Dollar Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Dollar Global Note Legend” means the legend set forth under that caption in this Exhibit A to this Indenture, which is required to be placed on all Dollar Global Notes issued under this Indenture.

“Dollar Global Notes” has the meaning given to it in Section 2.1(a)(iv) of this Exhibit A. “Euro Definitive Registered Note” means a certificated Euro Note that does not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Euro Global Note Legend” means the legend set forth under that caption in this Exhibit A to this Indenture, which is required to be placed on all Euro Global Notes issued under this Indenture.

“Euro Global Notes” has the meaning given to it in Section 2.1(a)(iv) of this Exhibit A. “Private Placement Legend” means the legend set forth under that caption in this Exhibit A to this Indenture to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture to be issued without such legend.

“Transfer Restricted Notes” means Definitive Registered Notes and any other Notes that bear or are required to bear the Private Placement Legend.

2. The Notes.

2.1 Form and Dating.

(a) Global Notes.

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(i) The Dollar Notes offered and sold within the United States to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more permanent global notes in fully registered form without interest coupons attached (the “Dollar Rule 144A Global Notes”) and the Euro Notes offered and sold within the United States to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more permanent global notes in fully registered form without interest coupons (the “Euro Rule 144A Global Notes” and together with the Dollar Rule 144A Global Notes, the “Rule 144A Global Notes”).

(ii) The Dollar Notes offered and sold outside the United States in reliance on Regulation S shall be issued initially in the form of one or more permanent global notes in fully registered form without interest coupons attached (the “Dollar Regulation S Global Notes”) and the Euro Notes offered and sold outside the United States in reliance on Regulation S shall be issued initially in the form of one or more permanent global notes in fully registered form without interest coupons attached (the “Euro Regulation S Global Notes” and together with the Dollar Regulation S Global Notes, the “Regulation S Global Notes”).

(iii) The Rule 144A Global Notes and the Regulation S Global Notes shall bear the Global Notes Legend, and the Rule 144A Global Notes shall also bear the Private Placement Legend. The Rule 144A Global Notes and the Regulation S Global Notes shall be deposited on behalf of the purchasers of the Notes and registered in the name of the nominee of the applicable Depositary, duly executed by the Issuers and authenticated by the Trustee or an Authentication Agent as provided in this Indenture.

(iv) The Euro Rule 144A Global Notes and the Euro Regulation S Global Notes are each referred to herein as a “Euro Global Note” and are collectively referred to herein as “Euro Global Notes.” The Dollar Rule 144A Global Notes and the Dollar Regulation S Global Notes are each referred to herein as a “Dollar Global Note” and are collectively referred to herein as “Dollar Global Notes.” The Euro Global Notes and the Dollar Global Notes are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee or Registrar and the Depositary or its nominee and on the schedules thereto as hereinafter provided, in connection with transfers, exchanges, redemptions and repurchases of beneficial interests therein.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuers shall execute and the Trustee or an Authentication Agent, as the case may be, shall, in accordance with this Section 2.1(b) and Section 2.2 and pursuant to an order of the Issuers signed by one Officer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the nominee of the Depositary for such Global Note or Global Notes and (ii) shall be delivered by the Trustee or Authentication Agent, as the case may be, to such Depositary or pursuant to such Depositary’s instructions.

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Members of, or participants in, Euroclear or Clearstream (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or under such Global Note, and the Depositary may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by Euroclear or Clearstream or impair, as between Euroclear or Clearstream and their respective Agent Members, the operation of customary practices thereof governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Definitive Registered Notes. Except as provided in Sections 2.3 or 2.4 of this Exhibit A, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

2.2 Authentication. The Trustee or an Authentication Agent, as the case may be, shall authenticate and make available for delivery the Notes upon a written order of the Issuers signed by one of its Officers. Such order shall (a) specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, (b) direct the Trustee or an Authentication Agent to authenticate such Notes and (c) certify that all conditions precedent to the issuance of such Notes have been complied with in accordance with the terms hereof.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Ownership of interests in the Notes (“Book-Entry Interests”) will be limited to Persons that have accounts with DTC, Euroclear and/or Clearstream, as applicable, or Persons that may hold interests through such Participants. Ownership of interests in the Book-Entry Interests and transfers thereof will be subject to the restrictions on transfer and certification requirements set forth herein. In addition, transfers of Book-Entry Interests between Participants in DTC, Participants in Euroclear or Participants in Clearstream will be effected by DTC, Euroclear and Clearstream, as applicable, pursuant to customary procedures and subject to the applicable rules and procedures established by DTC, Euroclear or Clearstream, as applicable, and their respective Participants.

Owners of Book-Entry Interests will receive Definitive Registered Notes if:

(1) DTC, Euroclear or Clearstream notifies the Issuers that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Issuers within 120 days; or

(2) the owner of a Book-Entry Interest requests such exchange in writing delivered through either DTC, Euroclear or Clearstream following an Event of Default under this Indenture.

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Upon the occurrence of either of the preceding events in clauses (1) or (2) above, the Issuers shall, at their own cost, issue or cause to be issued Definitive Registered Notes in such names as DTC, Euroclear or Clearstream, as applicable, shall instruct the Registrar or Transfer Agent, and such Definitive Registered Notes will bear the Private Placement Legend as provided in Section 2.3(f)(1) hereof, unless that legend is not required thereby or by applicable law.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 of this Indenture. A Global Note may not be exchanged for another Note other than as provided in this Section 2.3(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.3(b) or (c). Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.3 or Sections 2.08 and 2.11 of this Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note.

(b) General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes. The transfer and exchange of Book-Entry Interests shall be effected through DTC, Euroclear or Clearstream in accordance with the provisions of this Indenture and the Applicable Procedures.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the relevant Transfer Agent (copied to the Trustee and the relevant Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to DTC, Euroclear or Clearstream in accordance with the Applicable Procedures directing DTC, Euroclear or Clearstream, as applicable, to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to DTC, Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures directing DTC, Euroclear or Clearstream, as applicable, to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited or debited with such increase or decrease, if applicable.

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the relevant Transfer Agent (copied to the Trustee and the relevant Registrar) must receive: (i) a written order from a Participant or an Indirect Participant given to DTC, Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures directing DTC, Euroclear or Clearstream, as applicable, to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Registrar to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions containing

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information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the relevant Transfer Agent or Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in a form satisfactory to such Transfer Agent or Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book- Entry Interest, the relevant Transfer Agent (copied to the Trustee and the relevant Registrar) must receive a written order directing DTC, Euroclear or Clearstream, as applicable, to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the relevant Transfer Agent (copied to the Trustee and the relevant Registrar), as specified in this Section 2.3, shall endorse the relevant Global Note(s) with any increase or decrease and instruct DTC, Euroclear or Clearstream, as applicable, to reflect such increase or decrease in its systems.

Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers and exchanges of Book- Entry Interests for Book-Entry Interests also shall require compliance with either clause (b)(1) or (b)(2) below, as applicable, as well as clause (b)(3) below, if applicable:

(1) Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in accordance with the transfer restrictions set forth in the Private Placement Legend. No written orders or instructions shall be required to be delivered to the Notes Trustee to effect the transfers described in this Section 2.3(b)(1).

(2) All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. A holder may transfer or exchange a Book-Entry Interest in Global Notes in a transaction not subject to Section 2.3(b)(1) above only if the relevant Transfer Agent (copied to the Trustee and the relevant Registrar) receives either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to DTC, Euroclear or Clearstream in accordance with the Applicable Procedures directing DTC, Euroclear or Clearstream, as applicable, to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

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(ii) instructions given by DTC, Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to DTC, Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures directing Euroclear or Clearstream, as applicable, to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(ii) instructions given by DTC, Euroclear or Clearstream, as applicable, to the relevant Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in (1) above, the principal amount of such securities and the ISIN, Common Code or other similar number identifying the Notes, provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(3) Transfer of Book-Entry Interests to Another Global Note. A Book-Entry Interest in any Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Global Note if the transfer complies with the requirements of Section 2.3(b)(2) above and the relevant Transfer Agent (copied to the Trustee and the relevant Registrar) receives the following:

(A) if the transferee will take delivery in the form of a Book-Entry Interest in a Rule 144A Global Note, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note, a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(c) Transfer or Exchange of Beneficial Interests for Definitive Registered Notes. If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the relevant Transfer Agent (copied to the Trustee and the relevant Registrar) of the following documentation:

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(A) in the case of a transfer in a Regulation S Global Note, the transfer complies with Section 2.3(b);

(B) in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note to a QIB in reliance on Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note in reliance on Regulation S, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) in the case of a transfer by a holder of a Book-Entry Interest in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(E) in the case of a transfer by a holder of a Book-Entry Interest in a Rule 144A Global Note in reliance on Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Trustee, the Paying Agent and/or the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.3(g) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order, the Trustee or the Authentication Agent shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.3(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the relevant Registrar through instructions from DTC, Euroclear or Clearstream, as applicable, and the Participant or Indirect Participant. The relevant Registrar or Paying Agent shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.3(c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d) Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes. If any Holder of a Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the relevant Transfer Agent (copied to the Trustee and the relevant Registrar) of the following documentation:

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(A) if the Holder of such Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(B) if such Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Definitive Registered Note is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, as applicable;

(D) if such Definitive Registered Note is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof; and

the Trustee or the relevant Registrar will cancel the Definitive Registered Note, and the Trustee or the relevant Registrar will increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the Global Note, in the case of clause (B) above, the applicable Rule 144A Global Note, in the case of clause (C) above, the applicable Regulation S Global Note, and in the case of clause (D) above, the applicable Rule 144A Global Note.

(e) Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes. In all other cases, upon request by a Holder of Definitive Registered Notes and such Holder’s compliance with the provisions of this Section 2.3(e), the relevant Transfer Agent or the relevant Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuers will be informed of by such Transfer Agent or such Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the relevant Transfer Agent or the relevant Registrar the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to such Transfer Agent or such Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the relevant Transfer Agent or the relevant Registrar will cancel or cause to be cancelled such Definitive Registered Note and the Issuers (who have been informed of such cancellation) shall execute and, upon receipt of an Authentication Order, the Trustee or the Authentication Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate series and in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.3(e).

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Any Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Registered Note if the relevant Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transfer will be made in reliance on Regulation S, a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(f) Legend.

(1) Private Placement Legend. Except as permitted by the following paragraphs (4), (5) or (6), each Global Note and Definitive Registered Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IT IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF SUCH SECURITIES, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL SECURITIES AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF AN ISSUER WAS THE OWNER OF SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF SECURITIES SOLD TO NON-U.S. PERSONS IN ACCORDANCE WITH REGULATION S: 40 DAYS AFTER

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THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY AND THE DATE ON WHICH SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S] ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

Each Definitive Registered Note shall bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(2) Dollar Global Note Legend. Each Dollar Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence of the first paragraph if DTC is not the Dollar Note Depositary):

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“THIS GLOBAL NOTE IS HELD BY THE DOLLAR NOTE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DOLLAR NOTE DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DOLLAR NOTE DEPOSITARY TO A NOMINEE OF THE DOLLAR NOTE DEPOSITARY OR BY A NOMINEE OF THE DOLLAR NOTE DEPOSITARY TO THE DOLLAR NOTE DEPOSITARY OR ANOTHER NOMINEE OF THE DOLLAR NOTE DEPOSITARY OR BY THE DOLLAR NOTE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DOLLAR NOTE DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DOLLAR NOTE DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Euro Global Note Legend. Each Euro Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE

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DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE.”

(4) Upon any sale or transfer of a Transfer Restricted Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Registered Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Transfer Agent and Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(5) Upon a sale or transfer of any Note acquired pursuant to Regulation S after the expiration of the Restricted Period, all requirements that such Note bear the Private Placement Legend shall cease to apply and the requirements requiring any such Note be issued in global form shall continue to apply.

(6) Any Additional Notes sold in a registered offering under the Securities Act shall not be required to bear the Private Placement Legend.

(g) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Registered Notes, transferred, redeemed, repurchased or cancelled, such Global Note shall be returned by the Depositary to an Authentication Agent for cancellation or retained and cancelled by an Authentication Agent. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Registered Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar with respect to such Global Note, by the Trustee, to reflect such reduction.

(h) Obligations with Respect to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee or an Authentication Agent shall authenticate, Definitive Registered Notes and Global Notes at the Registrar’s request.

(2) No service charge shall be made for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Section 2.07, 3.06, 4.10, 4.16 or 9.04 of this Indenture).

(3) Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other

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purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(4) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i) No Obligation of the Trustee.

(1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(2) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with any restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable of any interest in any Note (including, without limitation, any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof, it being understood that without limiting the generality of the foregoing, the Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Note.

(j) Restrictions on Transfer between Euro Notes and Dollar Notes. Notwithstanding any provision of the Indenture, no beneficial interest in any Euro Global Note and no Euro Definitive Registered Note issued in exchange for a beneficial interest in the Euro Global Notes may be transferred or exchanged for any beneficial interest in any Dollar Global Note or any Dollar Definitive Registered Note issued in exchange for a

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beneficial interest in the Dollar Global Notes. No Book-Entry Interest in the Euro Global Notes and no Definitive Euro Notes may be transferred or exchanged for any beneficial interest in any Dollar Global Note or any Definitive Euro Note.

2.4 Definitive Registered Notes.

(a) A Global Note deposited with the Depositary pursuant to Section 2.1 of this Exhibit A shall be transferred to the beneficial owners thereof in the form of Definitive Registered Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Exhibit A and (i) the Depositary notifies the Issuers that it is unwilling or unable to continue as a Depositary for such Global Note and a successor depositary is not appointed by the Issuers within 120 days of such notice or after the Issuers become aware of such cessation, or (ii) if the owner of a book-entry interest in such Global Note requests such exchange in writing delivered through the Depositary or the Issuers following an Event of Default and enforcement action is being taken in respect thereof under this Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee or an Authentication Agent shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Registered Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof, in respect of the Euro Notes, and $2,000 and in integral multiples of $1,000 in excess thereof, in respect of the Dollar Notes, and registered in such names as the Depositary shall direct. Any certificated Note in the form of a Definitive Registered Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e), of this Exhibit A, bear the Private Placement Legend.

(c) Subject to the provisions of Section 2.4(b) of this Exhibit A, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i) or (ii) of this Exhibit A, the Issuers will promptly make available to the Trustee a reasonable supply of Definitive Registered Notes in fully registered form without interest coupons.

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EXHIBIT A-1

[FORM OF FACE OF DOLLAR NOTE]

[THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IT IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF SUCH SECURITIES, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL SECURITIES AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF AN ISSUER WAS THE OWNER OF SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF SECURITIES SOLD TO NON-U.S. PERSONS IN ACCORDANCE WITH REGULATION S: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY AND THE DATE ON WHICH SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S] ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY

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REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND]1

1 Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture.

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[THIS GLOBAL NOTE IS HELD BY THE DOLLAR NOTE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DOLLAR NOTE DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DOLLAR NOTE DEPOSITARY TO A NOMINEE OF THE DOLLAR NOTE DEPOSITARY OR BY A NOMINEE OF THE DOLLAR NOTE DEPOSITARY TO THE DOLLAR NOTE DEPOSITARY OR ANOTHER NOMINEE OF THE DOLLAR NOTE DEPOSITARY OR BY THE DOLLAR NOTE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DOLLAR NOTE DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DOLLAR NOTE DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.] 2

[THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS SECURITY WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(C) OF THE CODE. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ANY OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY RELATING TO THE SECURITY BY CONTACTING THE ISSUERS AT C/O PAYSAFE FINANCE PLC AND PAYSAFE HOLDINGS (US) CORP., 25 CANADA SQUARE, FLOOR 27 LONDON E14 5LQ UNITED KINGDOM.]3

2 Insert the Dollar Global Note Legend, if applicable pursuant to the provisions of the Indenture.

3 Include for each Note offered that is issued with OID.

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CUSIP	[4]
ISIN	[5]

[RULE 144A][REGULATION S] [GLOBAL] NOTE

4.00% Senior Secured Notes due 2029

No.	$

Paysafe Finance PLC, a public limited company incorporated under the laws of England and Wales and Paysafe Holdings (US) Corp., a Delaware corporation, promises to pay to [Cede & Co.]* or their registered assigns the principal sum of UNITED STATES DOLLARS, [subject to any adjustments set forth on the Schedule of Exchanges of Interests in the Dollar Global Note attached hereto,]* on June 15, 2029.

Interest Payment Dates: June 15 and December 15, commencing on December 15, 2021

Record Dates: June 1 and December 1

Additional provisions of this Dollar Note are set forth on the other side of this Dollar Note.

4 70452AAA1 (144A); G6964MAA3 (Reg S) in the case of Dollar Notes issued on the Issue Date.

5 US70452AAA16 (144A); USG6964MAA39 (Reg S) in the case of Dollar Notes issued on the Issue Date.

* Include only if the Dollar Note is issued in global form.

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IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated:	PAYSAFE FINANCE PLC, as U.K. Co-Issuer
By:
Name:
Title:

PAYSAFE HOLDINGS (US) CORP, as U.S. Co-Issuer
By:
Name:
Title:

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This is one of the Dollar Notes referred to in the within-mentioned Indenture: THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Authentication Agent
By:
Authorized Signatory

Date:

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[REVERSE OF NOTE]

4.00% Senior Secured Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Paysafe Finance PLC, a public limited company incorporated under the laws of England and Wales and Paysafe Holdings (US) Corp., a Delaware corporation (the “Issuers”), promise to pay interest on the aggregate nominal amount outstanding of this Dollar Note at a rate per annum of 4.00%. The Issuers will pay interest on this Dollar Note semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2021 or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuers will make each interest payment to the Holder of record of this Dollar Note on the immediately preceding June 1 and December 1 (whether or not a Business Day) (each, a “Record Date”). Interest on this Dollar Note will accrue from the date of original issuance or, if interest has already been paid, from the Interest Payment Date for which interest was most recently paid; provided that the first Interest Payment Date shall be December 15, 2021. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Dollar Note; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Dollar Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Issuers will pay interest on this Dollar Note to the Person who is the registered Holder of this Dollar Note at the close of business on the Record Date (whether or not a Business Day) immediately preceding the Interest Payment Date, even if this Dollar Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Dollar Notes will be payable as to principal, premium and Additional Amounts, if any, through the relevant Paying Agent as provided in the Indenture or, at the option of the Issuers, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes representing Dollar Notes and all other Dollar Notes the Holders of which will have provided wire transfer instructions to the Issuers or the relevant Paying Agent. Such payment shall be made in U.S. Dollar.

3. Paying Agent, Transfer Agent and Registrar. Initially, The Bank of New York Mellon, London Branch will act as Paying Agent and The Bank of New York Mellon SA/NV, Dublin Branch will act as Transfer Agent and Registrar. The Issuers may change any Paying Agent, Transfer Agent or Registrar without prior notice to the Holders. The Issuers or any of their Subsidiaries may act in any such capacity.

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4. Indenture. (a) The Issuers issued the Dollar Notes under an Indenture, dated as of June 28, 2021 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among, inter alios, the Issuers, the Guarantors party thereto from time to time and the Trustee. This Dollar Note is one of a duly authorized issue of notes of the Issuers designated as its 4.00% Senior Secured Notes due 2029. The Issuers shall be entitled to issue Additional Dollar Notes pursuant to Sections 2.01 and 4.06 of the Indenture. The terms of the Dollar Notes include those stated in the Indenture. The Dollar Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Dollar Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(b) To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor has jointly and severally unconditionally guaranteed the Obligations pursuant to the terms of the Indenture. The Guarantee of each Guarantor is subject to the provisions of the Intercreditor Agreement. Reference is made to the Indenture and the Intercreditor Agreement for the terms of any such Guarantees, including the release, termination and discharge thereof. Neither the Issuers nor any Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

5. Optional Redemption.

(a) Except as set forth in clauses (b), (d) and (e) of this paragraph 5, the Dollar Notes will not be redeemable at the Issuers’ option prior to June 15, 2024.

(b) At any time prior to June 15, 2024, the Issuers may, at its option and on one or more occasions, redeem all or a part of the Dollar Notes, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to the sum of (A) 100.0% of the principal amount of the Dollar Notes redeemed, plus (B) the Applicable Premium as of the Redemption Date, plus (C) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Dollar Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date.

For purposes of this Dollar Note:

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of: (i) 1.0% of the principal amount of such Note, and (ii) the excess, if any, of (1) the present value at such Redemption Date of (A) the redemption price of such Dollar Note at June 15, 2024 (such redemption price being set forth in the table set forth in paragraph 5(c) of this Dollar Note), plus (B) all required remaining scheduled interest payments due on such Note through

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June 15, 2024 (excluding accrued but unpaid interest to, but excluding, the Redemption Date), computed using a discount rate equal to the Applicable Treasury Rate as of such Redemption Date plus 50 basis points, over (2) the then outstanding principal amount of such Note. The Issuers shall calculate, or cause the calculation of, the Applicable Premium, and the Trustee and any Paying Agent shall have no duty to calculate, or verify the Issuers’ calculations of, the Applicable Premium.

“Applicable Treasury Rate” means, at the time of computation, the weekly average (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Redemption Date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to June 15, 2024; provided, however, that if the period from the Redemption Date to June 15, 2024 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to June 15, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; provided that if such rate is less than zero, the Applicable Treasury Rate shall be zero.

(c) At any time on and after June 15, 2024, the Issuers may, at its option and on one or more occasions, redeem all or a part of the Dollar Notes, upon notice in accordance with Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Dollar Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Redemption Price Dollar Notes
2024	102.000%
2025	101.000%
2026 and thereafter	100.000%

(d) At any time prior to June 15, 2024, the Issuers may, at its option and on one or more occasions, redeem the aggregate principal amount of Dollar Notes not to

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exceed the amount of the Net Cash Proceeds received by Parent from one or more Equity Offerings or a contribution to Parent’s common equity capital made with the Net Cash Proceeds of one or more Equity Offerings, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to (i) 104.00% of the aggregate principal amount of the Dollar Notes redeemed, plus (ii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Dollar Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date; provided that (A) the amount redeemed shall not exceed 40% of the aggregate principal amount of the Dollar Notes issued under the Indenture (including any Additional Dollar Notes); (B) at least 50% of the aggregate principal amount of Dollar Notes originally issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption (unless all Dollar Notes are redeemed or repurchased or to be redeemed or repurchased substantially concurrently); and (C) each such redemption occurs within 180 days of the date of closing of the applicable Equity Offering.

(e) Notwithstanding the foregoing, in connection with any tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer for the Dollar Notes, if Holders of not less than 90% in aggregate principal amount of the then outstanding Dollar Notes validly tender and do not validly withdraw such Dollar Notes in such offer and the Issuers, or any third party making such offer in lieu of the Issuers, purchases all of the Dollar Notes validly tendered and not validly withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 days nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all Dollar Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer (which may be less than par) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Dollar Notes have validly tendered and not validly withdrawn Dollar Notes in a tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer, as applicable, Dollar Notes owned by an Affiliate of an Issuer or by funds controlled or managed by any Affiliate of the Issuers , or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer, as applicable.

(f) Any redemption pursuant to this paragraph (f) shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture. Notice of any redemption (other than a Special Mandatory Redemption) or offer to purchase, whether in connection with an Equity Offering, Change of Control, Alternate Offer, Asset Sale Offer, Advance Offer or other transaction or event or otherwise, may, at the Issuers’ discretion, be given prior to the completion or occurrence thereof, and any such redemption, offer to purchase or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent (including conditions precedent applicable to different amounts of Notes redeemed), including, but not limited to, completion or occurrence of the related Equity Offering,

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Change of Control, Alternate Offer, Asset Sale Offer, Advance Offer or other transaction or event, as the case may be. The Issuers may redeem Notes pursuant to one or more of the relevant provisions in the Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions will have different Redemption Dates or may specify the order in which redemptions taking place on the same Redemption Date are deemed to occur. In addition, if such redemption or offer to purchase is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption or repurchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was sent) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption or purchase date, or by the redemption or purchase date so delayed, or that such notice or offer may be rescinded at any time in the Issuers’ sole discretion if the Issuers determine that any or all of such conditions will not be satisfied or waived. In addition, the Issuers may provide in such notice or offer to purchase that payment of the redemption or purchase price and performance of the Issuers’ obligations with respect to such redemption or offer to purchase may be performed by another Person. The Issuers, Parent, its direct and indirect equityholders, including the Investors, any of its Subsidiaries and their respective Affiliates and members of the Issuers’ management may acquire the Dollar Notes by means other than a redemption or offer to purchase pursuant to this paragraph 5(f), whether by tender offer, open market purchases, negotiated transactions or otherwise.

6. Redemption for Taxation Reasons.

(a) The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders of the Dollar Notes (with a copy to the Trustee and Paying Agent) (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuer or any Guarantor determines in good faith that, as a result of:

(i) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(ii) any change in, or amendment to, or the introduction of, an official written position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or

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order by a court of competent jurisdiction or a change in published practice or revenue guidance) of a Relevant Taxing Jurisdiction (each of the foregoing in clauses (i) and (ii), a “Change in Tax Law”),

(b) the relevant Payor (as defined below) is, or on the next interest payment date in respect of the Notes of such series would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the relevant Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable but not including assignment of the obligation to make payment with respect to the relevant series of Notes). In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of the Offering Memorandum, such Change in Tax Law must be publicly announced and become effective after the date of the Offering Memorandum. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of the Offering Memorandum, such Change in Tax Law must be publicly announced and become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction. If the relevant Payor is a Guarantor, the foregoing provisions shall apply only if neither the Issuer nor any other Guarantor is able to make payments on the Notes without the payment of such Additional Amounts.

(c) Notice of redemption for taxation reasons will be published in accordance with the procedures described under Section 3.03 of the Indenture. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which such Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, such Payor will deliver to the Trustee and the Paying Agent (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that it would not be able to avoid the obligation to pay Additional Amounts by taking reasonable measures available to it (which shall not include changing its jurisdiction of organization or tax residency) and (b) an opinion of an independent tax counsel of recognized standing to the effect that such Payor has or would become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee and Paying Agent shall accept, and will be entitled to conclusively rely on, such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further liability or further inquiry, in which event it will be conclusive and binding on the Holders.

The foregoing will apply mutatis mutandis to any successor to the Issuer and to any jurisdiction in which any successor to the Issuer is incorporated or organized, resident or engaged in business for tax purposes or has a permanent

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establishment in, or any political subdivision or taxing authority or agency thereof or therein.

8. Redemption at Maturity. On June 15, 2029, the Issuer will redeem the Dollar Notes that have not been previously redeemed or purchased and cancelled at 100% of their principal amount plus accrued and unpaid interest thereon and Additional Amounts, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date).

9. Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payment with respect to the Dollar Notes.

10. Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 days (except as set forth in paragraph 5(f) of this Dollar Note) but not more than 60 days before the Redemption Date to each Holder whose Dollar Notes are to be redeemed at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture. Dollar Notes and portions of Dollar Notes selected for redemption shall be in integral multiples of $1,000 and no Dollar Notes of $2,000 or less can be redeemed in part, except that if all of the Dollar Notes of a Holder are to be redeemed, the entire outstanding amount of Dollar Notes held by such Holder shall be redeemed, even if not in a principal amount of at least $2,000. On and after the Redemption Date, unless the Issuers default in the payment of the redemption price, interest ceases to accrue on this Dollar Note or portions thereof called for redemption.

11. Offers to Repurchase. Upon the occurrence of a Change of Control, unless the Issuers have previously or concurrently sent a redemption notice with respect to all the outstanding Dollar Notes as described under paragraph 5 of this Dollar Note, the Issuer shall make a Change of Control Offer in accordance with Section 4.10 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer or an Advance Offer, as the case may be, as and when provided in accordance with paragraph 5 of this Dollar Note and Section 4.07 of the Indenture.

Other than as specifically provided in Section 3.08 or Section 4.07 of the Indenture, any purchase pursuant to Section 3.08 of the Indenture shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 of the Indenture, and references therein or herein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

12. Denominations, Transfer, Exchange. The Dollar Notes are in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of Dollar Notes shall be registered and Dollar

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Notes may only be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer and the Transfer Agent need not exchange or register the transfer of any Dollar Note or portion of a Dollar Note selected for redemption, except for the unredeemed portion of any Dollar Note being redeemed in part; provided that new Dollar Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Also, the Issuer and the Transfer Agent need not exchange or register the transfer of any Dollar Notes for a period of 15 days before the mailing of a notice of redemption of Dollar Notes to be redeemed.

13. Persons Deemed Owners. The registered Holder of a Dollar Note shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

14. Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Dollar Notes may be amended or supplemented as provided in the Indenture.

15. Defaults and Remedies.

(a) The Events of Default relating to the Dollar Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) of the Indenture) occurs and is continuing under the Indenture, the Trustee or the Holders of not less than 30% in aggregate principal amount of all the then outstanding Notes may, by notice to the Issuer and the Trustee (if given by Holders), in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately; provided, however, that a Default under clauses (iii), (iv), (v), (viii) or (ix) of Section 6.01(a) of the Indenture will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the then outstanding Notes notify the Issuer of the Default and the Issuers do not cure such Default within the time specified in such clauses after receipt of such notice. Any notice of Default under clauses (iii), (iv), (v), (viii) or (ix) of Section 6.01(a) of the Indenture, notice of acceleration with respect to an Event of Default under clauses (iii), (iv), (v), (viii) or (ix) of Section 6.01(a) of the Indenture or instruction to the Trustee to provide a notice of Default under clauses (iii), (iv), (v), (viii) or (ix) of Section 6.01(a) of the Indenture, notice of acceleration with respect to an Event of Default under clauses (iii), (iv), (v), (viii) or (ix) of Section 6.01(a) of the Indenture or take any other action with respect to an alleged Default or Event of Default under clauses (iii), (iv), (v), (viii) or (ix) of Section 6.01(a) of the Indenture (a “Noteholder Direction”) provided by any one or more Holders (each, a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuer and the Trustee that such Holder is not, or, in the case such Holder is DTC or Euroclear or Clearstream (as applicable, the “Relevant Clearing System”) or the Relevant Clearing System’s

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nominee, that such Holder is being instructed solely by beneficial owners that are not, Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request thereof (a “Verification Covenant”). In any case in which the Holder is the Relevant Clearing System or the Relevant Clearing System’s nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of the Relevant Clearing System or the Relevant Clearing System’s nominee.

(b) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuers determine in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and the Issuer or Parent provides to the Trustee an Officer’s Certificate certifying that the Issuer or Parent (i) believes in good faith that there is a reasonable basis to believe a Directing Holder was at any relevant time in breach of its Position Representation or its Verification Covenant and (ii) has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If such Officer’s Certificate has been delivered to the Trustee, the Trustee shall refrain from acting in accordance with such Noteholder Direction until such time as the Issuers provide to the Trustee an Officer’s Certificate stating that (i) a Directing Holder has satisfied its Verification Covenant or (ii) a Directing Holder has failed to satisfy its Verification Covenant, and during such time the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Directing Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Directing Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, and any related acceleration rescinded, and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such alleged Default or Event of Default, shall not be permitted to act thereon and shall be restricted from accepting and acting on any future Noteholder Direction in relation to such Event of Default. If the Directing Holder has satisfied its Verification Covenant, then the Trustee shall be permitted to act in accordance with such Noteholder Direction. Notwithstanding the above,

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if such Directing Holder’s participation is not required to achieve the requisite level of consent of Holders required under the Indenture to give such Noteholder Direction, the Trustee shall be permitted to act in accordance with such Noteholder Direction notwithstanding any action taken or to be taken by the Issuer (as described above). The Trustee shall be entitled to conclusively rely on any Noteholder Direction or Officer’s Certificate delivered to it in accordance with the Indenture without verification, investigation or otherwise as to the statements made therein.

(c) The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

(d) Holders of a majority in aggregate principal amount of all the Notes then outstanding, by written notice to the Trustee (with a copy to the Issuers, provided that any waiver or rescission under Section 6.04 of the Indenture shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuer) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (including in connection with an Asset Sale Offer, an Advance Offer or a Change of Control Offer) and rescind any acceleration with respect to the Notes and its consequences under the Indenture (except if such rescission would conflict with any judgment of a court of competent jurisdiction and except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

(e) The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer shall promptly (which shall be no more than 20 Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such Default, its status and what action the Issuers are taking or proposes to take with respect thereto (unless such Default has been cured or waived within such 20-Business Day time period).

16. Guarantees. The Issuers’ obligations under the Dollar Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

17. Authentication. This Dollar Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

18. Governing Law. THIS DOLLAR NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS

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DOLLAR NOTE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

19. CUSIP Numbers and ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and ISINs to be printed on the Dollar Notes and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Dollar Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Paysafe Finance PLC and Paysafe Holdings (US) Corp.
25 Canada Square, Floor 27
London E14 5LQ
United Kingdom
Attention: General Counsel
E-mail: Elliott.Wiseman@paysafe.com

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ASSIGNMENT FORM

To assign this Dollar Note, fill in the form below:

(I) or (we) assign and transfer this Dollar Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Dollar Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Dollar Note)

Signature Guarantee:*

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Dollar Note purchased by the Issuer pursuant to Section 4.07 or Section 4.10 of the Indenture, check the appropriate box below:

[ ] Section 4.07	[ ] Section 4.10

If you want to elect to have only part of this Dollar Note purchased by the Issuer pursuant to Section 4.07 or Section 4.10 of the Indenture, state the amount you elect to have purchased:

$

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Dollar Note)

Tax Identification No.:

Signature Guarantee:*

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE DOLLAR GLOBAL NOTE*

The initial outstanding principal amount of this Dollar Global Note is $ . The following exchanges of a part of this Dollar Global Note for an interest in another Dollar Global Note or for a Dollar Definitive Registered Note, or exchanges of a part of another Dollar Global Note or Dollar Definitive Registered Note for an interest in this Dollar Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Dollar Global Note	Amount of increase in Principal Amount of this Dollar Global Note	Principal Amount of this Dollar Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

* This schedule should be included only if the Dollar Note is issued in global form.

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EXHIBIT A-2

[FORM OF FACE OF EURO NOTE]

[THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IT IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF SUCH SECURITIES, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL SECURITIES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF SECURITIES SOLD TO NON-U.S. PERSONS IN ACCORDANCE WITH REGULATION S: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS SECURITY AND THE DATE ON WHICH SUCH SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S] ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE

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PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.]6

[THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE.]7

[THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS SECURITY WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(C) OF THE CODE. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ANY OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY RELATING TO THE SECURITY BY CONTACTING THE ISSUERS AT C/O PAYSAFE FINANCE PLC AND PAYSAFE HOLDINGS (US) CORP., 25 CANADA SQUARE, FLOOR 27 LONDON E14 5LQ UNITED KINGDOM.]8

6 Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture.

7 Insert the Euro Global Note Legend, if applicable pursuant to the provisions of the Indenture.

8 Include for each Note offered that is issued with OID

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COMMON CODE	[9]
ISIN	[10]

[RULE 144A][REGULATION S] [GLOBAL] NOTE

3.00% Senior Secured Notes due 2029

No.	€

Paysafe Finance PLC, a public limited company incorporated under the laws of England and Wales and Paysafe Holdings (US) Corp., a Delaware corporation, promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED or their registered assigns the principal sum of EUROS, [subject to any adjustments set forth on the Schedule of Exchanges of Interests in the Euro Global Note attached hereto,]* on June 15, 2029.

Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2021
Record Dates:	June 1 and December 1

Additional provisions of this Euro Note are set forth on the other side of this Euro Note.

* Include only if the Euro Note is issued in global form.

9 201002826 (144A); 201002842 (Reg S) in the case of Euro Notes issued on the Issue Date.

10 XS2010028269 (144A); XS2010028426 (Reg S) in the case of Euro Notes issued on the Issue Date.

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IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated:	PAYSAFE FINANCE PLC, as the U.K. Co-Issuer
By:
Name:
Title:

Dated:	PAYSAFE HOLDINGS (US) CORP., as the U.S. Co-Issuer
By:
Name:
Title:

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This is one of the Euro Notes referred to in the within-mentioned Indenture: THE BANK OF NEW YORK MELLON, LONDON BRANCH,, as Authentication Agent
By:
Authorized Signatory

Date:

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[REVERSE OF NOTE]

3.00% Senior Secured Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Paysafe Finance PLC, a public limited company incorporated under the laws of England and Wales and Paysafe Holdings (US) Corp., a Delaware corporation (the “Issuer”), promises to pay interest on the aggregate nominal amount outstanding of this Euro Note at a rate per annum of 3.00%. The Issuer will pay interest on this Euro Note semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2021 or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Euro Note on the immediately preceding June 1 or December 1 (each, a “Record Date”). Interest on this Euro Note will accrue from the date of original issuance or, if interest has already been paid, from the Interest Payment Date for which interest was most recently paid; provided that the first Interest Payment Date shall be December 15, 2021. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Euro Note; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Euro Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Issuer will pay interest on this Euro Note to the Person who is the registered Holder of this Euro Note at the close of business on the Record Date (whether or not a Business Day) immediately preceding the Interest Payment Date, even if this Euro Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Euro Notes will be payable as to principal, premium and Additional Amounts, if any, through the relevant Paying Agent as provided in the Indenture or, at the option of the Issuers, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes representing Euro Notes and all other Euro Notes the Holders of which will have provided wire transfer instructions to the Issuer or the relevant Paying Agent. Such payment shall be made in euro.

If on or after the date of the Indenture, the euro is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Euro Notes will be made in U.S. dollars until the euro is again available to

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use or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal (or, if not published by the Wall Street Journal, other national news source in the United States) on or prior to the second Business Day prior to the relevant payment date.

3. Paying Agent, Transfer Agent and Registrar. Initially, The Bank of New York Mellon, London Branch will act as Paying Agent and The Bank of New York Mellon SA/NV, Dublin Branch will act as Transfer Agent and Registrar. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to the Holders. The Issuers or any of their Subsidiaries may act in any such capacity.

4. Indenture. (a) The Issuer issued the Euro Notes under an Indenture, dated as of June 28, 2021 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among, inter alios, the Issuers, the Guarantors party thereto from time to time and the Trustee. This Euro Note is one of a duly authorized issue of notes of the Issuer designated as its 3.00% Senior Secured Notes due 2029. The Issuer shall be entitled to issue Additional Euro Notes pursuant to Sections 2.01 and 4.06 of the Indenture. The terms of the Euro Notes include those stated in the Indenture. The Euro Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Euro Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(b) To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor has jointly and severally unconditionally guaranteed the Obligations pursuant to the terms of the Indenture. The Guarantee of each Guarantor is subject to the provisions of the Intercreditor Agreement. Reference is made to the Indenture and the Intercreditor Agreement for the terms of any such Guarantees, including the release, termination and discharge thereof. Neither the Issuer nor any Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

5. Optional Redemption.

(a) Except as set forth in clauses (b), (d) and (e) of this paragraph 5, the Euro Notes will not be redeemable at the Issuers’ option prior to June 15, 2024.

(b) At any time prior to June 15, 2024, the Issuers may, at their option and on one or more occasions, redeem all or a part of the Euro Notes, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to the sum of (A) 100.0% of the principal amount of the Euro Notes redeemed, plus

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(B) the Applicable Premium as of the Redemption Date, plus (C) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Euro Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date.

For purposes of this Euro Note:

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of: (i) 1.0% of the principal amount of such Note, and (ii) the excess, if any, of (1) the present value at such Redemption Date of (A) the redemption price of such Euro Note at June 15, 2024 (such redemption price being set forth in the table set forth in paragraph 5(c) of this Euro Note), plus (B) all required remaining scheduled interest payments due on such Note through June 15, 2024 (excluding accrued but unpaid interest to, but excluding, the Redemption Date), computed using a discount rate equal to the Bund Rate as of such Redemption Date plus 50 basis points, over (2) the then outstanding principal amount of such Note. The Issuer shall calculate, or cause the calculation of, the Applicable Premium, and the Trustee and any Paying Agent shall have no duty to calculate, or verify the Issuers’ calculations of, the Applicable Premium.

“Bund Rate” means, as of any Redemption Date, the rate per annum equal to the equivalent yield to maturity as of such Redemption Date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(i) “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such Redemption Date to June 15, 2024 and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Euro Notes and of a maturity most nearly equal to June 15, 2024; provided, however, that, if the period from such Redemption Date to June 15, 2024, is less than one year, a fixed maturity of one year shall be used;

(ii) “Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

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(iii) “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer in good faith; and

(iv) “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding the relevant date, provided that if such rate is less than zero, the Bund Rate shall be zero.

(c) At any time on and after June 15, 2024, the Issuers may, at their option and on one or more occasions, redeem all or a part of the Euro Notes, upon notice in accordance with Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Euro Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date, if redeemed during the twelve-month period beginning on June 15, 2024 of each of the years indicated below:

Year	Euro Notes Redemption Price
2024	101.500%
2025	100.750%
2026 and thereafter	100.000%

(d) At any time prior to June 15, 2024, the Issuers may, at their option and on one or more occasions, redeem the aggregate principal amount of Euro Notes not to exceed the amount of the Net Cash Proceeds received by Parent from one or more Equity Offerings or a contribution to Parent’s common equity capital made with the Net Cash Proceeds of one or more Equity Offerings, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to (i) 103.000% of the aggregate principal amount of the Euro Notes redeemed, plus (ii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Euro Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date; provided that (A) the amount redeemed shall not exceed 40% of the aggregate principal amount of the Euro Notes issued under the Indenture (including any Additional Euro Notes); (B) at least 50% of the aggregate principal amount of Euro Notes originally issued under the Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption (unless all Euro Notes are redeemed or repurchased or to be

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redeemed or repurchased substantially concurrently); and (C) each such redemption occurs within 180 days of the date of closing of the applicable Equity Offering.

(e) Notwithstanding the foregoing, in connection with any tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer for the Euro Notes, if Holders of not less than 90% in aggregate principal amount of the then outstanding Euro Notes validly tender and do not validly withdraw such Euro Notes in such offer and the Issuers, or any third party making such offer in lieu of the Issuers, purchases all of the Euro Notes validly tendered and not validly withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 days nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all Euro Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer (which may be less than par and excluding any early tender or incentive fee in such offer) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Euro Notes have validly tendered and not validly withdrawn Euro Notes in a tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer, as applicable, Euro Notes owned by an Affiliate of the Issuers or by funds controlled or managed by any Affiliate of the Issuers, or any successor thereof, or any Debt Fund Affiliate, shall be deemed to be outstanding for the purposes of such tender offer, Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer, as applicable.

(f) Any redemption pursuant to this paragraph (f) shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture. Notice of any redemption (other than a Special Mandatory Redemption) or offer to purchase, whether in connection with an Equity Offering, Change of Control, Alternate Offer, Asset Sale Offer, Advance Offer or other transaction or event or otherwise, may, at the Issuers’ discretion, be given prior to the completion or occurrence thereof, and any such redemption, offer to purchase or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent (including conditions precedent applicable to different amounts of Notes redeemed), including, but not limited to, completion or occurrence of the related Equity Offering, Change of Control, Alternate Offer, Asset Sale Offer, Advance Offer or other transaction or event, as the case may be. The Issuers may redeem Notes pursuant to one or more of the relevant provisions in the Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions will have different Redemption Dates or may specify the order in which redemptions taking place on the same Redemption Date are deemed to occur. In addition, if such redemption or offer to purchase is

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subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption or repurchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was sent) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption or purchase date, or by the redemption or purchase date so delayed, or that such notice or offer may be rescinded at any time in the Issuers’ sole discretion if the Issuers determine that any or all of such conditions will not be satisfied or waived. In addition, the Issuers may provide in such notice or offer to purchase that payment of the redemption or purchase price and performance of the Issuers’ obligations with respect to such redemption or offer to purchase may be performed by another Person. The Issuers, Parent, its direct and indirect equityholders, including the Investors, any of its Subsidiaries and their respective Affiliates and members of the Issuers’ management may acquire the Euro Notes by means other than a redemption or offer to purchase pursuant to this paragraph 5(f), whether by tender offer, open market purchases, negotiated transactions or otherwise.

6. Redemption for Taxation Reasons.

(a) The Issuers may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders of the Euro Notes (with a copy to the Trustee and Paying Agent) (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuers or any Guarantor determines in good faith that, as a result of:

(i) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(ii) any change in, or amendment to, or the introduction of, an official written position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published practice or revenue guidance) of a Relevant Taxing Jurisdiction (each of the foregoing in clauses (i) and (ii), a “Change in Tax Law”),

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(b) the relevant Payor (as defined below) is, or on the next interest payment date in respect of the Notes of such series would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the relevant Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable but not including assignment of the obligation to make payment with respect to the relevant series of Notes). In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that is a Relevant Taxing Jurisdiction at the date of the Offering Memorandum, such Change in Tax Law must be publicly announced and become effective after the date of the Offering Memorandum. In the case of redemption due to withholding as a result of a Change in Tax Law in a jurisdiction that becomes a Relevant Taxing Jurisdiction after the date of the Offering Memorandum, such Change in Tax Law must be publicly announced and become effective on or after the date the jurisdiction becomes a Relevant Taxing Jurisdiction. If the relevant Payor is a Guarantor, the foregoing provisions shall apply only if neither the Issuers nor any other Guarantor is able to make payments on the Notes without the payment of such Additional Amounts.

(c) Notice of redemption for taxation reasons will be published in accordance with the procedures described under Section 3.03 of the Indenture. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which such Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, such Payor will deliver to the Trustee and the Paying Agent (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that it would not be able to avoid the obligation to pay Additional Amounts by taking reasonable measures available to it (which shall not include changing its jurisdiction of organization or tax residency) and (b) an opinion of an independent tax counsel of recognized standing to the effect that such Payor has or would become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee and Paying Agent shall accept, and will be entitled to conclusively rely on, such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further liability or further inquiry, in which event it will be conclusive and binding on the Holders.

The foregoing will apply mutatis mutandis to any successor to the Issuers and to any jurisdiction in which any successor to the Issuers is incorporated or organized, resident or engaged in business for tax purposes or has a permanent establishment in, or any political subdivision or taxing authority or agency thereof or therein.

8. Redemption at Maturity. On June 15, 2029, the Issuers will redeem the Euro Notes that have not been previously redeemed or purchased and cancelled at 100% of

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their principal amount plus accrued and unpaid interest thereon and Additional Amounts, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date).

9. Mandatory Redemption. The Issuers shall not be required to make any mandatory redemption or sinking fund payment with respect to the Euro Notes.

10. Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 days (except as set forth in paragraph 5(f) of this Euro Note) but not more than 60 days before the Redemption Date to each Holder whose Euro Notes are to be redeemed at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture. Euro Notes and portions of Euro Notes selected for redemption shall be in integral multiples of €1,000 and no Euro Notes of €100,000 or less can be redeemed in part, except that if all of the Euro Notes of a Holder are to be redeemed, the entire outstanding amount of Euro Notes held by such Holder shall be redeemed, even if not in a principal amount of at least €100,000. On and after the Redemption Date, unless the Issuers default in the payment of the redemption price, interest ceases to accrue on this Euro Note or portions thereof called for redemption.

11. Offers to Repurchase. Upon the occurrence of a Change of Control, unless the Issuers have previously or concurrently sent a redemption notice with respect to all the outstanding Euro Notes as described under paragraph 5 of this Euro Note, the Issuers shall make a Change of Control Offer in accordance with Section 4.10 of the Indenture. In connection with certain Asset Sales, the Issuers shall make an Asset Sale Offer or an Advance Offer, as the case may be, as and when provided in accordance with paragraph 5 of this Euro Note and Section 4.07 of the Indenture.

Other than as specifically provided in Section 3.08 or Section 4.07 of the Indenture, any purchase pursuant to Section 3.08 of the Indenture shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 of the Indenture, and references therein or herein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

12. Denominations, Transfer, Exchange. The Euro Notes are in registered form without coupons in minimum denominations of €100,000 and any integral multiple of €1,000 in excess thereof. The transfer of Euro Notes shall be registered and Euro Notes may only be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers and the Transfer Agent need not exchange or register the transfer of any Euro Note or portion of a Euro Note selected

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for redemption, except for the unredeemed portion of any Euro Note being redeemed in part; provided that new Euro Notes will only be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. Also, the Issuers and the Transfer Agent need not exchange or register the transfer of any Euro Notes for a period of 15 days before the mailing of a notice of redemption of Euro Notes to be redeemed.

13. Persons Deemed Owners. The registered Holder of a Euro Note shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

14. Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Euro Notes may be amended or supplemented as provided in the Indenture.

15. Defaults and Remedies.

(a) The Events of Default relating to the Dollar Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) of the Indenture) occurs and is continuing under the Indenture, the Trustee or the Holders of not less than 30% in aggregate principal amount of all the then outstanding Notes may, by notice to the Issuers and the Trustee (if given by Holders), in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately; provided, however, that a Default under clauses (iii), (iv), (v), (viii) or (ix) of Section 6.01(a) of the Indenture will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the then outstanding Notes notify the Issuers of the Default and the Issuers do not cure such Default within the time specified in such clauses after receipt of such notice. Any notice of Default under clauses (iii), (iv), (v), (viii) or (ix) of Section 6.01(a) of the Indenture, notice of acceleration with respect to an Event of Default under clauses (iii), (iv), (v), (viii) or (ix) of Section 6.01(a) of the Indenture or instruction to the Trustee to provide a notice of Default under clauses (iii), (iv), (v), (viii) or (ix) of Section 6.01(a) of the Indenture, notice of acceleration with respect to an Event of Default under clauses (iii), (iv), (v), (viii) or (ix) of Section 6.01(a) of the Indenture or take any other action with respect to an alleged Default or Event of Default under clauses (iii), (iv), (v), (viii) or (ix) of Section 6.01(a) of the Indenture (a “Noteholder Direction”) provided by any one or more Holders (each, a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuers and the Trustee that such Holder is not, or, in the case such Holder is DTC or Euroclear or Clearstream (as applicable, the “Relevant Clearing System”) or the Relevant Clearing System’s nominee, that such Holder is being instructed solely by beneficial owners that are not, Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuers with such

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other information as the Issuers may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request thereof (a “Verification Covenant”). In any case in which the Holder is the Relevant Clearing System or the Relevant Clearing System’s nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of the Relevant Clearing System or the Relevant Clearing System’s nominee.

(b) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuers determine in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and the Issuers or Parent provides to the Trustee an Officer’s Certificate certifying that the Issuers or Parent (i) believes in good faith that there is a reasonable basis to believe a Directing Holder was at any relevant time in breach of its Position Representation or its Verification Covenant and (ii) has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If such Officer’s Certificate has been delivered to the Trustee, the Trustee shall refrain from acting in accordance with such Noteholder Direction until such time as the Issuers provide to the Trustee an Officer’s Certificate stating that (i) a Directing Holder has satisfied its Verification Covenant or (ii) a Directing Holder has failed to satisfy its Verification Covenant, and during such time the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Directing Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Directing Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, and any related acceleration rescinded, and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such alleged Default or Event of Default, shall not be permitted to act thereon and shall be restricted from accepting and acting on any future Noteholder Direction in relation to such Event of Default. If the Directing Holder has satisfied its Verification Covenant, then the Trustee shall be permitted to act in accordance with such Noteholder Direction. Notwithstanding the above, if such Directing Holder’s participation is not required to achieve the requisite level of consent of Holders required under the Indenture to give such Noteholder Direction, the Trustee shall be permitted to act in accordance with such Noteholder Direction notwithstanding any action taken or to be taken by the Issuers (as described above). The Trustee shall be entitled to conclusively rely on any Noteholder Direction or Officer’s Certificate delivered to it in accordance

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with the Indenture without verification, investigation or otherwise as to the statements made therein.

(c) The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

(d) Holders of a majority in aggregate principal amount of all the Notes then outstanding, by written notice to the Trustee (with a copy to the Issuers, provided that any waiver or rescission under Section 6.04 of the Indenture shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuer) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (including in connection with an Asset Sale Offer, an Advance Offer or a Change of Control Offer) and rescind any acceleration with respect to the Notes and its consequences under the Indenture (except if such rescission would conflict with any judgment of a court of competent jurisdiction and except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

(e) The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers shall promptly (which shall be no more than 20 Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such Default, its status and what action the Issuers are taking or proposes to take with respect thereto (unless such Default has been cured or waived within such 20-Business Day time period).

16. Guarantees. The Issuers’ obligations under the Euro Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

17. Authentication. This Euro Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

18. Governing Law. THIS EURO NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS EURO NOTE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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19. Common Code Numbers and ISINs. The Issuers have caused Common Code numbers and ISINs to be printed on the Euro Notes and the Trustee may use Common Code numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Euro Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

Paysafe Finance PLC and Paysafe Holdings (US) Corp.
25 Canada Square, Floor 27
London E14 5LQ
United Kingdom
Attention: General Counsel
E-mail: Elliott.Wiseman@paysafe.com

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ASSIGNMENT FORM

To assign this Euro Note, fill in the form below:

(I) or (we) assign and transfer this Euro Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Euro Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Dollar Note)

Signature Guarantee:*

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Euro Note purchased by the Issuers pursuant to Section 4.07 or Section 4.10 of the Indenture, check the appropriate box below:

[ ] Section 4.07 [ ] Section 4.10

If you want to elect to have only part of this Euro Note purchased by the Issuers pursuant to Section 4.07 or Section 4.10 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Euro Note)
Tax Identification No.:

Signature Guarantee:*

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE EURO GLOBAL NOTE*

The initial outstanding principal amount of this Euro Global Note is € .
The following exchanges of a part of this Euro Global Note for an interest in another Euro Global Note or for a Euro Definitive Registered Note, or exchanges of a part of another Euro Global Note or Euro Definitive Registered Note for an interest in this Euro Global Note, have been made::

Date of Exchange	Amount of decrease in Principal Amount of this Euro Global Note	Amount of increase in Principal Amount of this Euro Global Note	Principal Amount of this Euro Note following such decrease or increase	Signature of authorized signatory of Paying Agent or Registrar

* This schedule should be included only if the Euro Note is issued in global form.

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EXHIBIT B

[FORM OF CERTIFICATE OF TRANSFER]

Paysafe Finance PLC and Paysafe Holdings (US) Corp.
25 Canada Square, Floor 27
London E14 5LQ
United Kingdom
Attention: General Counsel
E-mail: Elliott.Wiseman@paysafe.com

The Bank of New York Mellon SA/NV, Dublin Branch
c/o [●]

Re: [Dollar-denominated 4.00% Senior Secured Notes due 2029 of Paysafe Finance PLC and Paysafe Holdings (US) Corp.] [Euro-denominated 3.00% Senior Secured Notes due 2029 of Paysafe Finance PLC and Paysafe Holdings (US) Corp.]

Reference is hereby made to the Indenture, dated as of June 28, 2021 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Paysafe Finance PLC, a public limited company incorporated under the laws of England and Wales and Paysafe Holdings (US) Corp., a Delaware corporation (the “Issuers”), the Guarantors named therein and Lucid Trustee Services Limited, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the [Dollar]/[Euro] Note[s] or interest in such [Dollar]/[Euro] Note[s] specified in Annex A hereto, in the principal amount of [$]/[€] in such [Dollar]/[Euro] Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

☐Check if Transferee will take delivery of a Book-Entry Interest in the Rule 144A Global Note or a Definitive Registered Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor or any person acting on its behalf reasonably believed and believes is purchasing the beneficial interest or the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act that is also a “qualified purchaser” (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended) to whom notice has been given that the transfer is being made in reliance

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on Rule 144A in a transaction meeting the requirements of Rule 144A under the Securities Act and such Transfer is in compliance with any applicable blue sky securities laws of any state or territory of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or the Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a Book-Entry Interest in the Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) for purposes of (1) a transaction executed pursuant to Rule 903, the transaction was executed in, on or through a physical trading floor of an established foreign securities exchange that is located outside the United States, or (2) a transaction executed pursuant to Rule 904, the transaction was executed in, on or through the facilities of a designated offshore securities market and such Transferor or any person acting on its behalf does not know that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in connection with the Transfer in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a Book-Entry Interest in a Global Note or a Definitive Registered Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in Global Notes and Definitive Registered Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States.

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This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]
By:
Name:
Title:

Dated:

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ANNEX A TO CERTIFICATE OF TRANSFER

The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a) a Book-Entry Interest in the:

(i) Rule 144A Global Note (ISIN ), or

(ii) Regulation S Global Note (ISIN ), or

(b) a Rule 144A Definitive Registered Note; or

(c) a Regulation S Definitive Registered Note,

2. After the Transfer the Transferee will hold:

[CHECK ONE]

(a) a Book-Entry Interest in the:

(i) Rule 144A Global Note (ISIN ), or

(ii) Regulation S Global Note (ISIN ), or

(b) a Rule 144A Definitive Registered Note; or

(c) a Regulation S Definitive Registered Note,

in accordance with the terms of the Indenture.

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EXHIBIT C

[FORM OF CERTIFICATE OF EXCHANGE]

Paysafe Finance PLC and Paysafe Holdings (US) Corp
25 Canada Square, Floor 27
London E14 5LQ
United Kingdom
Attention: General Counsel
E-mail: Elliott.Wiseman@paysafe.com

The Bank of New York Mellon SA/NV, Dublin Branch
c/o [●]

Re: [Dollar-denominated 4.00% Senior Secured Notes due 2029 of Paysafe Finance PLC and Paysafe Holdings (US) Corp.] [Euro-denominated 3.00% Senior Secured Notes due 2029 of Paysafe Finance PLC and Paysafe Holdings (US) Corp.]

(ISIN ; [Common Code ] / [CUSIP ])

Reference is hereby made to the Indenture, dated as of June 28, 2021 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Paysafe Finance PLC, a public limited company incorporated under the laws of England and Wales and Paysafe Holdings (US) Corp., a Delaware corporation (the “Issuers”), the Guarantors named therein and Lucid Trustee Services Limited, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Owner”) owns and proposes to exchange [Dollar]/[Euro] Note[s] or an interest in such [Dollar]/[Euro] Note[s], in the principal amount of $ in such [Dollar]/[Euro] Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

☐ Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Registered Notes. In connection with the Exchange of the Owner’s Book-Entry Interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner’s own account without transfer. The Definitive Registered Notes issued pursuant to the Exchange will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

2. ☐ Check if Exchange is from Definitive Registered Notes for Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Notes for Book-Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note are being acquired for the Owner’s own account without transfer. The Book-Entry Interests transferred in exchange

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will be subject to restrictions on transfer enumerated in the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]
By:
Name:
Title:

Dated:

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EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[ ] Supplemental Indenture (this “Supplemental Indenture”), dated as of
, among (the “Guaranteeing [Subsidiary]/[Subsidiaries]”) and Lucid Trustee Services Limited, as trustee (the “Trustee”).

W I T N E S E T H

WHEREAS, Paysafe Finance PLC, a public limited company incorporated under the laws of England and Wales and Paysafe Holdings (US) Corp., a Delaware corporation (the “Issuer”), and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of June 28, 2021, providing for (i) the issuance of 4.00% Senior Secured Notes due 2029 (the “Dollar Notes”) and (ii) the issuance of 3.00% Senior Secured Notes due 2029 (the “Euro Notes” and together with the Dollar Notes, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing [Subsidiary]/[Subsidiaries] shall execute and deliver to the Trustee a supplemental indenture pursuant to which [the]/[each] Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee[s]”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. [The]/[Each] Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. [The]/[Each] Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

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3. Execution and Delivery. [The]/[Each] Guaranteeing Subsidiary agrees that its Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

4. [The Issuers, as it deems necessary and appropriate, to insert limitation on Guarantor language applicable to the relevant jurisdiction of such Guarantor(s), including the following, as applicable.]

(a) [English Guarantee Limitations. Notwithstanding anything set out to the contrary in this Supplemental Indenture, the Guarantee of a Guarantor incorporated in England and Wales does not apply to any liability to the extent that it would result in its Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 of the United Kingdom (or any successor thereof).]

(b) [Italian Guarantee Limitations. For the purposes of this Supplemental Indenture:

(i) “Acquisition Amounts” means any amounts of the Notes the purpose or the actual use of which is to finance, directly or indirectly, the acquisition of any Guarantor incorporated or established, as the case may be, under the laws of the Republic of Italy (the “Italian Guarantor”) (or any of its direct or indirect holding companies) and/or the subscription of any shares or quota in any Italian Guarantor (or any of its direct or indirect holding companies) (or to refinance, directly or indirectly, any existing indebtedness incurred for such purposes) and/or the payment of any fees, costs and expenses, stamp, registration or other Taxes in connection therewith.

(ii) “Guaranteed Tranche” means the aggregate amount of the Notes other than the Acquisition Amounts.

(iii) Notwithstanding any other provisions to the contrary in the Notes Documents, the guarantee granted by any Italian Guarantor under the Guarantee shall not exceed an amount equal to the lower of:

(A) the original principal amount of the Guaranteed Tranche reduced, from time to time, by an amount equal to any redemption of the principal amount of the Notes multiplied by the ratio of (I) the original principal amount of the Guaranteed Tranche to (II) the original principal amount of the Notes; and;

(B) the aggregate amount of any intercompany loans (or any other financial support in any form) which are made available from time to time to such Italian Guarantor (or any of its direct or indirect subsidiaries (determined in accordance with article 2359 of the Italian civil code enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented (the

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“Italian Civil Code”)) by the Issuers or any Guarantor hereunder whether or not repaid at that time,

provided that in order to comply with the provisions of Italian law in relation to financial assistance (including article 2358 and/or article 2474, as applicable, of the Italian Civil Code), no Italian Guarantor shall be liable as a Guarantor under this Supplemental Indenture in relation to:

(A) the obligations of the Issuers in respect of any Acquisition Amounts;

(B) the obligations of any Guarantor under any guarantee given by such Guarantor in respect of the obligations referred to in paragraph (A) above.

(iv) Without prejudice to the provisions of the paragraphs above:

(A) in order to comply with the mandatory provisions of Italian law in relation to (i) maximum interest rates (including Law No. 108 of 7 March 1996 (as amended and/or restated from time to time, the “Italian Usury Law”) and article 1815 of the Italian Civil Code) and (ii) capitalization of interests (including article 1283 of the Italian Civil Code), the obligations of any Italian Guarantor under the Notes Documents shall not include and shall not extend to (x) any interest qualifying as usurious pursuant the Italian Usury Law and (y) any interest on overdue amounts compounded in violation of the provisions set forth by article 1283 of the Italian Civil Code, respectively; and

(B)  in any event, pursuant to article 1938 of the Italian Civil Code, the maximum amount that any Italian Guarantor may be required to pay in respect of its obligations as Guarantor under the notes Documents shall not exceed 120% of the proceeds from the Notes.

(v) Notwithstanding any provision to the contrary herein, if at any time any remuneration in excess of the highest rate permitted by the Italian Usury Law, as subsequently amended, (the “Maximum Rate”) is provided for in the Indenture, then in such event the remuneration payable by the Italian Guarantor in respect of the amounts due pursuant to this Supplemental Indenture shall not exceed the Maximum Rate.]

5. No Recourse Against Others. No past, present or future director, manager, officer, employee, incorporator, member, partner or direct or indirect equityholder of the Issuers, Parent or [the]/[any] Guaranteeing Subsidiary shall have any liability for any obligations of the Issuers or the Guarantors (including the Guaranteeing

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[Subsidiary]/[Subsidiaries]) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guaranteeing [Subsidiary]/[Subsidiaries].

10.Benefits Acknowledged. [The]/[Each] Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. [The]/[Each] Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

11.Successors. All agreements of the Guaranteeing [Subsidiary]/[Subsidiaries] in this Supplemental Indenture shall bind [its]/[their respective] successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

12.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY], as [the]/[a] Guaranteeing Subsidiary
By:
Name:
Title

LUCID TRUSTEE SERVICES LIMITED, as Trustee
By:
Name:
Title

By:
Name:
Title

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EXHIBIT E

AGREED SECURITY PRINCIPLES

All capitalized terms in this Exhibit E are as defined in the Indenture or the Intercreditor Agreement (as applicable), unless stated otherwise or defined in Section 1 (Definitions) below.

1. Definitions

“Finance Document” means this Indenture, the Intercreditor Agreement and the Transaction Security Documents.

“Finance Party” means the “Senior Parent Creditors” as defined in the Intercreditor Agreement.

“Group” means Parent and each of its Subsidiaries from time to time.

“Obligor” means the Issuers and each Guarantor.

“Security Jurisdiction” means the United Kingdom and the United States.

“Transaction Security” means the “Collateral” as defined in this Indenture.

“Transaction Security Documents” means the “Security Documents” as defined in this Indenture.

2. Security Principles

(a) The guarantees and security to be provided will be given in accordance with the Agreed Security Principles set out in this Exhibit. This Exhibit addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

(b) The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and security from all Obligors in every jurisdiction in which Obligors are located. In particular:

(i) general legal and statutory limitations (including, but not limited to, with respect to the relevant jurisdictions for which guarantee limitation language is set out in Section 10.02 of the Indenture or as otherwise set out in a Supplemental Indenture, such limitations as set out therein), financial assistance, corporate benefit, fraudulent preference, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation”, “capital maintenance” and “liquidity impairment” rules, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a

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guarantee or security or may require that the guarantee or security be limited by an amount or otherwise;

(ii) the relevant Obligor will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each relevant Obligor and to overcome any such other limitations to the extent reasonably practicable;

(iii) the Transaction Security and extent of its perfection will be agreed taking into account the cost to the Group of providing such security (including any increase to the tax and/or regulatory costs of the Group) so as to ensure that it is proportionate to the benefit accruing to the Finance Parties and the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties;

(iv) any assets subject to third party arrangements which are permitted by this Indenture and which prevent those assets from being charged, and any cash constituting regulatory capital or customer cash, will be excluded from any relevant Transaction Security Document;

(v) members of the Group will not be required to give guarantees or enter into security documents if: (1) they are not incorporated in a Security Jurisdiction, (2) in the good faith judgment of the directors of Parent, the creation of Transaction Security and/or the giving of a guarantee and/or otherwise becoming an Obligor could materially adversely affect the solvency capital requirements, of the Group (or any member thereof) pursuant to any applicable law or regulation applicable to such member of the Group, (3) if it would conflict with the fiduciary duties of their directors or managers, or (4) contravene any legal, contractual or regulatory prohibition or result in a risk of personal or criminal liability on the part of any officer;

(vi) if there are third party arrangements in place in respect of any asset, business or entity acquired by the Group (where those third party arrangements were not entered into in contemplation of that acquisition) as a result of which the consent of a third party is required for that acquired entity to provide a guarantee or to secure any acquired asset, such guarantee and/or security will not be required to be granted;

(vii) the granting or perfection of Transaction Security, when required, and other legal formalities will be completed as soon as reasonably practicable and, in any event, within the time periods specified in the Finance Documents therefore or (to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable

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law in order to ensure due perfection, in each case taking into account the Agreed Security Principles;

(viii) the granting or perfection of Transaction Security will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course or as otherwise permitted by the Finance Documents (including notification of such security to any third party);

(ix) unless granted under a global Transaction Security Document governed by English law (a “Debenture”) in respect of all assets security (other than share security over (and receivables owed by) its guarantor company subsidiaries), the Transaction Security Document shall be governed by the law of and secure assets located in or otherwise governed or expressed to be governed by the laws of the jurisdiction of incorporation of that Obligor;

(x) no perfection action will be required in jurisdictions that are not Security Jurisdictions;

(xi) the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties;

(xii) no guarantee or Transaction Security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated 15 February 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

(xiii) other than filing an MR01 form with the Registrar of Companies (England and Wales) with respect to a Debenture, no perfection action will be required with respect to assets of a type not owned by members of the Group; and

(xiv) the Security Agent will hold one set of Transaction Security for the Secured Parties (subject to applicable law).

(c) The Security Agent (upon request or instruction, as applicable, in accordance with this Indenture) or the other Finance Parties, as the case may be, shall promptly discharge any guarantees and release any Transaction Security which is or are subject to any transaction permitted by this Indenture, subject to any legal or regulatory prohibition as is referred to in paragraph (b)(v) above or which is contrary to these Agreed Security Principles.

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3. Guarantors and Security

(a) Subject to due execution of all relevant documents, completion of all relevant formalities, legal reservations, perfection requirements, the application of the Agreed Security Principles and any qualifications or limitations which may be set out in any Finance Documents, guarantees will be provided by members of the Group to the extent required pursuant to Article 10 of this Indenture.

(b) Each guarantee will, to the extent legally possible and subject to Article 10 of this Indenture and the Agreed Security Principles, be an upstream, cross-stream and downstream guarantee and for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, local law requirements and the requirements of the Agreed Security Principles in each relevant jurisdiction.

(c) Transaction Security Documents will, to the extent legally possible and subject to the Agreed Security Principles, incorporate the defined terms used in the Intercreditor Agreement and secure the applicable Secured Obligations of the relevant Obligor to the Secured Obligations (under paragraph (b) thereof) or the Senior Parent Independent Secured Obligations (as applicable), in each case in accordance with, and subject to, local law requirements and the requirements of the Agreed Security Principles in each relevant jurisdiction and, in no circumstances, shall impose any obligation more onerous than those contained in this Indenture other than to the extent required by local law in order to create, enforce or perfect the security interest expressed to be created thereby.

(d) Where an Obligor secures shares, the Transaction Security Document will be governed by the laws of the company whose shares are being charged or pledged and not by the law of the country of the Obligor. For the avoidance of doubt, the shares held by an Obligor in a Subsidiary other than the Issuers or the Company shall not be required to be the subject of Transaction Security other than in the case of Obligors incorporated in England and Wales that execute a Debenture.

(e) To the extent legally effective, all security shall be given in favour of the Security Agent and not the Secured Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the Intercreditor Agreement and not the individual Security Documents unless required under local laws. To the extent possible, there should be no action required to be taken in relation to the guarantees or Transaction Security when any Holder assigns or transfers any of its participation in the Notes to a new Holder.

(f) Any Transaction Security Document shall only be required to be notarised or notarially certified if required by law in order for the relevant Transaction Security to become effective or admissible in evidence.

(g) Notwithstanding any term of any Finance Document, no obligation of a U.S. Person under this Indenture or under any Finance Document may be, directly or

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indirectly: (i) guaranteed by a member of the Group (including, for this purpose, any direct or indirect subsidiaries acquired hereafter by the Company) that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code) that has a “United States shareholder” (as defined in Section 951 of the Code) that is a member of the Group (such an entity, a “CFC”) or by an entity (a “FSHCO”) substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs or other FSHCOs, or guaranteed by a subsidiary of a CFC or FSHCO; (ii) secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO); (iii) secured by a pledge or other security interest in excess of 65% of the voting equity interests (and 100% of the non-voting equity interests) of a CFC or FSHCO; or (iv) guaranteed by any subsidiary or secured by a pledge of or security interest in any subsidiary or other asset, provided that the limitations described in this paragraph (g) shall not apply if taking the actions described in this paragraph (g) would not result in material US federal income taxes under Section 951(a)(1)(B) of the Code for a U.S. Person (as reasonably determined by the Borrowers and the Obligors’ Agent and the Agent after taking into account Treasury Regulations Section 1.956-1(a)(2) and Section 245A and any related guidance).

4. Release of Security

Unless required by local law, the circumstances in which the Transaction Security shall be released should not be dealt with in individual Transaction Security Documents but, if so required, shall provide that such Transaction Security will be released in accordance with this Indenture and the Intercreditor Agreement.

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SCHEDULE 1

Issue Date Security Documents

Pledgor/Assignor	Governing Law	Security Document
Paysafe Group Limited	England and Wales	Security Agreement
Paysafe Group Holdings II Limited, Paysafe Group Holdings III Limited, Paysafe Holdings UK Limited and Paysafe Finance PLC	England and Wales	Debenture
Paysafe Group Finance PLC	England and Wales	Security Accession Deed to the Debenture
Paysafe US Holdco Limited, Paysafe Holdings (US) Corp, Paysafe Payment Processing Solutions LLC, Paysafe Direct, LLC, Paysafe Merchant Services Corp.,	New York	Collateral Agreement

S-1

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